SCHEDULE 14A
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Check the appropriate box:

☐	Preliminary proxy statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).
☒	Definitive proxy statement.
☐	Definitive additional materials.
☐	Soliciting materials pursuant to Rule 14a-11(c) or Rule 14a-12.
MBT Financial Corp.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(I)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

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FIRST MERCHANTS CORPORATION	MBT FINANCIAL CORP.

YOUR VOTE IS VERY IMPORTANT

PROSPECTUS OF FIRST MERCHANTS CORPORATION FOR UP TO
6,442,260 SHARES OF COMMON STOCK AND
PROXY STATEMENT OF MBT FINANCIAL CORP.

The Board of Directors of First Merchants Corporation (“First Merchants”) and the Board of Directors of MBT Financial Corp. (“MBT”) have approved an Agreement and Plan of Reorganization and Merger (the “Merger Agreement”), pursuant to which MBT will merge with and into First Merchants (the “Merger”). This proposed strategic business combination will combine two like-minded, high performing community banks and further each of their strategic objectives. Following the Merger, the combined company will have 136 full-service branch locations in four states (namely, Indiana, Michigan, Ohio and Illinois) and approximately $11.3 billion in assets, $7.8 billion in loans, $8.8 billion in deposits, and total shareholders’ equity of $1.6 billion.

If the Merger Agreement is approved by shareholders holding at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of MBT and the Merger is subsequently completed, each share of MBT common stock owned by an MBT shareholder will be converted into the right to receive a 0.2750 (the “Exchange Ratio”) share of First Merchants common stock. First Merchants will pay cash for any fractional shares resulting from application of the Exchange Ratio. The Exchange Ratio is subject to adjustments for stock splits, stock dividends, recapitalization, or similar transactions.

First Merchants common stock is listed on The NASDAQ Global Select Market under the symbol “FRME.” On October 9, 2018, the last business day prior to the public announcement of the Merger, the closing price of a share of First Merchants common stock was $45.71, which, after giving effect to the Exchange Ratio of 0.2750, results in an implied value of approximately $12.57 per share of MBT common stock as of such date. On December 18, 2018, the latest practicable date before the date of this proxy statement and prospectus, the closing price of a share of First Merchants common stock was $35.86, which, after giving effect to the Exchange Ratio of 0.2750, results in an implied value of approximately $9.86 per share of MBT common stock as of such date. You should obtain a current market quotation for First Merchants before you vote.

We cannot complete the Merger unless shareholders holding at least sixty-six and two-thirds percent (66 2/3%) of the issued and outstanding shares of common stock of MBT vote to approve the Merger Agreement. MBT will hold a special meeting of its shareholders to vote on this merger proposal. Your vote is very important. Whether or not you plan to attend the shareholder meeting, please take the time to vote by completing the enclosed proxy card and mailing it in the enclosed envelope. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the Merger Agreement. Not returning your card will have the same effect as a vote against the Merger Agreement.

The date, time and place of the meeting are as follows:

February 14, 2019, 10:00 a.m., local time
10 Washington Street
Monroe, Michigan 48161

This proxy statement and prospectus provides you with detailed information about the special meeting and the proposed Merger. It also contains or references information about MBT and First Merchants. You can also get information about First Merchants from publicly available documents that have been filed with the Securities and Exchange Commission.

We strongly support the Merger of our companies. The Board of Directors of MBT recommends that you vote in favor of the Merger Agreement.

/s/ Michael C. Rechin	/s/ H. Douglas Chaffin
President and Chief Executive Officer	President and Chief Executive Officer
FIRST MERCHANTS CORPORATION	MBT FINANCIAL CORP.

For a discussion of certain risk factors which you should consider in evaluating the Merger, see “Risk Factors” beginning on page 23. We encourage you to read this entire document carefully.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued pursuant to this proxy statement and prospectus or determined if this proxy statement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

These securities are not savings or deposit accounts or other obligation of any bank or non-bank subsidiary of either of our companies, and they are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other federal or state governmental agency.

Proxy statement and prospectus dated December 21, 2018, and first mailed to MBT shareholders on or about December 26, 2018.

ADDITIONAL INFORMATION

This document incorporates important business and financial information about First Merchants from other documents filed by First Merchants with the Securities and Exchange Commission (“SEC”) that are not delivered with or included in this document. This information (including the documents incorporated herein by reference) is available to you without charge upon your written or oral request. You may request these documents in writing or by telephone at the following addresses and telephone numbers:

First Merchants Corporation
200 East Jackson Street
Muncie, Indiana 47305
Attention: Brian T. Hunt,
Corporate Secretary
Telephone: (765) 747-1500

To ensure timely delivery, shareholders must request the documents containing the information described above no later than five (5) business days prior to the date of the special meeting of the MBT shareholders. Accordingly, if you would like to make such a request, please do so by February 7, 2019, in order to receive the requested information before the meeting.

You can also obtain copies of the documents incorporated by reference in this document through the SEC’s website at www.sec.gov. See “WHERE YOU CAN FIND ADDITIONAL INFORMATION” on page 71.

MBT FINANCIAL CORP.
 10 Washington Street
Monroe, Michigan 48161

NOTICE OF SPECIAL MEETING OF
SHAREHOLDERS TO BE HELD ON
 FEBRUARY 14, 2019

To Our Shareholders:

We will hold a special meeting of the shareholders of MBT Financial Corp. (“MBT”) on February 14, 2019, at 10:00 a.m., local time, at 10 Washington Street, Monroe, Michigan 48161.

The purposes of the special meeting are the following:

1.	Merger Proposal. To consider and vote upon a proposal to approve the Agreement and Plan of Reorganization and Merger, dated October 9, 2018 (the “Merger Agreement”), between First Merchants Corporation (“First Merchants”) and MBT, and to approve the transactions contemplated thereby, as discussed under the section titled “Merger Proposal” beginning on page 32 (the “Merger Proposal”). Pursuant to the Merger Agreement, MBT will merge with and into First Merchants (the “Merger”) and, immediately thereafter, Monroe Bank & Trust will be consolidated and merged with and into First Merchants Bank (“First Merchants Bank”), a wholly-owned banking subsidiary of First Merchants (the “Bank Merger”).
2.	Merger-Related Compensation Proposal. To consider and vote upon a proposal to approve, on an advisory (non-binding) basis, the compensation to be paid to MBT’s named executive officers that is based on or otherwise relates to the Merger, as discussed under the section titled “Merger-Related Compensation Proposal” beginning on page 32 (the “Merger-Related Compensation Proposal”).
3.	Adjournment Proposal. To approve one (1) or more adjournments of the MBT special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Merger Proposal (the “Adjournment Proposal”).
4.	Other Matters. To vote upon such other matters which may properly be presented at the special meeting or any adjournment or postponement of the special meeting. MBT’s Board of Directors is not aware of any such other matters.

The proxy statement and prospectus describes the Merger Agreement and the proposed Merger in detail and includes, as Annex A, the complete text of the Merger Agreement. We urge you to read these materials for a description of the Merger Agreement and the proposed Merger. In particular, you should carefully read the section captioned “Risk Factors” beginning on page 23 of the accompanying proxy statement and prospectus for a discussion of certain risk factors relating to the Merger. The Board of Directors of MBT has fixed the close of business on December 18, 2018, as the record date for determining those shareholders who are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting. Approval of the Merger Proposal requires the affirmative vote of shareholders holding at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of MBT common stock. Approval of the Merger-Related Compensation Proposal and the Adjournment Proposal only requires the affirmative vote of at least a majority of the shares of MBT common stock voting at the meeting, in person or by proxy, so long as a quorum is present.

The MBT Board of Directors recommends that you vote “FOR” (1) approval of the Merger Proposal; (2) approval of the Merger-Related Compensation Proposal; and (3) approval of the Adjournment Proposal.

Whether or not you plan to attend the special meeting in person, please submit your proxy by completing, signing, and dating the enclosed proxy card and returning it as soon as possible using the enclosed postage-prepaid envelope. If you attend the special meeting, you may vote in person if you wish, even if you have previously submitted your proxy. Not submitting your proxy will have the same effect as a vote against the Merger Proposal.

By Order of the Board of Directors

	Michael J. Miller	H. Douglas Chaffin
	Chairman	President and Chief Executive Officer
December 21, 2018
Monroe, Michigan

FORWARD-LOOKING STATEMENTS

This document, and the information included or incorporated by reference into it, contain forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements can often, but not always, be identified by the use of words like “believe,” “continue,” “pattern,” “estimate,” “project,” “intend,” “anticipate,” “expect” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may,” or similar expressions. These forward-looking statements include, but are not limited to, statements relating to the benefits of the proposed Merger between First Merchants and MBT, including future financial and operating results, cost savings, enhanced revenues, and accretion/dilution to reported earnings that may be realized from the Merger, as well as other statements of expectations regarding the Merger, and other statements of First Merchants’ goals, intentions and expectations; statements regarding First Merchants’ business plan and growth strategies; statements regarding the asset quality of First Merchants’ loan and investment portfolios; and estimates of First Merchants’ risks and future costs and benefits, whether with respect to the Merger or otherwise.

These forward-looking statements are subject to significant risks, assumptions and uncertainties that may cause results to differ materially from those set forth in forward-looking statements, including, among other things: the risk that the businesses of the First Merchants and MBT will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; expected revenue synergies and cost savings from the Merger may not be fully realized or realized within the expected time frame; revenues following the Merger may be lower than expected; customer and employee relationships and business operations may be disrupted by the Merger; the ability to obtain required regulatory and shareholder approvals, and the ability to complete the Merger on the expected time frame; possible changes in economic and business conditions; the existence or exacerbation of general geopolitical instability and uncertainty; the ability of First Merchants to integrate recent acquisitions and attract new customers; possible changes in monetary and fiscal policies, and laws and regulations; the effects of easing restrictions on participants in the financial services industry; the cost and other effects of legal and administrative cases; possible changes in the credit worthiness of customers and the possible impairment of collectability of loans; fluctuations in market rates of interest; competitive factors in the banking industry; changes in the banking legislation or regulatory requirements of federal and state agencies applicable to banks and bank holding companies; continued availability of earnings and excess capital sufficient for the lawful and prudent declaration of dividends; changes in market, economic, operational, liquidity, credit and interest rate risks associated with First Merchants’ and MBT’s business; and other risks and factors identified in First Merchants’ filings with the SEC.

Neither First Merchants nor MBT undertakes any obligation to update any forward-looking statement, whether written or oral, relating to the matters discussed herein unless required to under the federal securities laws. In addition, First Merchants’ and MBT’s past results of operations do not necessarily indicate either of their anticipated future results, whether the Merger is effectuated or not.

i

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER
AND THE SHAREHOLDER MEETING

Q:	What am I voting on?
A:	You are being asked to vote to approve the Merger Agreement, pursuant to which MBT will merge with and into First Merchants, and to approve the transactions contemplated by the Merger Agreement, as discussed under the heading “MERGER PROPOSAL” beginning on page 32 (the “Merger Proposal”). First Merchants would be the surviving entity in the Merger, and MBT would no longer be a separate company.

You are also being asked to vote on two other proposals (completion of the Merger is not conditioned upon approval of these additional proposals):

•	a proposal to approve, on an advisory (non-binding) basis, the compensation that certain executive officers of MBT (which we refer to as the “Merger-Related Compensation Proposal” may receive in connection with the Merger pursuant to existing agreements or other arrangements with MBT, as discussed under the heading “MERGER-RELATED COMPENSATION PROPOSAL” beginning on page 32; and
•	a proposal to adjourn the MBT special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Merger Proposal (which we refer to as the “Adjournment Proposal”).

Finally, while your Board of Directors is unaware of any matter for action by shareholders at the special meeting other than the Merger Proposal and the Adjournment Proposal, the enclosed proxy will give discretionary authority to the persons named in the proxy with respect to other matters which may properly come before the special meeting. It is the intention of the persons named in the proxy to vote with respect to such matters in accordance with the recommendations of the Board of Directors of MBT or, if no recommendations are given, in their best judgment.

Q:	How do I vote my shares without attending the special meeting?
A:	Whether you hold shares directly or in street name, you may direct your vote without attending the special meeting. If you are a shareholder of record, you may vote by granting a proxy as follows:
•	By Mail – You may vote by mail by signing and dating your proxy card and mailing it in the envelope provided. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example as guardian, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity.
•	By Phone – You may vote by phone by calling 1-800-690-6903 and following the instructions given.
•	By Internet – You may vote by internet at www.proxyvote.com by entering the 12 digit control number found on your proxy card and following the instructions.

Your vote by phone or internet is valid as authorized by the Michigan Business Corporation Act.

For shares held in street name, you should follow the voting instructions provided by your broker or nominee. You may complete and mail a voting instruction card to your broker or nominee or, in some cases, submit voting instructions by telephone or the internet. If you provide specific voting instructions by mail, telephone, or internet, your broker or nominee will vote your shares as you have directed. If you hold your shares in street name, please note that only your brokerage firm can sign a proxy on your behalf. The Board of Directors urges you to contact the person responsible for your account today and instruct them to execute a proxy on your behalf for the special meeting.

Q:	How do I vote my shares in person at the special meeting?
A:	Even if you plan to attend the special meeting, we encourage you to vote by mail, phone, or internet so your vote will be counted if you later decide not to attend the special meeting.

If you choose to vote at the special meeting:

•	If you are a shareholder of record, to vote your shares at the special meeting you should bring the enclosed proxy card and proof of identity.

•	If you hold your shares in street name, you must obtain a proxy in your name from your bank, broker or other holder of record, proof of beneficial ownership, such as a recent brokerage statement or letter from your bank or broker, and proof of identity in order to vote at the special meeting.

Bring the proxy (for record holders) or proof of beneficial ownership (for street name holders), such as a recent brokerage statement or a letter from your bank or broker, and proof of identity for admission to the special meeting.

Q:	Why are First Merchants and MBT proposing to merge?
A:	We believe the Merger is in the best interests of both companies and our respective shareholders. MBT and First Merchants believe that the Merger will bring together two (2) complementary institutions to create a strategically, operationally and financially strong company that is positioned for further growth. The Merger will give the combined company greater scale and geographic diversity, not only for serving existing customers more efficiently, but also for future expansion. The Merger will combine two like-minded, high performing community banks and further each of their strategic objectives. We believe the Merger will enhance our capabilities to provide banking and financial services to our customers and strengthen the competitive position of the combined organization.

You should review the background of and reasons for the Merger described in greater detail beginning on page 35.

Q:	What will MBT shareholders receive in the Merger?
A:	If the Merger Agreement is approved by the shareholders of MBT and the Merger is subsequently completed, each share of MBT common stock owned by an MBT shareholder will be converted into a 0.2750 (the “Exchange Ratio”) share of First Merchants common stock (the “Merger Consideration”). Each MBT shareholder that would otherwise be entitled to receive a fractional share of First Merchants common stock will receive cash in lieu of such fractional share. The Exchange Ratio is subject to adjustments for stock splits, stock dividends, recapitalization, or similar transactions.

Because the Exchange Ratio is fixed (except for customary anti-dilution adjustments), the value of the Merger Consideration that you will receive will depend on the market price of First Merchants common stock when you receive your shares of First Merchants common stock. The implied per share value of the Merger Consideration, based upon First Merchants’ closing stock price on December 18, 2018, the most recent practicable trading day before this proxy statement and prospectus was finalized, was $9.86 per share. No assurance can be given that the current market price of First Merchants common stock will be equivalent to the market price of First Merchants common stock on the date that shares of First Merchants common stock are received by an MBT shareholder or at any other time. You should obtain current market prices for shares of First Merchants common stock which is listed on The NASDAQ Global Select Market under the symbol “FRME.”

Q:	What risks should I consider before I vote on the Merger Proposal?
A:	You should carefully review the section captioned “Risk Factors” beginning on page 23.
Q:	Will First Merchants’ shareholders receive any shares or cash as a result of the Merger?
A:	No. After the Merger, First Merchants shareholders will continue to own the same number of First Merchants shares they owned before the Merger.
Q:	When is the Merger expected to be completed?
A:	We are working to complete the Merger as quickly as possible. We must first obtain the necessary regulatory approvals and the approval of MBT shareholders at the special meeting. We currently expect to complete the Merger during the first quarter of 2019.
Q:	What are the tax consequences of the Merger to me?
A:	The Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). A U.S. Holder (as defined in the section captioned “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES” beginning on page 60) who exchanges all of its shares of MBT common stock for shares of First Merchants common stock pursuant to the Merger will not recognize any gain or loss on the exchange for federal income tax purposes, except with respect to any cash received in lieu of a fractional share of First Merchants common stock. A U.S. Holder who receives cash in lieu of a fractional share of First Merchants common stock will be treated as having received such fractional share of First Merchants common stock pursuant to the Merger and then as having sold that fractional share of First Merchants common stock for cash. As a result, a U.S. Holder will generally recognize gain or loss equal to the difference between the amount of cash received and the U.S. Holder’s basis in the fractional share of First Merchants common stock determined as described above. At the closing of the Merger, First Merchants will receive an opinion from their tax attorneys confirming these tax consequences. Such opinion will comply with the regulations and guidance of the SEC with respect to the persons entitled to rely on tax opinions contained in the Registration Statement on Form S-4, of which this proxy and prospectus is a part. See “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES” beginning on page 60. Your individual tax consequences will depend on your personal situation. You should consult your tax advisor for a full understanding of the tax consequences of the Merger to you.

Q:	Will I have dissenters’ rights?
A:	Dissenters’ rights of appraisal are rights that, if available under applicable law or otherwise, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction. Dissenters’ rights of appraisal are not available in all circumstances, and exceptions to those rights are provided in the Michigan Business Corporation Act (“MBCA”). Under the MBCA and MBT’s Articles of Incorporation and Bylaws, MBT shareholders will not have dissenters’ rights of appraisal in connection with the Merger.
Q:	What do I need to do now?
A:	You should carefully read and consider the information contained in this document and any information incorporated herein by reference. Then, please submit your proxy by completing, signing, and dating the enclosed proxy card and returning it as soon as possible using the enclosed postage-prepaid envelope so that your shares can be voted at the special shareholder meeting. If a returned proxy card is signed but does not specify how you wish to vote your shares, your proxy will be voted “FOR” the: (1) approval of the Merger Proposal; (2) approval of the non-binding Merger-Related Compensation Proposal and (3) approval of the Adjournment Proposal.
Q:	What if I don’t vote or I abstain from voting?
A:	If you do not vote or you abstain from voting, your abstention will count as a vote “AGAINST” the Merger Proposal. The advisory vote on the Merger-Related Compensation Proposal regarding merger-related compensation payable to MBT’s named executive officers and the vote on the Adjournment Proposal only require that there be more votes in favor than against. As a result, abstentions and broker non-votes will have no effect on the Merger-Related Compensation Proposal and the Adjournment Proposal.
Q:	If my shares are held by my broker in “street name,” will my broker vote my shares for me?
A:	Your broker will vote any shares you hold in “street name” only if you provide instructions to your broker on how to vote your shares. You should follow the directions provided by your broker to vote your shares. If you do not provide your broker with instructions on how to vote your shares held in “street name,” your broker will not be permitted to vote your shares, which will have the effect of a vote “AGAINST” the Merger and will not be counted for purposes of the Merger-Related Compensation Proposal or the Adjournment Proposal.
Q:	Why am I being asked to cast an advisory (non-binding) vote to approve the compensation payable to certain MBT officers in connection with the Merger?
A:	The SEC, in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, has adopted rules that require MBT to seek an advisory (non-binding) vote with respect to certain payments that are payable to MBT’s named executive officers in connection with the Merger.

Q:	What will happen if MBT’s shareholders do not approve such compensation at the special meeting?
A:	MBT shareholder approval of the compensation payable to certain of MBT’s executive officers in connection with the Merger is not a condition to completion of the Merger. The vote with respect to such compensation is an advisory vote and will not be binding on MBT (or First Merchants after the Merger) regardless of whether the Merger Agreement is approved. Accordingly, because the compensation to be paid to certain MBT executive officers in connection with the Merger is contractual, such compensation will be payable if the Merger is completed regardless of the outcome of the advisory vote.
Q.	May I change my vote after I have submitted my proxy?
A:	Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one (1) of three (3) ways. First, you can send a written notice stating that you revoke your proxy. Second, you can complete and submit a new proxy, dated at a date later than your most recent proxy. Please submit your notice of revocation and/or new proxy card to MBT Financial Corp., 10 Washington Street, Monroe, Michigan 46161, Attention: Scott E. McKelvey, Corporate Secretary. Third, you may attend the special meeting and vote in person. Simply attending the special meeting, however, will not revoke your proxy. You must request a ballot and vote the ballot at the meeting.
Q:	What constitutes a quorum?
A:	The presence, in person or by proxy, of shareholders holding at least a majority of the issued and outstanding shares of MBT entitled to vote as of December 18, 2018, the record date for the special meeting, will constitute a quorum for the special meeting. On the record date, there were 23,025,525 shares of MBT common stock outstanding and entitled to vote at the special meeting.
Q:	Should I send in my stock certificate(s) now?
A:	No. After the Merger is completed, MBT shareholders will receive written instructions from First Merchants for exchanging their stock certificates for shares of First Merchants common stock and cash for fractional shares to be received by them in the Merger. Any shares of MBT common stock held in book-entry form will be automatically exchanged for shares of First Merchants common stock. If you are a First Merchants shareholder, you should retain your certificates, as you will continue to hold the First Merchants shares you currently own.
Q:	Whom should I contact if I have other questions about the Merger Agreement or the Merger?
A:	You may contact MBT’s agent assisting MBT with the proxy solicitation:

Morrow Sodali
470 West Avenue
Stamford, Connecticut 06902
Shareholders May Call Toll Free: (800) 662-5200
Banks and Brokers May Call: (203) 658-9400
Email: mbtf@morrowsodali.com

SUMMARY

This summary highlights selected information from this proxy statement and prospectus. Because this is a summary, it does not contain all of the information that is important to you. You should carefully read this entire document, including the documents incorporated herein by reference, and the other documents to which we have referred you before you decide how to vote. See “Where You Can Find Additional Information” on page 71 for a description of documents that we incorporate by reference into this document. Each item in this summary includes a page reference that directs you to a more complete description in this document of the topic discussed.

Description of First Merchants Corporation (page 62)

First Merchants Corporation
 200 East Jackson Street
Muncie, Indiana 47305
(765) 747-1500

First Merchants is a financial holding company headquartered in Muncie, Indiana and was organized in September 1982. First Merchants common stock is listed on The NASDAQ Global Select Market under the symbol “FRME.” First Merchants has one full-service Indiana commercial bank charter, First Merchants Bank, which opened for business in Muncie, Indiana, in March 1893. First Merchants Bank also operates First Merchants Private Wealth Advisors as a division of First Merchants Bank. First Merchants Bank has 116 full-service branches in thirty-one Indiana, two Illinois and two Ohio counties. First Merchants Bank’s business activities are currently limited to one significant business segment, which is community banking.

As of September 30, 2018, First Merchants had consolidated assets of $9.8 billion, consolidated deposits of $7.6 billion and shareholders’ equity of $1.4 billion. As of December 31, 2017, First Merchants and its subsidiaries had 1,684 full-time equivalent employees.

Description of MBT Financial Corp. (page 63)

MBT Financial Corp.
 10 Washington Street
Monroe, Michigan 46161
(734) 241-3431

MBT is a bank holding company incorporated under Michigan law and headquartered in Monroe, Michigan. MBT’s wholly-owned bank subsidiary is Monroe Bank & Trust, a Michigan commercial bank. MBT was organized in 2000 at the direction of the management of Monroe Bank & Trust. Monroe Bank & Trust was incorporated and chartered as Monroe State Savings Bank under the laws of the State of Michigan in 1905. In 1940, Monroe Bank & Trust consolidated with Dansard Bank and moved to the present address of its main office. Monroe Bank & Trust operated as a unit bank until 1950 when it opened its first branch office in Ida, Michigan. It then continued its expansion to its present total of 20 branch offices, including its main office. Monroe Bank & Trust changed its name from “Monroe State Savings Bank” to “Monroe Bank & Trust” in 1968. Monroe Bank & Trust operates 20 banking offices in Monroe and Wayne Counties in Michigan. In addition to Monroe Bank & Trust, MBT’s other direct subsidiary is MB&T Financial Services, Inc., a Michigan corporation. MBT has no employees other than its three officers, each of whom is also an employee and officer of Monroe Bank & Trust and who serve in their capacity as officers of MBT without compensation. As of September 30, 2018, Monroe Bank & Trust had 286 full-time employees and 10 part-time employees.

At September 30, 2018, on a consolidated basis, MBT had assets of approximately $1.3 billion, deposits of approximately $1.2 billion, and shareholders’ equity of approximately $121 million.

The Merger (page 34)

We have attached a copy of the Merger Agreement to this document as Annex A. Please read the Merger Agreement in its entirety. It is the legal document that governs the Merger.

The Merger Agreement provides that, if all of the conditions are satisfied or waived, MBT will be merged with and into First Merchants and, immediately thereafter, MBT will cease to exist. Immediately following the Merger, Monroe Bank & Trust will be consolidated and merged with and into First Merchants Bank and Monroe Bank & Trust will cease to exist. We expect to complete the Merger during the first quarter of 2019.

Reasons for the Merger (page 38)

First Merchants. First Merchants’ Board of Directors considered a number of financial and nonfinancial factors in making its decision to merge with MBT, including its respect for the ability and integrity of MBT’s Board of Directors, management and staff. The Board believes that expanding First Merchants’ operations in the market areas where MBT operates offers financial and strategic benefits to First Merchants and MBT as a combined company.

MBT. In considering the Merger with First Merchants, MBT’s Board of Directors collected and evaluated a variety of economic, financial and market information regarding First Merchants and its subsidiaries, their respective businesses and First Merchants’ reputation and future prospects. In the opinion of MBT’s Board of Directors, favorable factors included First Merchants’ strong earnings and stock performance, its management, the compatibility of its markets to those of MBT, the likelihood of regulatory approvals of the Merger, and the attractiveness of First Merchants’ offer from a financial perspective.

Opinion of MBT’s Financial Advisor (page 40)

MBT’s Board of Directors retained Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”) to render a fairness opinion in connection with the proposed Merger. At the meeting of MBT’s Board of Directors on October 8, 2018, Sandler O’Neill delivered to MBT’s Board of Directors its oral opinion, which was subsequently confirmed by delivery of a written opinion, dated October 9, 2018, to the effect that, as of the date of the written opinion and based upon and subject to the conditions, limitations, qualifications and assumptions set forth therein, the Exchange Ratio was fair to the holders of MBT Common Stock from a financial point of view.

The full text of the written opinion of Sandler O’Neill, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion of Sandler O’Neill, is attached as Annex B to this proxy statement and prospectus. MBT shareholders are urged to read Sandler O’Neill’s written opinion carefully and in its entirety. Sandler O’Neill’s opinion is limited solely to the fairness, from a financial point of view, of the Exchange Ratio to be received in the Merger by the holders of MBT common stock and does not address MBT’s underlying business decision to effect the Merger or the relative merits of the Merger as compared to any alternative business strategies or transactions that might be available with respect to MBT. Sandler O’Neill’s opinion does not constitute a recommendation to any shareholder of MBT as to how such shareholder should vote or act with respect to any matter relating to the Merger or otherwise.

What MBT Shareholders Will Receive (page 34)

If the Merger Agreement is approved and the Merger is subsequently completed, each outstanding share of MBT common stock will be converted into the right to receive the Exchange Ratio of 0.2750 share of First Merchants common stock. The Exchange Ratio is subject to adjustment for stock splits, stock dividends, recapitalization or similar transactions. Each MBT shareholder that would otherwise be entitled to receive a fractional share of First Merchants common stock will receive cash in lieu of such fractional share.

Because the Exchange Ratio is fixed (except for customary anti-dilution adjustments), the value of the Merger Consideration that you will receive will depend on the market price of First Merchants common stock when you receive your shares of First Merchants common stock. The implied per share value of the Merger Consideration, based upon First Merchants’ closing stock price on December 18, 2018, the most recent practicable trading day before this proxy statement and prospectus was finalized, was $9.86 per share. No assurance can be given that the current market price of First Merchants common stock will be equivalent to the market price of First Merchants common stock on the date that shares of First Merchants common stock are received by an MBT shareholder or at any other time.

Within three (3) business days following the effective date of the Merger, First Merchants will cause the exchange agent to mail a letter of transmittal to each person who was, immediately prior to the effective time of the Merger, a holder of record of MBT common stock. The letter of transmittal will contain instructions for use in effecting the surrender of MBT stock certificates (or shares held in book-entry form) in exchange for the consideration to which such person may be entitled pursuant to the Merger Agreement.

What First Merchants Shareholders Will Receive (page 35)

First Merchants shareholders will not receive any consideration in the Merger. After the Merger, First Merchants shareholders will continue to own the same number of First Merchants shares owned before the Merger.

The MBT Special Shareholders Meeting (page 28)

The special meeting of MBT shareholders will be held on February 14, 2019, at 10:00 a.m., local time, at 10 Washington Street, Monroe, Michigan 48161.

At the special meeting, MBT shareholders will be asked:

1.	Merger Proposal. To consider and vote upon a proposal to approve the Merger Agreement and to approve the transactions contemplated thereby, as discussed under the section titled “Merger Proposal” beginning on page 32. Pursuant to the Merger Agreement, MBT will merge with and into First Merchants and, immediately thereafter, Monroe Bank & Trust will be consolidated and merged with and into First Merchants Bank.
2.	Merger-Related Compensation Proposal. To consider and vote upon a proposal to approve, on an advisory (non-binding) basis, the compensation to be paid to MBT’s named executive officers that is based on or otherwise relates to the Merger, as discussed under the section titled “Merger-Related Compensation Proposal” beginning on page 32.
3.	Adjournment Proposal. To approve one (1) or more adjournments of the MBT special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Merger Proposal.
4.	Other Matters. To vote upon such other matters which may properly be presented at the special meeting or any adjournment or postponement of the special meeting. MBT’s Board of Directors is not aware of any such other matters.

MBT Recommendation to Shareholders (page 29)

MBT’s Board of Directors approved and adopted the Merger Agreement and approved and authorized the proposed Merger. MBT’s Board of Directors concluded that entering into the Merger Agreement and completing the Merger and the other transactions contemplated by the Merger Agreement are in the best interest of MBT and the MBT shareholders. MBT’s Board of Directors recommends that MBT shareholders vote “FOR” (1) approval of the Merger Proposal, (2) approval of the Merger-Related Compensation Proposal, and (3) approval of the Adjournment Proposal. In reaching its determination, MBT’s Board of Directors considered a number of factors, which are described in the section captioned “THE MERGER—MBT’s Reasons for the Merger” beginning on page 38. Because of the wide variety of factors considered, MBT’s Board of Directors did not believe it practicable, nor did it attempt, to quantify or otherwise assign relative weight to the specific factors it considered in reaching its decision.

MBT Special Meeting Record Date; Vote Required (page 28)

Only MBT shareholders of record as of the close of business on December 18, 2018, are entitled to notice of, and to vote at, the MBT special meeting and any adjournments or postponements of the special meeting. As of the record date, there were 23,025,525 shares of MBT common stock outstanding. Approval of the Merger Proposal requires the affirmative vote of holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of MBT common stock entitled to vote. The approval of the Merger-Related Compensation Proposal and the Adjournment Proposal requires more votes to be cast in favor of the proposal than are cast against it. As provided by the Michigan Business Corporation Act, an abstention is not a “vote cast.” Abstentions from voting and broker non-votes, if any, on Proposal 2 (Merger-Related Compensation Proposal) and Proposal 3 (Adjournment Proposal) are not treated as votes cast and, therefore, will have no effect on the outcome of the passage of the proposal. You can vote your shares by attending the MBT special meeting and voting in person, or you can vote by proxy by marking the enclosed proxy card with your vote, signing it and mailing it in the enclosed return envelope. You may also vote by internet or by phone by following the instructions on the proxy card. You can revoke your proxy at any time before the special meeting by sending a written notice of revocation, submitting a new proxy or by attending the special meeting and voting in person.

No approval by First Merchants shareholders is required.

Voting Agreement (page 28)

On the date the Merger Agreement was executed, each member of the Board of Directors of MBT, plus Patriot Financial Partners and Castle Creek Capital Partners, entered into a voting agreement with First Merchants to cause all MBT common stock owned by each of them of record or beneficially on such date to be voted in favor of the Merger Proposal. See “THE MERGER AGREEMENT—Voting Agreement” on page 28. As of the record date, the members of MBT’s Board of Directors, Patriot Partners, and Castle Creek had power to vote, or caused to be voted, an aggregate of 5,092,450 shares of MBT common stock outstanding, representing 22.1% of the outstanding shares on that date.

What We Need to Do to Complete the Merger (page 54)

Completion of the Merger depends on a number of conditions being met or waived. In addition to our compliance with the Merger Agreement, these conditions include among others:

•	the approval of the Merger Agreement at the special meeting by at least sixty-six and two-thirds percent (66 2/3%) of the issued and outstanding shares of MBT common stock;
•	the approval of the Merger and the Bank Merger by certain regulatory agencies and the expiration of any regulatory waiting periods;
•	the representations and warranties made by the parties in the Merger Agreement must be true, accurate and correct in all material respects on and as of the effective date of the Merger, except that representations and warranties that are qualified by materiality or a Material Adverse Effect (as defined below in “THE MERGER AGREEMENT—Conditions to Completion of the Merger”) must be true and correct in all respects, and provided that for those representations and warranties which address matters only as of an earlier date, then they shall be tested as of such earlier date;
•	the covenants made by the parties must have been complied with in all material respects from the date of the Merger Agreement through and as of the effective date of the Merger;
•	First Merchants must have received an opinion of Bingham Greenebaum Doll LLP that, for U.S. federal income tax purposes, the Merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;
•	the Registration Statement on Form S-4, of which this proxy statement and prospectus is a part, relating to the First Merchants shares to be issued pursuant to the Merger Agreement, must have become effective under the Securities Act of 1933, as amended (the “Securities Act”), and no stop order suspending the effectiveness of the Registration Statement shall have been issued or threatened by the SEC;
•	the shares of First Merchants common stock to be issued in the Merger shall have been listed for trading on The NASDAQ Global Select Market (subject to official notice of issuance);
•	there must be no order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger or the Bank Merger; and
•	other customary conditions and obligations of the parties set forth in the Merger Agreement.

Under the Merger Agreement, receipt of the tax opinion and the reliance letter referred to above may be waived by First Merchants and MBT, respectively, prior to the closing of the Merger. However, if receipt of such opinion and reliance letter were waived, MBT would resolicit its shareholders if any change in the tax consequences were material and disclose the reasons for the waiver and the change in tax consequences. Such resolicitation would require an amendment to the Registration Statement on Form S-4, of which this proxy statement and prospectus is a part.

Regulatory Approvals (page 51)

The Merger cannot be completed until First Merchants Bank receives necessary regulatory approvals, which include the approval of the Indiana Department of Financial Institutions (the “Indiana DFI”) and the Federal Deposit Insurance Corporation (the “FDIC”). First Merchants Bank has filed an application with the Indiana DFI and the FDIC, but cannot be certain when or if such approval will be obtained. First Merchants Bank has also sent required notice to the Michigan Department of Insurance and Financial Services (the “Michigan DIFS”). First Merchants has also requested that the Federal Reserve Board of Governors (the “Federal Reserve”) waive its right to receive an application in connection with the Merger as permitted under Regulation Y of the Bank Holding Company Act.

Conduct of Business Pending Merger (page 57)

Under the terms of the Merger Agreement, MBT and First Merchants must carry on their business in the ordinary course and, subject to certain limited exceptions, may not take certain extraordinary actions without first obtaining the other party’s consent.

We have agreed that MBT will continue to pay quarterly dividends at no more than the current rate of $0.10 per share until the Merger closes. We will each cooperate to insure that MBT shareholders will receive only one (1) quarterly dividend for the quarter in which the Merger closes, and not a separate dividend from both First Merchants and MBT.

Agreements of First Merchants (pages 51 and 59)

In the Merger Agreement, First Merchants has agreed, among other matters, to:

•	Proceed and use its reasonable and diligent efforts to obtain any consents and approvals for the Merger. See “THE MERGER—Regulatory Approvals” on page 51.
•	Take action as may be necessary to allow MBT and its subsidiaries’ employees, as soon as reasonably practicable following the effective date of the Merger, to participate in benefit plans First Merchants maintains for its employees. Until such time as participation is implemented, First Merchants will assume, honor and continue the employee plans and benefit arrangements of MBT as in effect on the effective date of the Merger, subject to certain limitations set forth in the Merger Agreement. See “THE MERGER AGREEMENT—Employee Benefit Plans” on page 59.
•	Provide, or allow for, director and officer liability insurance and indemnification. See “THE MERGER AGREEMENT—Indemnification and Insurance of MBT Directors and Officers” on page 59.

Management and Operations After the Merger (page 58)

MBT’s corporate existence will cease after the Merger. Accordingly, except as otherwise described herein, directors and officers of MBT will not serve in such capacities after the effective date of the Merger. Upon completion of the Merger, the current officers and directors of First Merchants will continue to serve in such capacities.

Interests of Directors and Officers in the Merger That Are Different From Your Interests (page 51 and 52)

You should be aware that some of directors and executive officers of MBT and Monroe Bank & Trust may have interests in the Merger that are different from, or in addition to, their interests as shareholders. Both MBT’s Board of Directors and First Merchants’ Board of Directors were aware of these interests and took them into consideration in approving the Merger Agreement and the Merger. These interests are as follows:

•	MBT Executive Officer Agreements. Certain executive officers of MBT and Monroe Bank & Trust are parties to change in control and severance agreements with MBT that under the terms of the Merger Agreement entitle them to certain cash payments in the aggregate amount equal to $3,278,020. In addition such executive officers hold restricted stock units (“RSUs”) and stock only stock appreciation rights (“SOSARs”) that pursuant to their terms and the terms of the Merger Agreement provide for acceleration of vesting and payment of benefits following a change in control of MBT. The total value of the acceleration of equity awards to such executive officers, based on the average closing market price of $43.63 of First Merchants common stock, over the five business days following the first public announcement of the Merger on October 10, 2018, is $668,784. The aggregate cash payments to be made to such MBT executive officers and the total value of the acceleration of equity awards to such executive officers is equal to $3,946,804.
•	MBT Director Death Benefit Only Plan. MBT Directors Peter H. Carlton, H. Douglas Chaffin, Joseph S. Daly, Michael J. Miller and Debra J. Shah are participants in a legacy death benefit only plan that was frozen to new director participants in 2006 (“Director DBO Plan”). The Director DBO Plan provides death benefits to the participating director’s beneficiaries in the event of the death of the director during service as a director. In the event of a change in control of MBT, the Director DBO Plan also provides those same death benefits during the director’s post retirement and for the life of the director. In connection with entering into the Merger Agreement, each of the participating directors in the Director DBO Plan executed agreements that terminate their respective rights under the Director DBO Plan upon the consummation of the Merger in exchange for a cash payment. The cash payment represents approximately 66 and two-thirds percent (66 2∕3%) of the projected actuarial net present value of the benefit arrangement to the participating directors. Under the terms of these termination agreements the participating directors will receive the following payments upon the closing of the Merger: Mr. Carlton $645,009, Mr. Chaffin $507,324, Mr. Daly $461,764, Mr. Miller $645,009 and Ms. Shah $640,788. At the election of each of those participating directors, such amount may be paid in shares of common stock of First Merchants.

•	Continued Director and Officer Liability Coverage. First Merchants has agreed that for a period of six (6) years after the effective time of the Merger, it will maintain directors’ and officers’ liability insurance in force covering directors and officers of MBT and Monroe Bank & Trust, subject to certain conditions set forth in the Merger Agreement.
•	Board Appointments. The Merger Agreement obligates First Merchants to appoint one person who is currently a member of the MBT Board of Directors (chosen by First Merchants after consultation with MBT) to the First Merchants Board of Directors. Such person will be entitled to receive compensation from First Merchants for service to the Board. All members of the Board of Directors of Monroe Bank & Trust, who have agreed to serve in such capacity and would not otherwise be prohibited to serve under applicable law, will be appointed to First Merchants Bank’s Michigan regional advisory board, as soon as practicable after the effective time of the Merger.

Termination of the Merger (page 55)

Both First Merchants and MBT can mutually agree to terminate the Merger Agreement before we complete the Merger. In addition, either MBT or First Merchants acting alone can terminate the Merger Agreement under the circumstances described on page 55.

MBT has agreed to pay First Merchants a termination fee of $12,680,000 if:

•	MBT’s Board of Directors terminates the Merger Agreement in the exercise of its fiduciary duties after receipt of an unsolicited superior acquisition proposal from a third party;
•	First Merchants terminates the Merger Agreement because MBT’s Board of Directors withdraws or modifies its recommendation to MBT’s shareholders to vote for the Merger following receipt of a written proposal for an acquisition from a third party; or
•	First Merchants terminates the Merger Agreement because MBT fails to give First Merchants written notice that it intends to furnish information to or enter into discussions or negotiations with a third party relating to a proposed acquisition of MBT, or if MBT, within sixty (60) days after giving such notice, does not terminate such discussions or negotiations.

Either party may terminate the Merger Agreement if the Merger has not been completed by June 30, 2019, provided the terminating party is not then in material breach of any representation warranty or covenant and, provided, further, that if the sole impediment to closing is the lack of any necessary regulatory approval, then such termination date shall be extended to September 30, 2019. In the event of such termination, First Merchants has agreed to pay MBT a termination fee of $2,500,000 if the Merger Agreement is terminated by either party as a result of the failure to obtain any of the required regulatory approvals and such failure is a result of a regulatory issue directly and solely related to First Merchants.

Material U.S. Federal Income Tax Consequences (page 60)

It is a condition to the closing of the Merger that Bingham Greenebaum Doll LLP deliver an opinion, effective as of the date on or about this proxy statement and prospectus, to First Merchants substantially to the effect that, for United States federal income tax purposes, the Merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. Such opinion will comply with the regulations and guidance of the SEC with respect to the persons entitled to rely on tax opinions contained in the Registration Statement on Form S-4, of which this proxy and prospectus is a part. This opinion will not, however, bind the Internal Revenue Service (the “IRS”) which could take a different view.

Determining the actual tax consequences of the Merger to you can be complicated. We suggest you consult with your own tax advisors with respect to the tax consequences of the Merger to you.

For a more detailed description of the material federal income tax consequences of the Merger to First Merchants and MBT shareholders, see “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES” on page 60.

Comparative Rights of First Merchants and MBT Shareholders (page 64)

The rights of shareholders of First Merchants and MBT differ in some respects. The rights of holders of First Merchants common stock are governed by the laws of the State of Indiana, including the Indiana Business Corporation Law, and First Merchants’ Articles of Incorporation and Bylaws. The rights of holders of MBT common stock are governed by the laws of the State of Michigan, including the Michigan Business Corporation Act, and MBT’s Articles of Incorporation and Bylaws. Upon completion of the Merger, MBT shareholders who receive First Merchants common stock will take such stock subject to First Merchants Articles of Incorporation and Bylaws.

Authorized But Unissued Shares

First Merchants	MBT

First Merchants’ Articles of Incorporation authorize the issuance of 100,000,000 shares of common stock, of which 49,658,419 shares were outstanding as of October 31, 2018. First Merchants’ Board of Directors may authorize the issuance of additional shares of common stock up to the amounts authorized in First Merchants’ Articles of Incorporation without shareholder approval, subject only to the restrictions of the Indiana Business Corporation Law and the Articles of Incorporation. First Merchants has 500,000 shares of preferred stock authorized, no shares of which are currently outstanding. The preferred shares are available to be issued, without prior shareholder approval, in classes with the rights, privileges and preferences determined for each class by the Board of Directors of First Merchants.

As of October 1, 2018, First Merchants had 91,347 shares of its common stock reserved and remaining available for issuance under its 2009 Long-term Equity Incentive Plan and 804 shares of its common stock reserved and remaining available for issuance under its Dividend Reinvestment and Stock Purchase Plan. In addition, as of October 1, 2018, First Merchants had no options granted but unexercised under its 1994 Stock Option Plan, 26,606.998 options granted but unexercised under its 1999 Long-term Equity Incentive Plan, and 73,100 options granted but unexercised under its 2009 Long-term Equity Incentive Plan, with shares reserved and remaining available equal to the outstanding options under each plan.

The issuance of additional shares of First Merchants common stock or the issuance of additional First Merchants preferred stock may adversely affect the interests of First Merchants shareholders by diluting their voting and ownership interests.

The Articles of Incorporation of MBT authorize the issuance of 51,000,000 shares of capital stock, comprised of 50,000,000 authorized shares of MBT common stock, without par value, and 1,000,000 authorized shares of MBT nonvoting preferred stock. 22,990,430 shares of MBT common stock were issued and outstanding as of October 9, 2018, and there are no shares of MBT nonvoting preferred stock issued and outstanding. MBT’s Board of Directors may authorize the issuance of additional shares of common stock up to the amounts authorized in MBT’s Articles of Incorporation, without shareholder approval, subject only to the restrictions of the Michigan Business Corporation Act and its Articles of Incorporation.

Restrictions on Transfer of Shares

First Merchants	MBT

The holders of First Merchants common stock are generally not restricted on sales of their shares. The shares are also registered under Section 12 of the Securities and Exchange Act of 1934 (the “Exchange Act”) and listed for exchange on The NASDAQ Global Select Market under the symbol of “FRME.” As a result, a public market exists for the shares of common stock.

The holders of MBT common stock are generally not restricted on sales of their shares. The shares are also registered under Section 12 of the Exchange Act, and listed for exchange on The NASDAQ Global Select Market under the symbol of “MBTF.” As a result, a public market exists for the shares of common stock.

Dividend Rights

First Merchants	MBT

The holders of First Merchants common stock are entitled to dividends and other distributions when, as and if declared by its Boards of Directors.

Generally, First Merchants may not pay a dividend if, after giving effect to the dividend:

   •   First Merchants would not be able to pay its
        debts as they become due in the usual course of
        business; or

   •   First Merchants’ total assets would be less than
        the sum of its total liabilities plus the amount
        that would be needed to satisfy preferential
        rights of shareholders payable upon dissolution.

The amount of dividends, if any, that may be declared by First Merchants in the future will necessarily depend upon many factors, including, among other things, future earnings, capital requirements, business conditions and capital levels of subsidiaries (since First Merchants is primarily dependent upon dividends paid by its subsidiaries for revenues), the discretion of First Merchants’ Board of Directors and other factors that may be appropriate in determining dividend policies.

First Merchants Bank may pay cash dividends to First Merchants on its common stock only out of adjusted retained net profits for the year in which the dividend is paid and the two preceding years.

First Merchants Bank will ordinarily be restricted to paying dividends in a lesser amount to First Merchants than is legally permissible because of the need for the banks to maintain adequate capital consistent with the capital adequacy guidelines promulgated by the banks’ principal federal regulatory authorities. If a bank’s capital levels are deemed inadequate by the regulatory authorities, payment of dividends to its parent holding company may be prohibited. First Merchants Bank is not currently subject to such a restriction.

The holders of MBT common stock are entitled to dividends and other distributions when, as and if declared by its Boards of Directors. Dividends may be paid in cash, in property or in MBT’s stock.

Generally, MBT may not pay a dividend if, after giving effect to the dividend:

   •   MBT would not be able to pay its debts as they
        become due in the usual course of business; or

   •   MBT’s total assets would be less than the sum of
        its total liabilities plus the amount that would be
        needed to satisfy preferential rights of
        shareholders payable upon dissolution.

MBT’s ability to pay dividends on its common stock depends on its receipt of dividends from Monroe Bank & Trust. Monroe Bank & Trust is subject to restrictions and limitations in the amount and timing of the dividends it may pay to MBT. Dividends may be paid out of a Michigan commercial bank’s net income after deducting all bad debts. A Michigan commercial bank may only pay dividends on its common stock if the bank has a surplus amounting to not less than 20% of its capital after the payment of the dividend. If a Michigan commercial bank has a surplus less than the amount of its capital, it may not declare or pay any dividend until an amount equal to at least 10% of net income for the preceding one-half year (in the case of quarterly or semi-annual dividends) or at least 10% of net income of the preceding two consecutive half-year periods (in the case of annual dividends) has been transferred to surplus.

Federal law also affects the ability of a Michigan commercial bank to pay dividends. The FDIC’s prompt corrective action regulations prohibit an insured depository institution from making capital distributions, including dividends, if the institution has a regulatory capital classification of “undercapitalized,” or if it would be undercapitalized after making the distribution. The FDIC may also prohibit the payment of dividends if it deems any such payment to constitute an unsafe and unsound banking practice. In addition, the Basel III capital rules include a capital conservation buffer that prohibits or limits the dividends a bank can pay if its risk-based capital ratios fall below certain thresholds.

Completion of the Merger (page 51)

The Merger will become effective when we file Articles of Merger with the Secretary of the State of Indiana and the Certificate of Merger with the Corporations Division of the Michigan Department of Licensing and Regulatory Affairs (the “Michigan Corporations Division”), or at such later date and time as may be set forth in the Articles of Merger and Certificate of Merger. We expect the Merger to become effective during the first quarter of 2019.

Comparative Market Price Information

Shares of First Merchants common stock are listed on The NASDAQ Global Select Market under the symbol “FRME.” Shares of MBT common stock are listed on The NASDAQ Global Select Market under the symbol “MBTF.” The following table presents quotation information for First Merchants common stock and for MBT common stock on October 9, 2018, the business day before the Merger was publicly announced, and December 18, 2018, the last practicable trading day for which information was available prior to the date of this proxy statement and prospectus.

	First Merchants Common Stock			MBT Common Stock
	(Dollars Per Share)
	High	Low	Close	High	Low	Close
October 9, 2018	$45.79	$45.33	$45.71	$11.73	$11.30	$11.50
December 18, 2018	$36.93	$34.93	$35.86	$10.25	$9.84	$9.86

The market value of the aggregate consideration that MBT shareholders will receive in the Merger is approximately $291.7 million (or $12.57 per share of MBT common stock) based on 23,195,704 shares of MBT common stock outstanding (representing the sum of 22,990,430 shares of MBT common stock outstanding on October 9, 2018 and 205,274 shares of MBT common stock to be issued immediately prior to the effective time of the Merger pursuant to certain outstanding stock only stock appreciation rights (SOSARs) and restricted stock units (RSUs) awards), and First Merchants’ closing stock price of $45.71 on October 9, 2018, the business day before the Merger was publicly announced.

The market value of the aggregate consideration that MBT shareholders will receive in the Merger is approximately $227.1 million (or $9.86 per share of MBT common stock) based on 23,025,525 shares of MBT common stock outstanding (as described above) and First Merchants’ closing stock price of $35.86 on December 18, 2018, the last practicable trading day prior to the date of this proxy statement and prospectus.

Also set forth below for the closing price of First Merchants common stock on October 9, 2018, and December 18, 2018, is the equivalent pro forma price of MBT common stock, which we determined by multiplying the applicable price of First Merchants common stock by the number of shares of First Merchants common stock we are issuing for each share of MBT common stock in the Merger, which is the Exchange Ratio of 0.2750. The equivalent pro forma price of MBT common stock shows the implied value to be received in the Merger by MBT shareholders who receive First Merchants common stock in exchange for a share of MBT common stock on these dates.

	First Merchants Common Stock	MBT Common Stock	MBT Equivalent Pro Forma
October 9, 2018	$45.71	$11.50	$12.57
December 18, 2018	$35.86	$9.86	$9.86

We suggest you obtain a current market quotation for First Merchants common stock. We expect that the market price of First Merchants common stock will fluctuate between the date of this document and the date on which the Merger is completed and thereafter. Because the Exchange Ratio is fixed (except for customary anti-dilution adjustments) and the market price of First Merchants common stock is subject to fluctuation, the value of the shares of First Merchants common stock that MBT shareholders will receive in the Merger may increase or decrease prior to and after the Merger.

Comparative Per Share Data

The following table sets forth the basic and diluted earnings per common share, book value per share and cash dividends per share for each of First Merchants and MBT on a historical basis, for First Merchants on a pro forma combined basis, and on a pro forma combined basis per MBT equivalent share.

The pro forma data gives effect to: (i) the proposed acquisition of MBT; and (ii) the proposed issuance of 6,378,818 shares of First Merchants common shares to MBT shareholders, which assumes 23,195,704 shares of MBT common stock are outstanding at the time of closing (representing the sum of 22,990,430 shares of MBT common stock outstanding on October 9, 2018 and 205,274 shares of MBT common stock to be issued immediately prior to the effective time of the Merger pursuant to certain outstanding SOSARs and RSUs awards). For purposes of presenting pro forma basic and diluted earnings per share, cash dividends per share, and book value per share, the comparative pro forma data assumes that First Merchants and MBT had been combined throughout the period shown. The data in the column “Pro Forma Equivalent Per MBT Share” shows the effect of the Merger from the perspective of an owner of MBT common stock, and was obtained by multiplying the Combined Pro Forma Amounts for First Merchants by the Exchange Ratio of 0.2750.

We expect that we will incur reorganization and restructuring expenses as a result of combining our two companies. We also anticipate that the Merger will provide the combined company with financial benefits that include reduced operating expenses and the opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of the combined company, does not take into account these expected expenses or these anticipated financial benefits, and does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the merged company would have been had our companies been merged during the periods presented.

The information in the following table is based on historical financial information of MBT and First Merchants. The information with respect to First Merchants and MBT are included in their respective annual and quarterly reports previously filed with the SEC, which have been incorporated into this document by reference. See “WHERE YOU CAN FIND ADDITIONAL INFORMATION” beginning on page 71 for a description of documents that First Merchants and MBT incorporate by reference into this document and how to obtain copies of them.

FIRST MERCHANTS AND MBT
HISTORICAL AND PRO FORMA PER SHARE DATA

	First Merchants Historical	MBT Historical	Combined Pro forma Amounts for First Merchants(1)	Pro forma Equivalent Per MBT Share
Net income per share
Nine months ended September 30, 2018
Basic	$2.38	$0.60	$2.32	$0.64
Diluted	$2.37	$0.60	$2.31	$0.64
Twelve months ended December 31, 2017
Basic	$2.13	$0.46	$2.02	$0.56
Diluted	$2.12	$0.46	$2.01	$0.55
Cash dividends per share
Nine months ended September 30, 2018	$0.62	$0.83	$0.62	$0.17
Twelve months ended December 31, 2017	$0.69	$0.92	$0.69	$0.19
Book value per share
At September 30, 2018	$27.61	$5.28	$29.52	$8.12
At December 31, 2017	$26.51	$5.79	$28.55	$7.85
(1)	See “Unaudited Pro Forma Summary of Selected Consolidated Financial Data” beginning on page 20 for certain supporting information.

SELECTED CONSOLIDATED FINANCIAL DATA

The following tables set forth certain summary historical consolidated financial data for each of our companies. First Merchants’ and MBT’s balance sheet and income statement data as of and for the five years in the period ended December 31, 2017 are taken from each of First Merchants’ and MBT’s respective audited financial statements (which data and financial statements are presented on a consolidated basis). The financial data at and for the nine months ended September 30, 2018 and September 30, 2017 is derived from the unaudited financial statements of First Merchants and MBT and, in the opinion of each such company’s management, its respective statements and data reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such information at and for those dates. Ratios for the nine months ended September 30, 2018 and September 30, 2017 are annualized. Results for the nine months ended September 30, 2018 do not necessarily indicate results expected or anticipated for the entire year.

The following tables also set forth certain summary unaudited pro forma consolidated financial information for First Merchants and MBT reflecting the Merger. The pro forma disclosures are being presented to provide additional information in support of the pro forma data included under the “Comparative Per Share Data” section of this SUMMARY. As a result, this condensed pro forma presentation is not intended to comply with the disclosure requirements under Article 11 of Regulation S-X. The income statement information presented gives effect to the Merger as if it occurred on the first day of the period presented. The balance sheet information presented gives effect to the Merger as if it occurred on the last day of the period presented. The pro forma data gives effect to: (i) the proposed acquisition of MBT; and (ii) the proposed issuance of 6,378,818 shares of First Merchants common shares to MBT shareholders, which assumes 23,195,704 shares of MBT common stock are outstanding at the time of closing (representing the sum of 22,990,430 shares of MBT common stock outstanding on October 9, 2018 and 205,274 shares of MBT common stock to be issued immediately prior to the effective time of the Merger pursuant to certain outstanding SOSARs and RSUs awards).

The pro forma information reflects the purchase method of accounting, with MBT’s assets and liabilities recorded at their estimated fair values as of the date presented. The actual fair value adjustments to the assets and the liabilities of MBT will be made on the basis of appraisals and evaluations that will be made as of the date the Merger is completed. Thus, the actual fair value adjustments may differ significantly from those reflected in these pro forma financial statements. In the opinion of First Merchants’ management, the estimates used in the preparation of these pro forma financial statements are reasonable under the circumstances.

We expect that we will incur reorganization and restructuring expenses as a result of combining our companies. We also anticipate that the Merger will provide the combined company with financial benefits that include reduced operating expenses and the opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under two sets of assumptions, does not take into account these expected expenses or anticipated financial benefits, and does not attempt to predict or suggest future results.

This selected financial data is only a summary and you should read it in conjunction with First Merchants’ consolidated financial statements and related notes incorporated into this document by reference. See “WHERE YOU CAN FIND ADDITIONAL INFORMATION” on page 71 for a description of documents that we incorporate by reference into this document and how to obtain copies of such documents.

FIRST MERCHANTS
FIVE YEAR SUMMARY OF SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
(Dollars in Thousands, Except Per Share Amounts)

	For the Nine Months Ended September 30,		For the Years Ended December 31,
	2018	2017	2017	2016	2015	2014	2013
	(unaudited)
Summary of Operations
Interest income	$299,291	$224,548	$314,896	$253,312	$221,198	$208,879	$170,834
Interest expense	48,318	26,029	37,612	26,839	24,794	21,842	16,569
Net interest income	250,973	198,519	277,284	226,473	196,404	187,037	154,265
Provision for loan losses	5,563	7,343	9,143	5,657	417	2,560	6,648
Net interest income after provision for loan losses	245,410	191,176	268,141	220,816	195,987	184,477	147,617
Non-interest income	57,279	51,948	71,009	65,203	69,868	61,816	51,831
Non-interest expenses	162,213	149,123	205,556	177,359	174,806	164,008	139,034
Income before income tax expense	140,476	94,001	133,594	108,660	91,049	82,285	60,414
Income tax expense	23,050	22,314	37,524	27,609	25,665	22,123	15,884
Net Income	117,426	71,687	96,070	81,051	65,384	60,162	44,530
Preferred stock dividends and discount accretion	—	—	—	—	—	—	(2,380)
Net Income Available to Common Shareholders	$117,426	$71,687	$96,070	$81,051	$65,384	$60,162	$42,150

Per Share Data
Net income
Basic	$2.38	$1.64	$2.13	$1.99	$1.73	$1.66	$1.42
Diluted	$2.37	$1.63	$2.12	$1.98	$1.72	$1.65	$1.41
Cash dividends	$0.62	$0.51	$0.69	$0.54	$0.41	$0.29	$0.18

Balance End of Period
Total assets	$9,787,282	$9,049,403	$9,367,478	$7,211,611	$6,761,003	$5,824,127	$5,437,262
Total loans	7,091,093	6,487,962	6,758,415	5,142,574	4,703,716	3,932,100	3,637,740
Allowance for loan losses	78,406	73,354	75,032	66,037	62,453	63,964	67,870
Total deposits	7,633,152	6,911,019	7,172,530	5,556,498	5,289,647	4,640,694	4,231,468
Stockholders’ equity	1,361,426	1,283,120	1,303,463	901,657	850,509	726,827	634,923

Selected Ratios
Return on average assets	1.63%	1.22%	1.17%	1.17%	1.07%	1.08%	0.95%
Return on average equity	11.76%	9.12%	8.65%	9.16%	8.67%	8.91%	7.80%

MBT
FIVE YEAR SUMMARY OF SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
(Dollars in Thousands, Except Per Share Amounts)

	For the Nine Months Ended September 30,		For the Years Ended December 31,
	2018	2017	2017	2016	2015	2014	2013
	(unaudited)
Summary of Operations
Interest income	$34,172	$31,010	$41,800	$39,859	$40,041	$38,539	$39,238
Interest expense	1,586	1,320	1,737	2,236	3,066	3,838	6,037
Net interest income	32,586	29,690	40,063	37,623	36,975	34,701	33,201
Provision for loan losses	(100)	(200)	(700)	(2,200)	(3,000)	(500)	2,200
Net interest income after provision for loan losses	32,686	29,890	40,763	39,823	39,975	35,201	31,001
Non-interest income	12,227	12,225	15,882	17,513	15,327	13,353	15,931
Non-interest expenses	28,134	27,020	36,135	36,598	38,200	38,667	39,508
Income before income tax expense	16,779	15,095	20,510	20,738	17,102	9,887	7,424
Income tax expense	2,958	4,342	9,901	6,237	5,020	2,572	(18,113)
Net Income	13,821	10,753	10,609	14,501	12,082	7,315	25,537
Preferred stock dividends and discount accretion	—	—	—	—	—	—	—
Net Income Available to Common Shareholders	$13,821	$10,753	$10,609	$14,501	$12,082	$7,315	$25,537

Per Share Data
Net income
Basic	$0.60	$0.47	$0.46	$0.64	$0.53	$0.33	$1.43
Diluted	$0.60	$0.47	$0.46	$0.63	$0.53	$0.33	$1.41
Cash dividends	$0.83	$0.86	$0.92	$0.64	$—	$—	$—

Balance End of Period
Total assets	$1,339,122	$1,347,352	$1,347,420	$1,357,283	$1,342,313	$1,278,657	$1,222,682
Total loans	752,895	693,866	694,979	652,337	617,308	610,332	597,590
Allowance for loan losses	7,986	8,010	7,666	8,458	10,896	13,208	16,209
Total deposits	1,166,276	1,195,335	1,198,164	1,199,717	1,165,393	1,111,811	1,069,718
Stockholders’ equity	121,351	135,969	132,658	141,114	147,341	134,536	110,608

Selected Ratios
Return on average assets	1.39%	1.09%	0.79%	1.08%	0.93%	0.59%	2.12%
Return on average equity	15.21%	10.85%	8.04%	10.13%	8.67%	6.00%	28.78%

FIRST MERCHANTS
UNAUDITED PRO FORMA SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA
(Dollars in Thousands, Except Per Share Amounts)

	For the Nine Months Ended September 30, 2018
	First Merchants Historical	MBT Historical	Combined Pro forma Amounts for First Merchants(1)
Summary of Operations
Interest income	$299,291	$34,172	$334,431
Interest expense	48,318	1,586	50,668
Net interest income	250,973	32,586	283,763
Provision for loan losses	5,563	(100)	5,463
Net interest income after provision	245,410	32,686	278,300
Non-interest income	57,279	12,227	69,506
Non-interest expenses	162,213	28,134	193,036
Income before income tax expense	140,476	16,779	154,770
Income tax expense	23,050	2,958	25,486
Net Income Available to Common Shareholders	$117,426	$13,821	$129,284
Per Share Data
Net income
Basic	$2.38	$0.60	$2.32
Diluted	2.37	0.60	2.31
Cash dividends	0.62	0.83	0.62
Balance End of Period
Total assets	$9,787,282	$1,339,122	$11,305,391
Total loans	7,091,093	752,895	7,822,380
Allowance for loan losses	78,406	7,986	78,406
Total deposits	7,633,152	1,166,276	8,798,069
Stockholders’ equity	1,361,426	121,351	1,643,663
(1)	See Note 1 in “Notes to Unaudited Pro Forma Summary of Selected Consolidated Financial Data on page 22 for information relating to the determination of the purchase price and application of the purchase method of accounting in estimating the fair values of MBT’s assets and liabilities. The actual fair value adjustments to the assets and the liabilities of MBT will be made on the basis of appraisals and evaluations that will be made as of the date the Merger is completed.

FIRST MERCHANTS
UNAUDITED PRO FORMA SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA
(Dollars in Thousands, Except Per Share Amounts)

	For the Year Ended December 31, 2017
	First Merchants Historical	MBT Historical	Combined Pro forma Amounts for First Merchants(1)
Summary of Operations
Interest income	$314,896	$41,800	$357,987
Interest expense	37,612	1,737	40,368
Net interest income	277,284	40,063	317,619
Provision for loan losses	9,143	(700)	8,443
Net interest income after provision	268,141	40,763	309,176
Non-interest income	71,009	15,882	86,891
Non-interest expenses	205,556	36,135	245,277
Income before income tax expense	133,594	20,510	150,790
Income tax expense	37,524	9,901	46,265
Net Income Available to Common Shareholders	$96,070	$10,609	$104,525
Per Share Data
Net income
Basic	$2.13	$0.46	$2.02
Diluted	2.12	0.46	2.01
Cash dividends	0.69	0.92	0.69
Balance End of Period
Total assets	$9,367,478	$1,347,420	$10,893,885
Total loans	6,758,415	694,979	7,431,786
Allowance for loan losses	75,032	7,666	75,032
Total deposits	7,172,530	1,198,164	8,369,335
Stockholders’ equity	1,303,463	132,658	1,585,700
(1)	See Note 1 in “Notes to Unaudited Pro Forma Summary of Selected Consolidated Financial Data on page 22 for information relating to the determination of the purchase price and application of the purchase method of accounting in estimating the fair values of MBT’s assets and liabilities. The actual fair value adjustments to the assets and the liabilities of MBT will be made on the basis of appraisals and evaluations that will be made as of the date the Merger is completed.

NOTES TO UNAUDITED PRO FORMA SUMMARY OF SELECTED
CONSOLIDATED FINANCIAL DATA
(Dollars in Thousands, Except Per Share Amounts)

Note 1—Determination and Allocation of Purchase Price

Each share of MBT common stock that is outstanding immediately prior to the Merger will be converted into the right to receive a 0.2750 share of First Merchants common stock. The table below assumes (a) the issuance of 6,378,818 shares of First Merchants common shares to MBT shareholders, which assumes 23,195,704 shares of MBT common stock are outstanding at the time of closing (representing the sum of 22,990,430 shares of MBT common stock outstanding on October 9, 2018 and 205,274 shares of MBT common stock to be issued immediately prior to the effective time of the Merger pursuant to certain outstanding SOSARs and RSUs awards) multiplied by the Exchange Ratio, and (b) that the amount payable to certain directors relating to the termination of their rights under the Director DBO Plan will be made in an aggregate cash payment of $2,899,894 (as opposed to the issuance of shares of First Merchants common stock issuable at the election of each such director, which shares are included in the aggregate number of shares registered under the registration statement of which this proxy statement and prospectus is a part).

To record goodwill generated from the acquisition
Purchase Price:
MBT shares outstanding	23,195,704
Exchange Ratio	0.2750
First Merchants shares issued	6,378,818
First Merchants common stock price at 10/09/2018	$45.71
Purchase Price	$291,575,771
(Dollars in thousands)
Total Purchase Price	$291,576
Allocated to:
Historical book value of MBT assets and liabilities	121,351
MBT estimated transaction costs, net of tax	(10,121)
Adjusted book value of MBT	$111,230
Adjustments to record assets and liabilities at fair value:
Loans, credit mark	$(14,509)
Loans, interest rate mark	(7,099)
Eliminate MBT allowance for loan losses	7,986
Other real estate owned, write-down	(100)
Premises and equipment, write-down	(650)
Time deposits, interest rate mark	1,359
Core deposits intangible	19,809
Deferred taxes	(1,427)
Total allocation	$5,369
Goodwill	$174,977

RISK FACTORS

In addition to general investment risks and the other information contained in or incorporated by reference into this proxy statement and prospectus, including the matters addressed under the section “Forward-Looking Statements,” you should carefully consider the following risk factors in deciding how to vote for the Merger Proposal presented in this proxy statement and prospectus. You should also consider the other information in this proxy statement and prospectus and the other documents incorporated by reference into this proxy statement and prospectus. See “Where You Can Find ADDITIONAL Information” on page 71.

Risk Factors Relating to the Merged Company and Its Industry

Combining the two (2) companies may be more difficult, costly or time consuming than expected and the anticipated benefits and costs savings of the Merger may not be realized.

Even though First Merchants has acquired other financial services businesses in the past, the success of the Merger with MBT will depend on a number of factors, including, but not limited to, the merged company’s ability to:

•	integrate MBT’s operations with the operations of First Merchants;
•	maintain existing relationships with First Merchants’ depositors and MBT’s depositors to minimize withdrawals of deposits subsequent to the acquisition;
•	maintain and enhance existing relationships with borrowers of First Merchants and MBT;
•	achieve projected net income of First Merchants Bank and expected cost savings and revenue enhancements from the merged company;
•	control the incremental non-interest expense to maintain overall operating efficiencies;
•	retain and attract key and qualified management, lending and other banking personnel; and
•	compete effectively in the communities served by First Merchants and MBT, and in nearby communities.

First Merchants’ failure to successfully integrate MBT into its business may adversely affect its financial condition and results of operations.

The value of the consideration to be received by MBT shareholders in the Merger will fluctuate.

If the Merger is completed, MBT shareholders will receive a number of shares of First Merchants common stock based on a fixed Exchange Ratio of 0.2750 share of First Merchants common stock for each share of MBT common stock. Because the market value of First Merchants common stock may (and likely will) fluctuate, the value of the stock consideration you receive for your shares may also fluctuate. The market value of First Merchants common stock could fluctuate for any number of reasons, including those specific to First Merchants and those that influence trading prices of equity securities generally. As a result, you will not know the exact value of the shares of First Merchants common stock you will receive at the time you must vote your shares. The value of First Merchants common stock on the closing date of the Merger may be greater or less than the market price of First Merchants common stock on the record date, on the date of this proxy statement and prospectus or on the date of the special meeting.

We encourage you to obtain a current market quotation for First Merchants common stock because the value of any First Merchants shares you receive may be more or less than the value of such shares as of the date of this document.

The merged company’s allowance for loan losses may not be adequate to cover actual loan losses.

The merged company’s loan customers may not repay their loans according to their terms, and the customers’ collateral securing the payment of their loans may be insufficient to assure repayment. As of September 30, 2018, approximately 67% of the merged company’s loans are comprised of commercial real estate and commercial lines of credit and term and development loans, which can result in higher loan loss experience than residential loans in economic downturns. The underwriting, review and monitoring that will be performed by the merged company’s officers and directors cannot eliminate all of the risks related to these loans.

Each of First Merchants and MBT make various assumptions and judgments about the collectability of their respective loan portfolios and provide an allowance for loan losses based on a number of factors. If the assumptions are wrong or the facts and circumstances subsequently and materially change, the allowance for loan losses and Merger-related credit marks may not be sufficient to cover the merged company’s loan losses. The merged company may have to increase its allowance for loan losses in the future, which could decrease its net income.

Deterioration in loan quality will adversely affect the merged company’s results of operations and financial condition.

Each of First Merchants and MBT seek to mitigate the risks inherent in their respective loan portfolios by adhering to sound underwriting practices. Their lending strategies also include emphasizing diversification on a geographic, industry and customer level, regular credit quality reviews and management reviews of large credit exposures and loans experiencing deterioration of credit quality. There is continuous review of their loan portfolios, including internally administered loan “watch” lists and independent loan reviews. These evaluations take into consideration identified credit problems, as well as the possibility of losses inherent in the loan portfolio that are not specifically identified. Although First Merchants and MBT believe their underwriting and loan review procedures are appropriate for the various kinds of loans they make, the merged company’s results of operation and financial condition will be adversely affected in the event the quality of their respective loan portfolios deteriorates. As of September 30, 2018, First Merchants had $21.4 million and MBT had $11.4 million in non-performing loans, including restructured loans.

Changes in interest rates may reduce the merged company’s net interest income.

Like other financial institutions, the merged company’s net interest income is its primary revenue source. Net interest income is the difference between interest earned on loans and investments and interest expense incurred on deposits and other borrowings. The merged company’s net interest income will be affected by changes in market rates of interest, the interest rate sensitivity of its assets and liabilities, prepayments on its loans and investments and limits on increases in the rates of interest charged on its residential real estate loans.

The merged company will not be able to predict or control changes in market rates of interest. Market rates of interest are affected by regional and local economic conditions, as well as monetary policies of the Federal Reserve Board. The following factors also may affect market interest rates:

•	inflation;
•	slow or stagnant economic growth or recession;
•	unemployment;
•	money supply;
•	international disorders;
•	instability in domestic and foreign financial markets; and
•	other factors beyond the merged company’s control.

Each of First Merchants and MBT has policies and procedures designed to manage the risks from changes in market interest rates; however, despite risk management, changes in interest rates could adversely affect the merged company’s results of operations and financial condition.

Changes in economic conditions and the geographic concentration of the merged company’s markets could adversely affect the merged company’s financial condition.

The merged company’s success will depend to a great extent upon the general economic conditions of the Midwest Region of the United States. Unlike larger banks that are more geographically diversified, the merged company will provide banking and financial services to customers primarily located in these areas. Favorable economic conditions may not exist in the merged company’s markets.

A continued economic slowdown could have the following consequences:

•	loan delinquencies may increase;

•	problem assets and foreclosures may increase;
•	demand for the products and services of MBT and First Merchants may decline; and
•	collateral for loans made by MBT and First Merchants may decline in value, in turn reducing customers’ borrowing power, and reducing the value of assets and collateral associated with existing loans.

Anti-takeover defenses may delay or prevent future mergers.

Provisions contained in First Merchants’ Articles of Incorporation and Bylaws and certain provisions of Indiana law could make it more difficult for a third party to acquire First Merchants, even if doing so might be beneficial to First Merchants shareholders. See “COMPARISON OF COMMON STOCK—Anti-Takeover Provisions” on page 68. These provisions could limit the price that some investors might be willing to pay in the future for shares of First Merchants common stock and may have the effect of delaying or preventing a change in control.

If the Merger is not completed, the parties will have incurred substantial expenses without realizing the expected benefits.

First Merchants and MBT have incurred substantial expenses in connection with the transactions described in this proxy statement and prospectus. The completion of the Merger depends on the satisfaction of several conditions. We cannot guarantee that these conditions will be met. MBT expects to incur approximately $12.5 million in pre-tax Merger-related expenses and First Merchants expects to incur approximately $7.7 million in pre-tax Merger-related expenses, which include legal, accounting and financial advisory expenses and which excludes any contract termination fees, if applicable. Although some of these expenses will not be incurred if the Merger is not completed, others will and such expenses could have a material adverse impact on the financial condition of First Merchants and MBT because they would not have realized the expected benefits of the Merger. There can be no assurance that the Merger will be completed.

The Merger Agreement may be terminated in accordance with its terms and the Merger may not be completed, which could have a negative impact on MBT.

The Merger Agreement with First Merchants is subject to a number of conditions which must be fulfilled in order to close. Those conditions include: MBT shareholder approval, regulatory approvals, the continued accuracy of certain representations and warranties by both parties and the performance by both parties of certain covenants and agreements. There can be no assurance that the Merger will be completed.

In addition, certain circumstances exist where MBT may choose to terminate the Merger Agreement, including the acceptance of a superior acquisition proposal. See “THE MERGER—Exchange of MBT Common Stock” for a more complete discussion of the consideration to be paid in the Merger and “THE MERGER AGREEMENT—Termination; Waiver; Amendment” for a more complete discussion of the circumstances under which the Merger Agreement could be terminated. There can be no assurance that the conditions to closing the Merger will be fulfilled or that the Merger will be completed.

If the Merger Agreement is terminated, there may be various consequences to MBT, including:

•	MBT’s businesses may have been adversely impacted by the failure to pursue other beneficial opportunities due to the focus of management on the Merger, without realizing any of the anticipated benefits of completing the Merger; and
•	MBT will have incurred substantial expenses in connection with the Merger, without realizing any of the anticipated benefits of completing the Merger.

If the Merger Agreement is terminated by MBT due to its acceptance of a superior acquisition proposal or by First Merchants due to the failure of MBT’s Board of Directors to recommend approval of the Merger Agreement to its shareholders by reason of a superior acquisition proposal or for certain related reasons, then MBT has agreed pay to First Merchants a $12,680,000 termination fee. The payment of the termination fee could have a material adverse effect on MBT’s financial condition, and there can be no assurance that MBT would be able to complete a transaction with a party willing to pay an equivalent or more attractive price than the price First Merchants has agreed to pay in the Merger.

The termination fee and the restrictions on solicitation contained in the Merger Agreement may discourage other companies from trying to acquire MBT.

Until the completion of the Merger, with some exceptions, MBT is prohibited from soliciting, initiating, encouraging or participating in any discussion of or otherwise considering any inquiries or proposals that may lead to an acquisition proposal, such as a merger or other business combination transaction, with any person other than First Merchants. In addition, MBT has agreed to pay a termination fee of $12,680,000 to First Merchants if the MBT Board of Directors does not recommend approval of the Merger Agreement to the MBT shareholders by reason of a superior acquisition proposal. These provisions could discourage other companies from trying to acquire MBT even though such other companies might be willing to offer greater value to MBT’s shareholders than First Merchants has offered in the Merger Agreement. The payment of the termination fee also could have a material adverse effect on MBT’s financial condition.

The market price of First Merchants common stock after the Merger may be affected by factors different from those affecting the shares of MBT or First Merchants currently.

Upon completion of the Merger, holders of MBT common stock will become holders of First Merchants common stock. First Merchants’ business differs in important respects from that of MBT, and, accordingly, the results of operations of the combined company and the market price of First Merchants common stock after the completion of the Merger may be affected by factors different from those currently affecting the independent results of operations of each of First Merchants and MBT. First Merchants is, and will continue to be, subject to the risks described in First Merchants’ Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the SEC and incorporated by reference into this proxy statement and prospectus. See the documents incorporated by reference in this proxy statement and prospectus and referred to under “Where You Can Find Additional Information” on page 71.

MBT shareholders will have a reduced ownership and voting interest after the Merger and will exercise less influence over management.

MBT’s shareholders currently have the right to vote in the election of the MBT Board of Directors and on other matters affecting MBT. When the Merger occurs, each MBT shareholder will become a shareholder of First Merchants with a percentage ownership of the combined organization that is smaller than the shareholder’s percentage ownership of MBT. Because of this, MBT’s shareholders will have less influence over the management and policies of First Merchants than they now have over the management and policies of MBT.

The fairness opinion received by the MBT Board of Directors in connetion with the Merger prior to the signing of the Merger Agreement has not been updated to reflect changes in circumstances since the date of such opinion.

The written opinion rendered by Sandler O’Neill, financial advisor to MBT, on October 9, 2018, was based upon information available as of such date. Sandler O’Neill’s opinion has not been updated to reflect changes that may occur or may have occurred after the date on which it was delivered, including changes to the operations and prospects of MBT or First Merchants, changes in general market and economic conditions, or other changes. Any such changes may alter the relative value of MBT or First Merchants, or the prices of shares of MBT common stock or First Merchants common stock by the time the Merger is completed. The written opinion does not speak as of the date the Merger will be completed or as of any date other than the date of such written opinion. For a description of the opinion that MBT received from its financial advisor, please see “The Merger – Opinion of MBT’s Financial Advisor,” beginning on page 40.

Risk Factors Relating to the Merger

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or that could have an adverse effect on the combined company following the Merger.

The transactions contemplated in the Merger Agreement cannot be completed until First Merchants receives necessary regulatory approvals, which include the approval of the Federal Deposit Insurance Corporation and Indiana Department of Financial Institutions. In determining whether to grant these approvals, the regulators consider a variety of factors, including the regulatory standing of each party and the factors described under “THE MERGER—Regulatory Approvals.” An adverse development in either party’s regulatory standing or these factors could result in an inability to obtain approval or delay its receipt. These regulators may impose conditions on the completion of the Merger or the Bank Merger or require changes to the terms of the Merger or the Bank Merger. Such conditions or changes could have the effect of delaying or preventing completion of the Merger or the Bank Merger or imposing additional costs on or limiting the revenues of the combined company following the Merger and the Bank Merger, any of which might have an adverse effect on the combined company following the Merger. Regulatory approvals could also be impacted based on the status of any ongoing investigation of either party or its customers, including subpoenas to provide information or investigations, by a federal, state or local governmental agency.

Certain of MBT’s directors and executive officers have interests in the Merger that may differ from the interests of MBT’s shareholders.

MBT shareholders should be aware that some of MBT’s executive officers and directors have interests in the Merger and have arrangements that are different from, or in addition to, those of MBT shareholders generally. MBT’s Board of Directors was aware of and considered these interests, among other matters, when making its decision to approve and adopt the Merger Agreement, and in recommending that MBT shareholders vote in favor of approving the Merger Agreement.

For a description of these interests, see “THE MERGER—Interests of Certain Persons in the Merger” on page 51.

MBT and First Merchants will be subject to business uncertainties and contractual restrictions while the Merger is pending.

Uncertainty about the effect of the Merger on employees and customers may have an adverse effect on MBT or First Merchants. These uncertainties may impair MBT’s or First Merchants’ ability to attract, retain and motivate key personnel until the Merger is completed, and could cause customers and others that deal with MBT or First Merchants to seek to change existing business relationships with MBT or First Merchants. Retention of certain employees by MBT or First Merchants may be challenging while the Merger is pending, as certain employees may experience uncertainty about their future roles with MBT or First Merchants. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with MBT or First Merchants, MBT’s and/or First Merchants’ business could be harmed. In addition, subject to certain exceptions, each of MBT and First Merchants has agreed to operate its business in the ordinary course prior to closing. See “THE MERGER AGREEMENT—Restrictions Affecting the Parties Prior to Completion of the Merger” on page 57 for a description of the restrictive covenants applicable to MBT and First Merchants while the Merger is pending.

The shares of First Merchants common stock to be received by MBT shareholders as a result of the Merger will have different rights from the shares of MBT common stock.

Upon completion of the Merger, MBT shareholders will become First Merchants shareholders and their rights as shareholders will be governed by the First Merchants Articles of Incorporation and Bylaws. The rights associated with MBT common stock may be different from the rights associated with First Merchants common stock. Please see “Comparison of Common Stock” beginning on page 64 for a discussion of the different rights associated with First Merchants common stock.

The Merger may fail to qualify as a tax-free reorganization for federal tax purposes, resulting in your recognition of taxable gain or loss in respect of your shares of MBT common stock.

MBT intends the Merger to qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. Although the IRS will not provide a ruling on the matter, First Merchants will, as a condition to closing, obtain an opinion from legal counsel that the Merger will constitute a “reorganization” for federal tax purposes. Such opinion will comply with the regulations and guidance of the SEC with respect to the persons entitled to rely on tax opinions contained in the Registration Statement on Form S-4, of which this proxy and prospectus is a part. This opinion does not bind the IRS or prevent the IRS from adopting a contrary position. If the Merger fails to qualify as a reorganization, you generally would recognize gain or loss on each share of MBT common share surrendered in an amount equal to the difference between your adjusted tax basis in that share and the fair market value of the Merger consideration received in exchange for that share upon completion of the Merger.

THE MBT SPECIAL MEETING
Special Meeting of Shareholders of
MBT Financial Corp.

General Information

We are furnishing this document to the shareholders of MBT in connection with the solicitation by the Board of Directors of MBT of proxies for use at the MBT special meeting of shareholders to be held on February 14, 2019, at 10:00 a.m., local time, at 10 Washington Street, Monroe, Michigan 48161. This document is first being mailed to MBT shareholders on December 26, 2018, and includes the notice of MBT special meeting, and is accompanied by a form of proxy.

Matters To Be Considered

The purposes of the special meeting are as follows:

1.	Merger Proposal. To consider and vote upon a proposal to approve the Merger Agreement, pursuant to which MBT will merge with and into First Merchants and, immediately thereafter, Monroe Bank & Trust will be consolidated and merged with and into First Merchants Bank, as discussed under the section titled “Merger Proposal” beginning on page 32.
2.	Merger-Related Compensation Proposal. To consider and vote upon a proposal to approve, on an advisory (non-binding) basis, the compensation to be paid to MBT’s named executive officers that is based on or otherwise relates to the Merger, as discussed under the section titled “Merger-Related Compensation Proposal” beginning on page 32.
3.	Adjournment Proposal. To approve one (1) or more adjournments of the MBT special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Merger Proposal.
4.	Other Matters. To vote upon such other matters which may properly be presented at the special meeting or any adjournment or postponement of the special meeting. The Board of Directors is not aware of any such other matters.

Pursuant to the Merger Agreement, MBT will merge into First Merchants. The Merger Agreement is attached to this document as Annex A and is incorporated in this document by reference. For a description of the Merger Agreement, see “THE MERGER AGREEMENT,” beginning on page 53.

Vote Required

Approval of the Merger Proposal requires the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of MBT common stock. Approval of the Merger-Related Compensation Proposal and the Adjournment Proposal only requires the affirmative vote of at least a majority of the shares of MBT common stock cast at the meeting, in person or by proxy, so long as a quorum is present. As provided by the Michigan Business Corporation Act, an abstention is not a “vote cast.” Abstentions from voting and broker non-votes, if any, on Proposal 2 (Merger-Related Compensation Proposal) and Proposal 3 (Adjournment Proposal) are not treated as votes cast and, therefore, will have no effect on the outcome of the passage of the proposal. MBT has fixed December 18, 2018, as the record date for determining those MBT shareholders entitled to notice of, and to vote at, the special meeting. Accordingly, if you were an MBT shareholder of record at the close of business on December 18, 2018, you will be entitled to notice of and to vote at the special meeting. Each share of MBT common stock you own on the record date entitles you to one (1) vote on each matter presented at the special meeting. At the close of business on the record date of December 18, 2018, there were 23,025,525 shares of MBT common stock outstanding held by approximately 3,200 shareholders of record.

Voting Agreement

As of the record date, MBT’s Board of Directors had voting power with respect to an aggregate of 1,155,725 shares of MBT common stock outstanding, representing 5.0% of the outstanding shares on that date. As of the record date, the members of MBT’s Board of Directors, together with Patriot Partners, and Castle Creek had power to vote, or caused to be voted, an aggregate of 5,092,450 shares of MBT common stock outstanding, representing 22.1% of the outstanding shares on that date. Each member of the Board of Directors of MBT, Patriot Financial Partners, and Castle Creek Capital Partners entered into a voting agreement with First Merchants to cause all shares of MBT common stock owned by them of record or beneficially to be voted in favor of the Merger Proposal. See “THE MERGER AGREEMENT—Voting Agreement” on page 59.

Proxies

If you are an MBT shareholder, you should have received a proxy card for use at the MBT special meeting with this proxy statement and prospectus. The accompanying proxy card is for your use in voting at the special meeting if you are unable or do not wish to attend the special meeting in person. The shares represented by proxies properly signed and returned will be voted at the special meeting as instructed by the MBT shareholder giving the proxies. Proxy cards that are properly signed and returned but do not have voting instructions will be voted “FOR” approval of the Merger Proposal and “FOR” approval of the Adjournment Proposal.

If you deliver a properly signed proxy card, you may revoke your proxy at any time before it is exercised by:

•	delivering to the Corporate Secretary of MBT at or prior to the special meeting a written notice of revocation addressed to MBT Financial Corp., 10 Washington Street, Monroe, Michigan 46161, Attention: Scott E. McKelvey, Corporate Secretary; or
•	delivering to MBT at or prior to the special meeting a properly completed proxy card having a later date; or
•	voting in person by ballot at the special shareholders meeting.

Because approval of the Merger Proposal requires the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of MBT common stock, abstentions will have the same effect as voting “AGAINST” approval of the Merger Proposal. Accordingly, your Board of Directors urges all MBT shareholders to vote by proxy by completing, dating and signing the accompanying proxy and returning it promptly in the enclosed postage-paid envelope. Abstentions and broker non-votes will have no effect on the Adjournment Proposal since it only requires a majority of the shares of MBT common stock voting at the meeting. You should not send stock certificates with your proxy card.

Solicitation of Proxies

MBT will bear the entire cost of soliciting proxies from and mailing proxies to its shareholders in connection with the MBT special meeting. In addition to solicitation of proxies by mail, proxies may be solicited personally or by telephone by directors, officers and certain employees of MBT, who will not be specially compensated for such soliciting.

In soliciting proxies, no one has any authority to make any representations and warranties about the Merger or the Merger Proposal in addition to or contrary to the provisions stated in this document. No statement regarding the Merger, the Merger Agreement or the Merger Proposal should be relied upon except as expressly stated in this document.

MBT has retained Morrow Sodali L.L.C., a proxy solicitation firm, to assist MBT in soliciting proxies with respect to the special meeting. MBT anticipates that the costs of Morrow Sodali L.L.C.’s services will be approximately $12,500, plus additional fees in the event certain services are requested. In addition, MBT’s financial advisor Donnelly Penman may assist in the solicitation of proxies without any additional compensation beyond what is disclosed in the proxy.

Recommendation of the MBT Board of Directors

MBT’s Board of Directors has approved the Merger Agreement. MBT’s Board of Directors believes that the Merger is fair to and in the best interests of MBT and its shareholders. The Board recommends that the MBT shareholders vote “FOR” approval of the Merger Proposal and “FOR” approval of the Adjournment Proposal. See “THE MERGER— MBT’s Reasons for the Merger” on page 38.

Other Matters

The special meeting of MBT shareholders has been called for the purposes set forth in the Notice to MBT shareholders included in this document. Your Board of Directors is unaware of any matter for action by shareholders at the special meeting other than as stated in the Notice or in this proxy statement and prospectus. However, the enclosed proxy will give discretionary authority to the persons named in the proxy with respect to matters which are not known to your Board of Directors as of the date hereof and which may properly come before the special meeting. It is the intention of the persons named in the proxy to vote with respect to such matters in accordance with the recommendations of the Board of Directors of MBT or, if no recommendations are given, in their best judgment. The approval of the transaction of any other business that may properly come before the special meeting generally requires more votes to be cast in favor of the proposal than are cast against it.

Beneficial Ownership of MBT Common Stock by Certain Shareholders

The following table shows, as of December 18, 2018, the beneficial ownership of MBT common stock of each person who beneficially owns more than five percent (5%) of MBT’s outstanding common stock, each MBT director, each of the executive officers of MBT and/or Monroe Bank & Trust and all of the directors and executive officers as a group. Unless otherwise indicated, each person has sole voting and investment power with respect to the shares set forth in the following table.

Name of Beneficial Owner	Shares of Common Stock Owned(1)		Percent of Class
Kristine L. Barann	7,629		*
Peter H. Carlton	206,556		*
H. Douglas Chaffin	200,241	(2)	*
Joseph S. Daly	305,895	(3)	1.3%
James F. Deutsch	2,060,302	(4)	9.0%
Scott E. McKelvey	74,826	(5)	*
Audrey Mistor	28,235	(6)	*
Michael J. Miller	227,314	(7)	*
Thomas G. Myers	112,914	(8)	*
Tony Scavuzzo	1,876,423	(9)	8.2%
Debra J. Shah	127,123		*
John L. Skibski	88,953	(10)	*
Joseph S. Vig	17,629	(11)	*
All Directors, Nominees and Executive Officers as a Group (13 in group)	5,334,040		23.2%
*	Ownership is less than 1% of the class.
(1)	Except as otherwise noted, none of the named individuals shares with another person either voting or investment power as to the shares reported.
(2)	Includes 10,276 shares subject to SOSARs, which are presently exercisable.
(3)	Includes 98,021 share units issued under the director deferred compensation plan.
(4)	Includes 1,845,027 shares held by Patriot Financial Partners II, L.P. and 215,275 shares held by Patriot Financial Partners Parallel II, L.P. Mr. Deutsch is a member of the investment committees which make investment decisions on behalf of both entities. Mr. Deutsch disclaims beneficial ownership.
(5)	Includes 1,364 shares subject to shared voting and investment power, and 1,545 shares subject to SOSARs, which are presently exercisable.
(6)	Includes 270 shares subject to SOSARs, which are presently exercisable.
(7)	Includes 227,314 shares subject to shared voting and investment power.
(8)	Includes 6,339 shares subject to SOSARs, which are presently exercisable.
(9)	Includes 1,876,423 shares held by Castle Creek Capital Partners. Mr. Scavuzzo is a Principal at Castle Creek and disclaims beneficial ownership.
(10)	Includes 4,000 shares subject to shared voting and investment power, and 6,339 shares subject to SOSARs, which are presently exercisable.
(11)	Includes 5,000 shares subject to shared voting and investment power.

As of December 18, 2018, no person was known by MBT to be the beneficial owner of more than 5% of the outstanding shares of common stock of MBT, except as follows:

Name and Address of Beneficial Owner	Shares of Common Stock Owned	Percent of Class
Patriot Financial Partners(1) CIRA Centre 2929 Arch Street, 27th Floor Philadelphia, PA 19104-2868	2,060,302	8.9%

Castle Creek Capital Partners(2) 6051 El Tordo, PO Box 1329 Rancho Santa Fe, CA 92067	1,876,423	8.1%

Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, TX, 78746	1,271,324	5.5%
(1)	James F. Deutsch, a director of MBT, is a member of the investment committee of Patriot Financial Partners which makes investment decisions on behalf Patriot Financial Partners II, L.P. and Patriot Financial Partners Parallel II, L.P. which own 1,845,027 shares and 215,275 shares, respectively. Mr. Deutsch disclaims beneficial ownership.
(2)	Tony Scavuzzo, a director, is a principal at Castle Creek Capital Partners. Mr. Scavuzzo disclaims beneficial ownership.

MERGER PROPOSAL

MBT is asking its shareholders to approve the Merger Proposal. Holders of MBT common stock should read this proxy statement and prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the Merger Agreement and the Merger. A copy of the Merger Agreement is attached to this proxy statement and prospectus as Annex A.

After careful consideration, the Board of Directors of MBT approved and adopted the Merger Agreement and determined it to be advisable and in the best interest of MBT and its shareholders. See “THE MERGER—MBT’s Reasons for the Merger; Recommendation of MBT’s Board of Directors” included elsewhere in this proxy statement and prospectus for a more detailed discussion of the MBT Board of Directors’ recommendation.

For the reasons discussed in this proxy statement and prospectus, the Board of Directors of MBT determined that the Merger Agreement and the transactions contemplated by the Merger Agreement are advisable and in the best interests of MBT and its shareholders, and adopted and approved the Merger Agreement. The Board of Directors of MBT recommends that MBT shareholders vote “FOR” approval of the Merger Proposal.

ADJOURNMENT PROPOSAL

The MBT special meeting may be adjourned to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the MBT special meeting to approve the Merger Proposal.

If, at the MBT special meeting, the number of shares of MBT common stock present or represented and voting in favor of the Merger Proposal is insufficient to approve the Merger Proposal, MBT intends to move to adjourn the MBT special meeting in order to enable the Board of Directors of MBT to solicit additional proxies for approval of the Merger Proposal. In that event, MBT will ask its shareholders to vote upon the Adjournment Proposal, but not the Merger Proposal.

In this Adjournment Proposal, MBT is asking its shareholders to authorize the holder of any proxy solicited by the Board of Directors of MBT, on a discretionary basis, to vote in favor of adjourning the MBT special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from MBT shareholders who have previously voted.

The Board of Directors of MBT recommends a vote “FOR” the Adjournment Proposal.

MERGER-RELATED COMPENSATION PROPOSAL

Non-Binding Advisory Vote on Merger Related Named Executive Officer Compensation

As required by Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Rule 14a-21(c) of the Securities Exchange Act of 1934, as amended, MBT is seeking non-binding, advisory shareholder approval of the compensation of the named executive officers of MBT that is based upon or otherwise related to the Merger as disclosed under the heading “Merger-Related Compensation for MBT’s Named Executive Officers” appearing below. This proposal provides you, as a shareholder of MBT, the opportunity to express your view on any merger-related compensation of MBT’s named executive officers by approving or not approving adoption of the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to MBT’s named executive officers in connection with the Merger and the agreements or understandings pursuant to which such compensation may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in ‘THE MERGER – RELATED COMPENSATION PROPOSAL,’ are hereby APPROVED.”

Because the Merger is not conditioned upon this proposal and your vote is advisory, it will not be binding on MBT or First Merchants. If the parties complete the Merger, the merger-related compensation disclosed below under “Merger-Related Compensation for MBT’s Named Executive Officers” will be paid to MBT’s named executive officers to the extent payable in accordance with the compensation agreements and other arrangements even if the MBT’s shareholders do not approve the merger-related compensation on an advisory basis. In addition to information below regarding the Merger-Related Compensation Proposal, see “THE MERGER - Interests of Certain Persons in the Merger” for additional information regarding interests of management in the Merger at page 51.

Merger-Related Compensation for MBT’s Named Executive Officers

MBT has entered into change in control or severance agreements with its named executive officers that will provide cash payments to them in connection with the Merger. Additionally, under the terms of the MBT’s equity plans, award agreements and the terms of the Merger Agreement all unvested equity awards will become vested and exchanged for the Merger Consideration. Pursuant to the terms of the Merger Agreement and subject to closing of the Merger, to the extent those arrangements are “double trigger” arrangements those arrangements have been amended to eliminate any requirement that the covered participating executive experience an actual or constructive termination of their employment in order to receive the payments and benefits. In exchange for the cash payments provided under the amended agreements the covered executives must provide a full release to MBT and an express agreement permitting the enforcement of any applicable noncompetition and non-solicitation covenants contained in those agreements by First Merchants following the Merger.

The table and footnotes below reflect the estimated amount of compensation that each of the named executive officers of MBT is entitled to receive as a result of the Merger. In addition, the table presents the value of the acceleration of the vesting of equity awards as a result of the Merger. The amounts reported below are estimates based on assumptions that may or may not actually occur or be accurate on the relevant date, including assumptions described in this document. As a result the actual amounts to be received by a named executive officer may differ from the amounts set forth below.

Golden Parachute Compensation

Name and Principal Position (a)	Cash(1) ($)	Equity(2) ($)	Total ($)
H. Douglas Chaffin (PEO)	1,681,809	228,192	1,910,001
John L. Skibski (PFO)	465,704	108,924	574,628
Thomas G. Myers EVP, Chief Lending Manager	454,122	108,924	563,046
Scott E. McKelvey EVP, Wayne County President	447,562	108,924	556,486
Audrey Mistor EVP, Wealth Management Group Director	423,875	108,924	532,799
(1)	The cash payment payable to each of the named executive officers of MBT will be made in a single lump sum in connection with the consummation of the Merger. The amounts indicated for Mr. Chaffin includes $1,174,485 under the terms of his change in control agreement and $507,324 payable in connection with Mr. Chaffin’s agreement to terminate his participation in the Director DBO Plan. At the election of Mr. Chaffin, the cash amount payable in connection with the Director DBO Plan may be paid in shares of common stock of First Merchants. For a description regarding the Director DBO Plan See “THE MERGER - Interests of Certain Persons in the Merger” at page 51. The amounts payable to the other named executive officers represent amounts payable under the terms of their severance agreements with MBT.
(2)	Under the terms of the Merger Agreement immediately prior to the closing, each then outstanding stock only stock appreciation right (SOSAR) and restricted stock unit (RSU) of MBT, whether unvested or vested, shall be exchanged for shares of MBT common stock according to their respective award agreement terms and as a result of the Merger will be converted into the Merger Consideration. The dollar value of the SOSARs and RSUs, the vesting of which is accelerated as a result of the Merger are shown below, in accordance with SEC Reg S-K, Item 402(t), in an amount equal to the average closing market price of MBT common stock over the first five business days following the public announcement of the Merger on October 10, 2018, or $43.63 per share.
Name	SOSARs ($)	Restricted Stock Units ($)	Total ($)
H. Douglas Chaffin	18,816	209,376	228,192
John L. Skibski	7,476	101,448	108,924
Thomas G. Myers	7,476	101,448	108,924
Scott E. McKelvey	7,476	101,448	108,924
Audrey Mistor	7,476	101,448	108,924

The Board of Directors of MBT recommends a vote “FOR” the Merger-Related Compensation Proposal.

THE MERGER

At the special meeting, the shareholders of MBT will consider and vote upon approval of the Merger Agreement. The following summary highlights certain information about the Merger. To understand the Merger, you should read carefully this entire proxy statement and prospectus, including the Merger Agreement, which is attached to this document as Annex A.

Description of the Merger

Under the terms and subject to the conditions of the Merger Agreement approved by each of MBT’s and First Merchants’ Boards of Directors, MBT will merge with and into First Merchants and the separate corporate existence of MBT will cease. Immediately following the Merger, Monroe Bank & Trust will be consolidated and merged with and into First Merchants Bank and Monroe Bank & Trust will cease to exist as a separate entity. The Articles of Incorporation and Bylaws of First Merchants, as in effect prior to the Merger, will be the Articles of Incorporation and Bylaws of First Merchants after the Merger.

Exchange of MBT Common Stock

The Merger Agreement provides that MBT shareholders will have the right, with respect to each of their shares of MBT common stock, to receive, without interest, a 0.2750 (the “Exchange Ratio”) share of First Merchants common stock (the “Merger Consideration”), subject to the payment of cash instead of fractional shares.

If First Merchants changes the number of outstanding shares of First Merchants common stock before the Merger through any stock split, stock dividend, recapitalization or similar transaction, then the Exchange Ratio will be proportionately adjusted so that MBT shareholders will receive such number of shares of First Merchants common stock as represents the same percentage of outstanding shares of First Merchants common stock at the effective date of the Merger as would have been represented by the number of shares of First Merchants common stock such shareholder would have received if the recapitalization had not occurred.

First Merchants will not issue fractional shares to MBT shareholders. Instead, MBT common shareholders will receive for each fractional share an amount in cash determined by multiplying (i) the fractional interest by (ii) the average of the closing price of the common stock of First Merchants as reported by Bloomberg, L.P. for the ten (10) days that First Merchants common stock trades on The NASDAQ Global Select Market preceding the fourth calendar day prior to the effective date of the Merger.

If you are an MBT shareholder and you receive First Merchants common stock as Merger Consideration for your shares of MBT common stock, the value of the consideration that you will receive in the Merger will depend on the market price of First Merchants common stock when you receive your shares of First Merchants common stock. The implied per share value of the stock consideration, based upon First Merchants’ closing stock price on December 18, 2018, the most recent practicable trading day before this proxy statement and prospectus was finalized, was $9.86 per share. No assurance can be given (and it is not likely) that the current market price of First Merchants common stock will be equivalent to the market price of First Merchants common stock on the date that shares of First Merchants common stock are received by an MBT shareholder or at any other time.

On or prior to the effective date of the Merger, First Merchants will deposit with American Stock Transfer, as exchange agent, certificates or book entry for shares (as requested by registered shareholders of MBT) of First Merchants common stock, each to be given to the holders of MBT common stock in exchange for old certificates (or shares in book entry form) representing shares of MBT common stock. Within three (3) business days following the effective date of the Merger, First Merchants will mail a letter of transmittal to each person who was, immediately prior to the effective time of the Merger, a holder of record of MBT common stock. The letter of transmittal will contain instructions for use in effecting the surrender of MBT stock certificates (or shares in book entry form) in exchange for the consideration to which such person may be entitled pursuant to the Merger Agreement. Within five (5) business days following the later of the effective date of the Merger or the surrender to American Stock Transfer of the old certificate(s) representing shares of MBT common stock for cancellation, together with such letter of transmittal duly executed and completed, the holder of such old certificate(s) (or shares in book entry form) will be provided evidence of shares in book entry form representing shares of First Merchants common stock and/or a check in the amount to which such holder is entitled pursuant to the Merger Agreement, and the old certificate will be canceled.

Until you surrender your MBT stock certificates (or shares in book entry form) for exchange, you will accrue, but will not be paid, any dividends or other distributions declared after the effective time of the Merger with respect to First Merchants common stock into which any of your shares may have been converted. When you surrender your MBT stock certificates (or shares in book entry form), First Merchants will pay any unpaid dividends or other distributions, without interest. After the completion of the Merger, there will be no transfers on the stock transfer books of MBT of any shares of MBT common stock.

If a certificate for MBT common stock has been lost, stolen or destroyed, First Merchants will issue the consideration properly payable under the Merger Agreement to the registered owner of such certificate upon receipt of an affidavit of lost stock certificate, in form and substance satisfactory to First Merchants, and upon compliance by the MBT’s shareholder with all procedures historically required by MBT in connection with lost, stolen or destroyed certificates.

Effect of the Merger on First Merchants Shareholders

The approval of the First Merchants shareholders of the Merger Agreement is not required in order to complete the Merger. First Merchants shareholders will also not be entitled to exchange their shares of First Merchant common stock for any consideration as a result of the Merger. After the Merger, First Merchants shareholders will continue to own the same number of First Merchants shares they owned before the Merger.

Background of the Merger

MBT’s Board of Directors conducts regular strategic planning sessions on a basis no less often than annually to discuss MBT’s long-term strategic alternatives, prospects and strategies to enhance shareholder value. These sessions not only reviewed organic growth plans but also capital management and the potential for mergers and acquisitions. At the December 2017 MBT Board of Directors meeting, the MBT Board of Directors discussed and reviewed MBT’s capital management plan and strategic opportunities to maximize value for its shareholders. These opportunities included, among other alternatives, continuing as an independent institution, growing internally and through acquisitions, or affiliating with another institution. Following these deliberations, the MBT Board of Directors made a preliminary decision to further discuss and review the possibility of an affiliation with a larger financial institution. During January of 2018 the MBT Board of Directors met with representatives of Sandler O’Neill and discussed in general terms the market conditions for mergers and acquisitions in the financial services industry and in particular MBT’s prospects as an acquiror and as a potential acquisition by a larger financial institution.

The MBT Board of Directors held a special meeting on June 1, 2018, to further discuss its strategic options including a possible affiliation with a larger financial institution. The MBT Board of Directors reviewed the challenges facing MBT in the market place including its strong market position in the Monroe, Michigan banking market necessitating the need to continue to extend geographically either through organic growth or growth by acquisitions and mergers. In considering growth by acquisitions MBT’s Board of Directors considered the difficulty of identifying and successfully concluding the acquisitions of other financial institutions as well as the attendant risk of execution of that growth by acquisition strategy. Consideration was also given to the lack of strong loan demand in MBT’s existing markets. The increasing level of market competition in the financial service sector in the Monroe, Michigan market and the high level of competition in the adjacent metropolitan areas were also considered. Finally, the difficulty of adequately growing earnings in the current highly competitive marketplace and the high costs associated with complying with ever increasing governmental regulations, health care and technology needs were considered.

Based upon its prior relationships and the national reputations for investment banking services, at the direction of the MBT Board of Directors, Mr. Chaffin contacted Sandler O’Neill and Donnelly Penman & Partners (“Donnelly Penman”) to seek professional investment banking advice on the national and regional market conditions for financial institution mergers and acquisitions. On July 26, 2018, representatives of Sandler O’Neill and Donnelly Penman met separately with the MBT Board of Directors to discuss current market conditions for mergers and acquisitions in the community banking sector and to specifically discuss institutions that may have an interest in acquiring MBT. Representatives of Sandler O’Neill and Donnelly Penman also provided the MBT Board of Directors with market information regarding recent mergers in the financial services industry covering transactions occurring in the both the Midwest and nationally. Sandler O’Neill and Donnelly Penman separately identified a possible universe of financial institutions that could be potential candidates for a strategic transaction with MBT. Following those discussions, Mr. Chaffin was directed by the MBT Board of Directors to retain Sandler O’Neill and Donnelly Penman to assist MBT with the formal exploration of a possible combination of MBT with a larger financial institution. In order to efficiently and initially evaluate its options with regard to a possible strategic merger with a larger financial institution, the MBT Board of Directors on July 31, 2018, established a special committee comprised of the following directors; Mr. Carlton, Mr. Chaffin, Mr. Daly, Mr. Deutsch, Mr. Miller, Mr. Scavuzzo and Mr. Skibski (the “Special Committee”). The MBT Board of Directors on July 31, 2018 directed Sandler O’Neill to contact six financial institutions to assess their current posture with respect to an acquisition and more specifically their interest in MBT. All of the six institutions, including First Merchants, entered into confidentiality agreements during the first week of August, 2018. Representatives of Sandler O’Neill discussed with each party the expected discovery process which was to include access over the coming weeks to a confidential data room with information regarding MBT to assist them in formulating their indications of interest. Representatives of Sandler O’Neill also indicated that all parties would be asked to provide written non-binding indications of interest during the week following the 2018 Labor Day holiday weekend.

On or about August 15, 2018, First Merchants contacted Sandler O’Neill and indicated that First Merchants would be submitting a written indication of interest within the next several days and wanted to move forward with MBT on an exclusive basis to negotiate a definitive agreement to combine First Merchants and MBT. On August 17, 2018, First Merchants submitted a written indication of interest, which provided that subject to due diligence, it was prepared to offer shareholders of MBT consideration comprised of 90% First Merchants common stock and 10% cash, which had a nominal value of $13.50 per share based upon the then market value of First Merchants common stock.

MBT’s Special Committee met on August 19, 2018. Representatives of Shumaker, Loop & Kendrick, LLP, counsel to MBT and representatives of Sandler O’Neill attended the meeting. Sandler O’Neill informed the MBT Special Committee that one of the six parties had withdrawn from the process shortly after execution of the confidentiality agreement in early August after determining it had no further interest. The MBT Special Committee members then reviewed with Sandler O’Neill the First Merchants August 17, 2018, indication of interest and discussed its response, which included negotiating various terms of the letter and adding other key terms. Thereafter, at the direction of the MBT Special Committee, Representatives of Sandler O’Neill contacted First Merchants on August 20, 2018, and indicated that the offer was not sufficiently compelling to grant First Merchants exclusivity. Representatives of Sandler O’Neill were also directed by the MBT Special Committee to contact the other four interested parties and communicate that MBT had been approached by a party with a potentially preemptive bid and therefore the exploration process would need to be adjusted. Representatives of Sandler O’Neill contacted the other remaining parties and instructed each party to make certain baseline financial assumptions and determine whether they would be in a position to be competitive at or above a pricing level in the mid $13.00 per MBT share area. Representatives of Sandler O’Neill asked that these parties provide a response within the next several days.

The MBT Special Committee met on August 23, 2018. Representatives of Shumaker, Loop & Kendrick, LLP, counsel to MBT and representatives of Sandler O’Neill attended the meeting. Sandler O’Neill presented to the MBT Special Committee the results of their conversations with the four remaining interested parties other than First Merchants. One of the parties indicated to Sandler O’Neill that consistent with its disclosure at the time it executed a confidentiality agreement, it had another potential acquisition transaction that could take a priority over its interest in MBT. Sandler O’Neill indicated to the MBT Special Committee that the other potential transaction was in fact moving forward, and as a result, the interested party withdrew. Two of the other parties indicated that the pricing level indicated by Sandler O’Neill was above their pricing capacity and withdrew. The final interested party submitted an oral indication of interest followed by an emailed indication of interest on August 23, 2018, with a 100% stock offer and an implied pricing level at that time of above $13.00 but below $13.50 per MBT share. After further deliberations the MBT Special Committee instructed Sandler O’Neill to contact First Merchants and indicate that while MBT would like to move forward on the general terms offered by First Merchants in its indication of interest letter dated August 17, 2018, the offer was not sufficiently compelling to grant exclusivity and asked First Merchants to again consider its offer.

On August 25, 2018, all of the members of the Board of Directors of MBT met to receive an update from the MBT Special Committee and to review a revised indication of interest received from First Merchants dated August 25, 2018. Representatives of Shumaker, Loop & Kendrick, LLP, counsel to MBT and representatives of

Sandler O’Neill attended the meeting. Representatives of Sandler O’Neill gave an overview of the process that had occurred since the beginning of August 2018 to the full MBT Board of Directors. Sandler O’Neill also reviewed the terms of the revised indication of interest received from First Merchants. The revised indication of interest proposed an all-stock transaction in which shareholders of MBT would receive 0.2800 shares of First Merchants for each share of MBT which based on the most recent closing price of First Merchants equated to $13.59 per MBT share at that time. Sandler O’Neill provided the MBT Board of Directors with detailed financial information regarding the proposed merger including a comprehensive pro-forma merger analysis. Other recent merger transactions were reviewed with the MBT Board of Directors and compared to the proposed transaction. The members of the MBT Board of Directors then discussed and considered the revised indication of interest and at the conclusion of that discussion unanimously resolved to approve and execute the First Merchants indication of interest letter.

On August 27, 2018 the Board of Directors of MBT formally engaged Sandler O’Neill and Donnelly Penman to provide financial advisory services in connection with a possible sale of MBT. From August 26, 2018 until September 27, 2018, First Merchants conducted a due diligence review of MBT and on September 6, 2018, the law firm of Bingham Greenebaum Doll LLP, legal counsel for First Merchants, presented a draft Agreement and Plan of Reorganization and Merger (the “Merger Agreement”) to MBT’s legal counsel, Shumaker, Loop & Kendrick, LLP. The parties and their legal counsel exchanged comments and negotiated changes to the draft Merger Agreement. During this time, management of the parties continued discussions and performed due diligence. The parties also provided drafts of their respective disclosure letters to the Merger Agreement and discussed other aspects of the proposed transaction and merger integration issues.

On September 27, 2018, the MBT Board of Directors held a meeting to discuss the draft Merger Agreement and related issues. All directors had been provided a copy of the Merger Agreement several days prior to the meeting. Also present at the meeting were representatives of Sandler O’Neill and Shumaker, Loop & Kendrick, LLP. Shumaker, Loop & Kendrick, LLP, discussed the legal standards and responsibilities of the directors with regard to matters before them and provided a comprehensive review of all of the material terms of the terms of the Merger Agreement. Representatives of Sandler O’Neill reviewed with the MBT Board of Directors the background of the process which had been undertaken to that point and presented a comprehensive financial analysis of First Merchants and of the proposed Merger Consideration. Representatives of Sandler O’Neill indicated to the MBT Board of Directors that while substantial due diligence had been completed by the parties, several more days were likely necessary to complete due diligence. Shumaker, Loop & Kendrick, LLP indicated that the Merger Agreement was substantially complete and only minor changes were likely required.

After the September meeting of the MBT Board of Directors, MBT and its representatives conducted a limited scope reverse due diligence of First Merchants. The MBT Board of Directors met again on October 5, 2018, to further discuss the transaction and receive an update on the due diligence progress. Representatives of Sandler O’Neill provided an overview of the due diligence process and indicated that First Merchants contacted them to discuss those results. First Merchants had determined that as a result of its due diligence a small adjustment in the exchange ratio proposed in its indication of interest dated August 25, 2018, was determined necessary, and First Merchants revised the proposed exchange ratio from 0.2800 to 0.2750. Representatives of Sandler O’Neill reviewed the revised proposal with the MBT Board of Directors, and the MBT Board of Directors discussed the matter. At the conclusion of the meeting, Sandler O’Neill was directed by the MBT Board of Directors to communicate to First Merchants that MBT would accept the revised exchange ratio. The MBT Board of Directors determined to meet again on October 8, 2018 for the purpose of its final consideration of the final Merger Agreement.

The MBT Board of Directors met on October 8, 2018, to consider the final Merger Agreement. Sandler O’Neill then delivered to the MBT Board of Directors an oral opinion, which was subsequently confirmed in writing on October 9, 2018, to the effect that, based on and subject to the assumptions, limitations, qualifications and conditions set forth in Sandler O’Neill’s written opinion, as of such date the Exchange Ratio was fair, from a financial point of view, to holders of MBT common stock. Shumaker, Loop & Kendrick, LLP attorneys then requested and received confirmation from the MBT Board of Directors that each of the directors present had reviewed the draft Merger Agreement, resolutions and other ancillary material provided to the directors prior to the special meeting. The Shumaker, Loop & Kendrick, LLP attorneys also reiterated that the directors would need to sign voting agreements, which would require them to vote their shares in favor of the Merger.

Thereafter, the MBT Board of Directors considered resolutions concerning the transaction. The MBT Board of Directors then approved the Merger Agreement and transactions set forth therein and authorized Mr. Chaffin to execute and deliver the Merger Agreement and take the other actions necessary to effect the transaction.

MBT and First Merchants executed the Merger Agreement on October 9, 2018 and announced the transaction on October 10, 2018.

First Merchants’ Reasons for the Merger

In reaching its decision to adopt and approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the First Merchants Board of Directors consulted with First Merchants management and considered a number of factors, including the following material factors:

•	each of First Merchants’ and MBT’s business, operations, financial condition, asset quality, earnings and prospects. In reviewing these factors, the First Merchants Board of Directors considered that the Merger (1) will expand First Merchants’ business within demographically attractive markets in southeastern Michigan; (2) will increase First Merchants’ core deposit base, an important funding source; (3) will provide First Merchants with an experienced management team and quality bank branches in and around southeastern Michigan; and (4) will provide First Merchants with the opportunity to sell First Merchants’ broad array of products to MBT’s client base;
•	its understanding of the current and prospective environment in which First Merchants and MBT operate, including national and local economic conditions, the competitive environment for financial institutions generally, and the likely effect of these factors on First Merchants both with and without the proposed transaction;
•	its review and discussions with First Merchants’ management concerning the due diligence examination of MBT;
•	the complementary nature of the cultures of the two companies, which management believes should facilitate integration and implementation of the transaction;
•	the financial and other terms of the Merger Agreement, including the fixed Exchange Ratio, tax treatment and deal protection and termination fee provisions, which it reviewed with its outside financial and legal advisors;
•	the potential risk of diverting management attention and resources from the operation of First Merchants’ business towards the completion of the Merger; and
•	the regulatory and other approvals required in connection with the Merger and the expectation that such regulatory approvals will be received in a timely manner and without the imposition of unacceptable conditions.

The foregoing discussion of the information and factors considered by the First Merchants Board of Directors is not intended to be exhaustive, but includes the material factors considered by the First Merchants Board of Directors. In reaching its decision to approve and adopt the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the First Merchants Board of Directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The First Merchants Board of Directors considered all these factors as a whole, including discussions with, and questioning of, First Merchants’ management and First Merchants’ financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

For the reasons set forth above, the First Merchants Board of Directors unanimously determined that the Merger Agreement and the transactions contemplated by the Merger Agreement are advisable and in the best interests of First Merchants and its shareholders, and unanimously approved and adopted the Merger Agreement.

MBT’s Reasons for the Merger

In reaching its decision to adopt and approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, and to recommend that its shareholders approve the Merger Agreement,

MBT’s Board of Directors consulted with MBT management, as well as its financial and legal advisors, and considered a number of factors, including the following material factors:

•	the review undertaken by the MBT Board of Directors and management with respect to the strategic alternatives available to MBT;
•	the business strategy and strategic plan of MBT and its prospects for the future as an independent institution, including the risks inherent in successful execution of its strategic plan, its projected financial results, and expectations relating to the proposed Merger with First Merchants;
•	a review of the challenges facing MBT in the current competitive, economic, financial and regulatory climate, and the potential benefits of aligning MBT with a larger organization;
•	the consistency of the Merger with MBT’s long-term strategic plan to seek profitable future expansion, leading to continued growth in overall shareholder value;
•	a review of the historical financial statements and condition of MBT and certain other internal information, primarily financial in nature, relating to the business, earnings and balance sheet of MBT;
•	a review of the historical financial statements and condition of First Merchants and certain other information, primarily financial in nature, relating to the business, earnings and financial condition of First Merchants;
•	the synergies of the combination of the balance sheets of MBT with it stable core deposit base and First Merchants historic loan demand;
•	its review and discussions with MBT management and its advisors concerning the due diligence examination of First Merchants;
•	the fact that the Merger would combine two established banking franchises to create a bank with over $10 billion in assets;
•	the complementary nature of the businesses of MBT and First Merchants and the anticipated improved stability of the combined company’s business and earnings in varying economic and market climates;
•	the belief of MBT senior management that the management teams and employees of MBT and First Merchants possess complementary skills and expertise and the potential advantages of a larger institution when pursuing, or seeking to retain, talent;
•	the financial strength of First Merchants based on First Merchants’ historical earnings and profitability expectations over the near and long term;
•	the strength, recent performance and liquidity of First Merchants’ common stock;
•	the financial and other terms of the Merger Agreement, including the fixed Exchange Ratio, tax treatment and deal protection and termination fee provisions, which it reviewed with its outside financial and legal advisors;
•	the fact that, based on the closing price of First Merchants’ common stock on October 8, 2018, of $45.64, the implied price per share value of MBT common stock would be $12.55;
•	the ability of MBT’s shareholders to benefit from First Merchants’ potential acquisition and organic growth and stock appreciation over time since it is more likely that the combined entity will have superior future earnings and prospects compared to MBT’s earnings and prospects on an independent basis as the result of greater operating efficiencies and better penetration of commercial and consumer banking markets;
•	the ability of First Merchants to complete a merger transaction from a financial and regulatory perspective;
•	the regulatory and other approvals required in connection with the Merger and the expectation that such regulatory approvals will be received in a timely manner and without the imposition of unacceptable conditions;

•	the complementary geographic fit and customer convenience of the branch networks of the combined banks;
•	the creation of a First Merchants Michigan Regional Advisory board with representatives on it from the MBT Board of Directors;
•	the potential continued representation of certain of MBT’s management on the management team of the combined entity and the participation of an MBT director on the First Merchants Board of Directors;
•	the anticipated effect of the acquisition on MBT’s employees due to the lack of significant market overlap and the severance policy of First Merchants;
•	the anticipated effect on MBT’s customers and the communities served by MBT;
•	the belief that, while no assurances could be given, the business and financial advantages contemplated in connection with the Merger were likely to be achieved within a reasonable time frame, particularly in light of the fact that First Merchants has transition experience due to successfully completed acquisitions in the past; and
•	the opinion of Sandler O’Neill orally delivered to the MBT Board of Directors on October 8, 2018, and subsequently confirmed in writing on October 9, 2018, to the effect that, as of that date, and based upon and subject to the conditions, limitations, qualifications and assumptions set forth in the opinion, the Exchange Ratio was fair, from a financial point of view, to holders of MBT common stock.

The foregoing discussion of the information and factors considered by the MBT Board of Directors is not intended to be exhaustive, but includes the material factors considered by the MBT Board of Directors. In reaching its decision to approve and adopt the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the MBT Board of Directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The MBT Board of Directors considered all these factors as a whole, including discussions with, and questioning of, MBT’s management and MBT’s financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

The Board of Directors of MBT approved the Merger Agreement and recommends that MBT’s shareholders vote “FOR” the approval of the Merger Proposal, “FOR” the Merger-Related Compensation Proposal, and “FOR” the Adjournment Proposal. MBT shareholders should be aware that MBT’s directors and executive officers have interests in the Merger that are different from, or in addition to, those of other MBT shareholders. The Board of Directors of MBT was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement, and in recommending that the Merger Proposal be approved by the shareholders of MBT. See “THE MERGER—Interests of Certain Persons in the Merger.”

This summary of the reasoning of the Board of Directors of MBT and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “FORWARD-LOOKING STATEMENTS.”

Opinion of MBT’s Financial Advisor

MBT retained Sandler O’Neill to act as financial advisor to MBT’s Board of Directors in connection with MBT’s consideration of a possible business combination. MBT selected Sandler O’Neill as its financial advisor because Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Sandler O’Neill acted as financial advisor to MBT in connection with the proposed Merger and participated in certain of the negotiations leading to the execution of the Merger Agreement. At the October 8, 2018 meeting at which MBT’s Board of Directors considered the Merger and the Merger Agreement, Sandler O’Neill delivered to the Board of Directors of MBT its oral opinion, which was subsequently confirmed in writing on October 9, 2018, to the effect that, as of such date, the Exchange Ratio was fair to the holders of MBT common stock from a financial point of view.

The full text of Sandler O’Neill’s opinion is attached as Annex B to this proxy statement and prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of MBT common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed Merger.

Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was directed to MBT’s Board of Directors in connection with its consideration of the Merger Agreement and the Merger and does not constitute a recommendation to any shareholder of MBT as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the Merger. Sandler O’Neill’s opinion was directed only to the fairness, from a financial point of view, of the Exchange Ratio to the holders of MBT common stock and did not address the underlying business decision of MBT to engage in the Merger, the form or structure of the Merger or the other transactions contemplated in the Merger Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for MBT or the effect of any other transaction in which MBT might engage.

Sandler O’Neill also did not express any opinion as to the amount of compensation to be received in the Merger by any MBT or First Merchants officer, director, or employee, or class of such persons, if any, relative to the amount of compensation to be received by any other shareholder. Sandler O’Neill’s opinion was approved by Sandler O’Neill’s fairness opinion committee.

In connection with its opinion, Sandler O’Neill reviewed and considered, among other things:

•	A draft of the Merger Agreement, dated as of October 6, 2018;
•	Certain publicly available financial statements and other historical financial information of MBT that Sandler O’Neill deemed relevant;
•	Certain publicly available financial statements and other historical financial information of First Merchants that Sandler O’Neill deemed relevant;
•	Publicly available consensus median analyst earnings per share estimates for MBT for the years ending December 31, 2018 through December 31, 2020, as well as a long-term earnings per share growth rate for the years thereafter and dividends per share for the years ending December 31, 2018 through December 31, 2022, as provided by the senior management of MBT;
•	Publicly available consensus median analyst earnings per share estimates for First Merchants for the years ending December 31, 2018 through December 31, 2020, as well as a long-term earnings per share growth rate for the years thereafter and dividends per share for the years ending December 31, 2018 through December 31, 2020 with an estimated dividend payout ratio for the years thereafter, as provided by the senior management of First Merchants;
•	The pro forma financial impact of the Merger on First Merchants based on certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as provided by the senior management of First Merchants
•	The publicly reported historical price and trading activity for MBT common stock and First Merchants common stock, including a comparison of certain stock market information for MBT common stock and First Merchants common stock and certain stock indices as well as publicly available information for certain other similar companies, the securities of which were publicly traded;
•	A comparison of certain financial information for MBT and First Merchants with similar institutions for which information was publicly available;
•	The financial terms of certain recent business combinations in the bank and thrift industry (on a regional and nationwide basis), to the extent publicly available;
•	The current market environment generally and the banking environment in particular; and
•	Such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of senior management of MBT the business, financial condition, results of operations and prospects of MBT and held similar discussions with certain members of senior management of First Merchants and its representatives regarding the business, financial condition, results of operations and prospects of First Merchants.

In performing its review, Sandler O’Neill relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by Sandler O’Neill from public sources, that was provided to Sandler O’Neill by MBT or First Merchants, or their respective representatives, or that was otherwise reviewed by Sandler O’Neill and Sandler O’Neill assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Sandler O’Neill further relied on the assurances of the respective senior managements of MBT and First Merchants that they were not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Sandler O’Neill was not asked to undertake, and did not undertake, an independent verification of any of such information, and Sandler O’Neill did not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O’Neill did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of MBT or First Merchants, or any of their respective subsidiaries, and Sandler O’Neill was not furnished with any evaluations or appraisals prepared by others. Sandler O’Neill rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of MBT or First Merchants or any of their respective subsidiaries. Sandler O’Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of MBT or First Merchants, or the combined entity after the Merger, and did not review any individual credit files relating to MBT or First Merchants or any of their respective subsidiaries. Sandler O’Neill assumed, with MBT’s consent, that the respective allowances for loan losses for both MBT and First Merchants were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler O’Neill used publicly available consensus median analyst earnings per share estimates for MBT for the years ending December 31, 2018 through December 31, 2020, as well as a long-term earnings per share growth rate for the years thereafter and dividends per share for the years ending December 31, 2018 through December 31, 2022, as provided by the senior management of MBT. In addition, in preparing its analyses Sandler O’Neill used publicly available consensus median analyst earnings per share estimates for First Merchants for the years ending December 31, 2018 through December 31, 2020, as well as a long-term earnings per share growth rate for the years thereafter and dividends per share for the years ending December 31, 2018 through December 31, 2020 with an estimated dividend payout ratio for the years thereafter, as provided by the senior management of First Merchants. Sandler O’Neill also received and used in its pro forma analyses certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as provided by the senior management of First Merchants. With respect to the foregoing information, the respective senior managements of MBT and First Merchants confirmed to Sandler O’Neill that such information reflected (or, in the case of the publicly available median analyst estimates referred to above, were consistent with) the best currently available projections, estimates and judgment of those respective senior managements as to the future financial performance of MBT and First Merchants, respectively, and the other matters covered thereby, and Sandler O’Neill assumed that the future financial performance reflected in such information would be achieved. Sandler O’Neill expressed no opinion as to such information, or the assumptions on which such information was based. Sandler O’Neill also assumed that there had been no material change in MBT’s or First Merchants’ assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to Sandler O’Neill. Sandler O’Neill assumed in all respects material to its analysis that MBT and First Merchants would remain as going concerns for all periods relevant to its analyses.

Sandler O’Neill also assumed, with MBT’s consent, that (i) each of the parties to the Merger Agreement would comply in all material respects with all material terms and conditions of the Merger Agreement and all related agreements, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on MBT, First Merchants or the benefits contemplated by the Merger or any related transactions, and (iii) the Merger and any related transactions would be consummated in accordance with the terms of the Merger Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. With MBT’s consent, Sandler O’Neill relied upon the advice that MBT received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Merger Agreement. Sandler O’Neill expressed no opinion as to any such matters.

Sandler O’Neill’s analyses and opinion were necessarily based on financial, regulatory, economic, market and other conditions as in effect on, and the information made available to Sandler O’Neill as of, the date of its opinion. Events occurring after the date of the opinion could materially affect Sandler O’Neill’s opinion. Sandler O’Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof. Sandler O’Neill expressed no opinion as to the trading values of MBT common stock or First Merchants common stock at any time or what the value of First Merchants common stock would be once it is actually received by the holders of MBT common stock.

In rendering its opinion, Sandler O’Neill performed a variety of financial analyses. The summary below is not a complete description of all the analyses underlying Sandler O’Neill’s opinion or the presentation made by Sandler O’Neill to MBT’s board of directors, but is a summary of the material analyses performed and presented by Sandler O’Neill. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to MBT or First Merchants and no transaction is identical to the Merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or Merger transaction values, as the case may be, of MBT and First Merchants and the companies to which they were compared. In arriving at its opinion, Sandler O’Neill did not attribute any particular weight to any analysis or factor that it considered. Rather, Sandler O’Neill made qualitative judgments as to the significance and relevance of each analysis and factor. Sandler O’Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Sandler O’Neill made its determination as to the fairness of the Merger Consideration to the holders of MBT common stock on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of MBT, First Merchants, and Sandler O’Neill. The analyses performed by Sandler O’Neill are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to MBT’s Board of Directors at its October 8, 2018 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O’Neill’s analyses do not necessarily reflect the value of MBT common stock or First Merchants common stock or the prices at which MBT or First Merchants common stock may be sold at any time. The analyses of Sandler O’Neill and its opinion were among a number of factors taken into consideration by MBT’s board of directors in making its determination to approve the Merger Agreement and the analyses described below should not be viewed as determinative of the decision of MBT’s Board of Directors with respect to the fairness of the Merger.

Summary of Proposed Merger Consideration and Implied Transaction Metrics. Sandler O’Neill reviewed the financial terms of the proposed transaction. Sandler O’Neill calculated an implied purchase price per share of $12.45, or an aggregate implied transaction value of approximately $288.0 million, consisting of the implied value of 0.2750 shares of First Merchants common stock based on the closing price of First Merchants common stock on October 5, 2018. Based upon financial information for MBT as of or for the most recent available completed quarter (“MRQ”) ended June 30, 2018, the publicly available consensus median analyst 2018 and 2019 earnings per share estimates for MBT and the closing price of MBT common stock on October 5, 2018, Sandler O’Neill calculated the following implied transaction metrics:

Purchase Price Per Share / LTM EPS	23.1	x
Purchase Price Per Share / YTD EPS Annualized(1)	16.4	x
Purchase Price Per Share / 2018 Estimated EPS(2)	15.7	x
Purchase Price Per Share / 2019 Estimated EPS(2)	14.7	x
Purchase Price Per Share / June 30, 2018 Book Value Per Share	238%
Purchase Price Per Share / June 30, 2018 Tangible Book Value Per Share	238%
Tangible Book Premium / Core Deposits(3) (“Core Deposit Premium”)	15.2%
Market Premium as of October 5, 2018	9.7%
Market Premium based on FRME’s ($46.72) & MBTF’s ($11.29) 20-Day VWAP’s	13.8%
(1)	June 2018 YTD earnings per common share as reported by MBT Financial Corp. annualized.
(2)	Based on median consensus analyst earnings per share estimates.
(3)	Core Deposits defined as deposits less time deposits with a balance of at least $100,000.

Stock Trading History. Sandler O’Neill reviewed the historical publicly reported trading prices of MBT common stock and First Merchants common stock for the three-year period ended October 5, 2018. Sandler O’Neill then compared the relationship between the movements in the price of MBT common stock and First Merchants common stock, respectively, to movements in their respective peer groups (as described below) as well as certain stock indices.

MBT’s Three-Year Stock Performance

	Beginning Value October 5, 2015	Ending Value October 5, 2018
MBT	100%	180.7%
SNL U.S. Bank Index	100%	147.6%
MBT Peer Group	100%	152.0%

First Merchants’ Three-Year Stock Performance

	Beginning Value October 5, 2015	Ending Value October 5, 2018
First Merchants	100%	173.5%
SNL U.S. Bank Index	100%	147.6%
First Merchants Peer Group	100%	147.8%

Comparable Company Analyses. Sandler O’Neill used publicly available information to compare selected financial information for MBT with a group of financial institutions selected by Sandler O’Neill. The MBT peer group included 16 United States-based banks headquartered in the continental 48 states with securities publicly traded on major United States exchanges and assets between $1.0 billion and $2.0 billion, but excluded targets of announced merger transactions and the companies Farmers & Merchants Bancorp, Inc. & Waterstone Financial, Inc. (the “MBT Peer Group”). The MBT Peer Group consisted of the following companies:

First Business Financial Services, Inc.	Hawthorn Bancshares, Inc.
Southern Missouri Bancorp, Inc.	Ames National Corporation
Macatawa Bank Corporation	Level One Bancorp, Inc.
Bridgewater Bancshares, Inc.	Mackinac Financial Corporation
LCNB Corp.	Middlefield Banc Corp.
BankFinancial Corporation	Limestone Bancorp, Inc.
Civista Bancshares, Inc.	First Savings Financial Group, Inc.
County Bancorp, Inc.	Ohio Valley Banc Corp.

The analysis compared publicly available financial information for MBT with corresponding data for the MBT Peer Group as of or for the twelve months ended June 30, 2018 with pricing data as of October 5, 2018. The table below sets forth the data for MBT and the high, low, mean, and median data for the MBT Peer Group. Certain financial data prepared by Sandler O’Neill, as referenced in the table presented below, may not correspond to the data presented in MBT’s historical financial statements, as a result of the different periods, assumptions and methods used by Sander O’Neill to compute the financial data presented.

MBT Comparable Company Analysis

	MBT		Peer Group High		Peer Group Low		Peer Group Mean		Peer Group Median
Total Assets ($ millions)	1,322		1,900		1,025		1,460		1,484
Loans / Deposits	64.6%		119.2%		68.7%		94.6%		97.9%
Non-Performing Assets(1) / Total Assets	0.28%		2.30%		0.05%		0.74%		0.64%
Tangible Common Equity / Tangible Assets	9.1%		12.4%		6.4%		9.7%		9.7%
Tier 1 Risk Based Capital Ratio	14.8%		16.6%		9.3%		12.9%		12.2%
Total Risk Based Capital Ratio	15.7%		17.8%		11.8%		14.4%		14.0%
CRE / Total Risk Based Capital Ratio	132%		412%		102%		266%		260%
YTD Return on Average Assets (“ROAA”)	1.34%		1.52%		0.37%		1.04%		1.10%
YTD Return on Average Tangible Common Equity (“ROATCE”)	14.6%		14.8%		5.2%		11.2%		11.7%
YTD Net Interest Margin	3.55%		4.37%		2.91%		3.68%		3.74%
YTD Efficiency Ratio	64.6%		76.3%		40.0%		63.2%		64.9%
Stock Price / Tangible Book Value	217%		215%		121%		159%		162%
Stock Price / YTD Annualized Earnings Per Share(2)	14.9	x	29.6	x	11.0	x	15.5	x	14.5	x
Stock Price / Mean Consensus Analyst 2018E Earnings Per Share	14.2	x	19.5	x	11.6	x	14.5	x	14.3	x
Stock Price / Mean Consensus Analyst 2019E Earnings Per Share	13.4	x	16.3	x	10.6	x	12.4	x	12.2	x
Current Dividend Yield	3.5%		3.5%		0.0%		1.8%		1.9%
Market Capitalization ($ millions)	261		390		97		225		206
(1)	Excludes restructured loans.
(2)	June 2018 YTD earnings per common share annualized.

Sandler O’Neill used publicly available information to perform a similar analysis for First Merchants by comparing selected financial information for First Merchants with a group of financial institutions selected by Sandler O’Neill. The First Merchants peer group included 13 United States-based banks with securities publicly traded on major United States exchanges and assets between $5.0 billion and $20.0 billion (the “First Merchants Peer Group”). The First Merchants Peer Group consisted of the following companies:

Flagstar Bancorp, Inc.	First Busey Corporation
Old National Bancorp	Park National Corporation
First Midwest Bancorp, Inc.	1st Source Corporation
First Financial Bancorp.	Midland States Bancorp, Inc.
Great Western Bancorp, Inc.	Enterprise Financial Services Corp.
Heartland Financial USA, Inc.	Republic Bancorp, Inc.
Capitol Federal Financial, Inc.

The analysis compared publicly available financial information for First Merchants with corresponding data for the First Merchants Peer Group as of or for the twelve months ended June 30, 2018 with pricing data as of October 5, 2018. The table below sets forth the data for First Merchants and the high, low, mean, and median data for the First Merchants Peer Group. Certain financial data prepared by Sandler O’Neill, as referenced in the table presented below, may not correspond to the data presented in First Merchants’ historical financial statements, as a result of the different periods, assumptions and methods used by Sander O’Neill to compute the financial data presented.

First Merchants Comparable Company Analysis

	First Merchants		Peer Group High		Peer Group Low		Peer Group Mean		Peer Group Median
Total Assets ($ millions)	9,735		18,130		5,266		10,367		9,049
Loans / Deposits	94.4%		136.2%		78.8%		97.3%		94.7%
Non-Performing Assets(1) / Total Assets	0.30%		1.16%		0.14%		0.53%		0.45%
Tangible Common Equity / Tangible Assets	9.4%		14.8%		7.0%		9.2%		8.4%
Tier 1 Risk Based Capital Ratio	12.0%		30.0%		9.8%		13.4%		11.8%
Total Risk Based Capital Ratio	13.8%		30.2%		11.9%		14.8%		13.4%
CRE / Total Risk Based Capital Ratio	218%		238%		22%		161%		188%
YTD Return on Average Assets	1.60%		1.67%		0.56%		1.18%		1.17%
YTD Return on Average Tangible Common Equity	18.7%		20.4%		7.6%		13.7%		13.6%
YTD Net Interest Margin	3.96%		4.85%		1.87%		3.65%		3.78%
YTD Efficiency Ratio	50.4%		76.9%		42.2%		57.3%		57.3%
Stock Price / Tangible Book Value	257%		269%		123%		211%		229%
Stock Price / YTD Annualized Earnings Per Share(2)	14.7	x	24.8	x	10.4	x	15.6	x	16.1	x
Stock Price / Mean Consensus Analyst 2018E Earnings Per Share	14.3	x	17.4	x	9.9	x	15.0	x	15.4	x
Stock Price / Mean Consensus Analyst 2019E Earnings Per Share	13.2	x	16.2	x	8.6	x	12.9	x	13.2	x
Current Dividend Yield	1.9%		3.7%		0.0%		2.1%		2.4%
Market Capitalization ($ millions)	2,244		3,030		740		1,846		1,732
(1)	Excluded restructured loans.
(2)	June 2018 YTD earnings per common share annualized.

Analysis of Precedent Transactions. Sandler O’Neill reviewed a group of merger and acquisition transactions consisting of bank and thrift transactions where targets were headquartered in the Midwest region, announced between November 8, 2016 and October 5, 2018 with target company assets between $750 million and $2.0 billion (the “Regional Precedent Transactions”). Sandler O’Neill also reviewed a national group of merger and acquisition transactions consisting of bank and thrift transactions announced between November 8, 2016 and October 5, 2018 with target company assets between $1.0 billion and $2.0 billion (the “Nationwide Precedent Transactions”).

The Regional Precedent Transactions group was composed of the following transactions:

Acquiror	Target
MidWestOne Financial Grp Inc.	ATBancorp
First Busey Corp.	Banc Ed Corp.
Old National Bancorp	Klein Financial Inc.
WesBanco Inc.	Farmers Capital Bank Corp.
Byline Bancorp Inc.	First Evanston Bancorp Inc.
Midland States Bancorp Inc.	Alpine Bancorp. Inc.
National Bank Holdings Corp.	Peoples Inc.
First Merchants Corp.	Independent Alliance Banks Inc
First Busey Corp.	First Community Financial Partners
Midland States Bancorp Inc.	Centrue Financial Corporation

Using the latest publicly available information prior to the announcement of the relevant transaction, Sandler O’Neill reviewed the following transaction metrics: transaction price to last-twelve-months earnings per share, transaction price to tangible book value per share, core deposit premium (to the extent publicly available), and 1-day market premium. Sandler O’Neill compared the indicated transaction metrics for the Merger to the high, low, mean and median metrics of the Regional Precedent Transactions.

	First Merchants / MBT		Regional Precedent Transactions High		Regional Precedent Transactions Low		Regional Precedent Transactions Mean		Regional Precedent Transactions Median
Transaction price/LTM earnings per share(1)	23.1	x	28.9	x	18.2	x	24.1	x	23.6	x
Transaction price/Tangible book value per share	238%		265%		139%		187%		173%
Core deposit premium(2)	15.2%		22.6%		6.8%		11.1%		8.2%
1-Day market premium	9.7	%(3)	74.4%		10.4%		11.1%		8.2%
(1)	Excluded the multiples of the MidWestOne Financial Grp Inc./ ATBancorp and National Bank Holdings Corp./ Peoples Inc. transactions as not meaningful.
(2)	Core deposits defined as total deposits, less time deposit accounts with a balance of at least $100,000.
(3)	First Merchants / MBT as of October 5, 2018.

The Nationwide Precedent Transactions group was composed of the following transactions:

Acquiror	Target
MidWestOne Financial Grp Inc.	ATBancorp
Allegiance Bancshares Inc.	Post Oak Bancshares Inc.
TriCo Bancshares	FNB Bancorp
Byline Bancorp Inc.	First Evanston Bancorp Inc.
Glacier Bancorp Inc.	Inter-Mountain Bancorp. Inc.
Midland States Bancorp Inc.	Alpine Bancorp. Inc.
Pacific Premier Bancorp	Plaza Bancorp
Southside Bancshares Inc.	Diboll State Bancshares Inc.
Carolina Financial Corp.	First South Bancorp Inc.
First Merchants Corp.	Independent Alliance Banks Inc
Heartland Financial USA Inc.	Citywide Banks of Colorado Inc
FB Financial Corp	American City Bank/Clayton Ban
First Busey Corp.	First Community Financial Partners
Renasant Corp.	Metropolitan BancGroup Inc.
Veritex Holdings Inc.	Sovereign Bancshares Inc.
Southern National Bancorp of VA	Eastern Virginia Bankshares

Using the latest publicly available information prior to the announcement of the relevant transaction, Sandler O’Neill reviewed the following transaction metrics: transaction price to last-twelve-months earnings per share, transaction price to tangible book value per share, core deposit premium (to the extent publicly available), and 1-day market premium. Sandler O’Neill compared the indicated transaction metrics for the Merger to the high, low, mean and median metrics of the Nationwide Precedent Transactions.

	First Merchants / MBT		Nationwide Precedent Transactions High		Nationwide Precedent Transactions Low		Nationwide Precedent Transactions Mean		Nationwide Precedent Transactions Median
Transaction price/LTM earnings per share(1)	23.1	x	27.8	x	9.8	x	20.7	x	20.8	x
Transaction price/Tangible book value per share	238%		265%		155%		202%		192%
Core deposit premium(2)	15.2%		22.6%		6.8%		13.1%		13.0%
1-Day market premium	9.7	%(3)	74.4%		2.8%		23.7%		15.5%
(1)	Excluded the multiples of the MidWestOne Financial Grp Inc./ ATBancorp transaction as not meaningful.
(2)	Core deposits defined as total deposits, less time deposit accounts with a balance of at least $100,000.
(3)	First Merchants / MBT as of October 5, 2018.

Net Present Value Analyses. Sandler O’Neill performed an analysis that estimated the net present value per share of MBT common stock, assuming publicly available consensus median analyst earnings per share estimates for MBT for the years ending December 31, 2018 through December 31, 2020, as well as a long-term earnings per share growth rate for the years thereafter and dividends per share for the years ending December 31, 2018 through December 31, 2022, as provided by the senior management of MBT. To approximate the terminal value of MBT common stock at December 31, 2022, Sandler O’Neill applied price to 2022 earnings multiples ranging from 14.0x to 18.0x and multiples of December 31, 2022 tangible book value ranging from 150% to 200%. The terminal values were then discounted to present values using different discount rates ranging from 10.0% to 14.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of MBT common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of MBT common stock of $10.03 to $14.50 when applying multiples of earnings and $7.67 to $11.29 when applying multiples of tangible book value.

Imputed Present Values Per Share Based on Earnings Multiples

Discount Rate	14.0x	15.0x	16.0x	17.0x	18.0x
10.0%	$11.64	$12.36	$13.07	$13.78	$14.50
11.0%	11.21	11.89	12.58	13.26	13.95
12.0%	10.80	11.45	12.11	12.77	13.43
13.0%	10.40	11.03	11.67	12.30	12.93
14.0%	10.03	10.63	11.24	11.85	12.46

Imputed Present Values Per Share Based on Tangible Book Multiples

Discount Rate	150%	160%	170%	180%	190%	200%
10.0%	$8.88	$9.36	$9.84	$10.32	$10.81	$11.29
11.0%	8.56	9.02	9.48	9.94	10.41	10.87
12.0%	8.25	8.69	9.14	9.58	10.02	10.47
13.0%	7.95	8.38	8.81	9.23	9.66	10.09
14.0%	7.67	8.08	8.49	8.90	9.31	9.72

Sandler O’Neill also considered and discussed with the MBT Board of Directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Sandler O’Neill performed a similar analysis, assuming MBT’s earnings varied from 15% above estimates to 15% below estimates. This analysis resulted in the following range of per share values for MBT common stock, applying the price to 2022 earnings multiples range of 14.0x to 18.0x referred to above and a discount rate of 12.00%.

Imputed Present Values per Share Based on Earnings Multiples:

Annual Estimate Variance	14.0x	15.0x	16.0x	17.0x	18.0x
(15.0%)	9.41	9.97	10.53	11.09	11.65
(10.0%)	9.88	10.47	11.06	11.65	12.24
(5.0%)	10.34	10.96	11.58	12.21	12.83
0.0%	10.80	11.45	12.11	12.77	13.43
5.0%	11.26	11.95	12.64	13.33	14.02
10.0%	11.72	12.44	13.16	13.89	14.61
15.0%	12.18	12.93	13.69	14.45	15.20

Sandler O’Neill also performed an analysis that estimated the net present value per share of First Merchants common stock, assuming that First Merchants performed in accordance with publicly available median consensus analyst earnings per share estimates for First Merchants for the years ending December 31, 2018 through December 31, 2020, as well as a long-term earnings per share growth rate for the years thereafter and dividends per share for the years ending December 31, 2018 through December 31, 2020 with an estimated dividend payout ratio for the years thereafter, as provided by the senior management of First Merchants. To approximate the terminal value of First Merchants common stock at December 31, 2022, Sandler O’Neill applied price to

2022 earnings multiples ranging from 12.0x to 19.0x and multiples of December 31, 2022 tangible book value ranging from 200% to 250%. The terminal values were then discounted to present values using different discount rates ranging from 9.0% to 13.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of First Merchants common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of First Merchants common stock of $32.16 to $57.17 when applying multiples of earnings and $38.06 to $54.63 when applying multiples of tangible book value.

Imputed Present Values per Share Based on Earnings Multiples

Discount Rate	12.0x	13.0x	14.0x	15.0x	16.0x	17.0x	18.0x	19.0x
9.0%	$37.56	$40.36	$43.16	$45.96	$48.77	$51.57	$54.37	$57.17
10.0%	36.11	38.80	41.49	44.18	46.87	49.56	52.25	54.94
11.0%	34.73	37.31	39.89	42.47	45.06	47.64	50.22	52.80
12.0%	33.41	35.89	38.37	40.85	43.33	45.81	48.29	50.77
13.0%	32.16	34.54	36.93	39.31	41.69	44.08	46.46	48.84

Imputed Present Values per Share Based on Tangible Book Multiples

Discount Rate	200%	210%	220%	230%	240%	250%
9.0%	$44.49	$46.52	$48.55	$50.58	$52.60	$54.63
10.0%	42.76	44.71	46.66	48.60	50.55	52.49
11.0%	41.12	42.99	44.85	46.72	48.59	50.46
12.0%	39.55	41.35	43.14	44.93	46.73	48.52
13.0%	38.06	39.78	41.51	43.23	44.96	46.68

Sandler O’Neill also considered and discussed with the MBT Board of Directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming First Merchants’ earnings varied from 15% above estimates to 15% below estimates. This analysis resulted in the following range of per share values for First Merchants common stock, applying the price to 2022 earnings multiples range of 12.0x to 19.0x referred to above and a discount rate of 11.00%.

Imputed Present Values per Share Based on Earnings Multiples:

Annual Estimate Variance	12.0x	13.0x	14.0x	15.0x	16.0x	17.0x	18.0x	19.0x
(15.0%)	$30.08	$32.27	$34.47	$36.66	$38.86	$41.05	$43.25	$45.44
(10.0%)	31.63	33.95	36.28	38.60	40.93	43.25	45.57	47.90
(5.0%)	33.18	35.63	38.08	40.54	42.99	45.44	47.90	50.35
0.0%	34.73	37.31	39.89	42.47	45.06	47.64	50.22	52.80
5.0%	36.28	38.99	41.70	44.41	47.12	49.83	52.55	55.26
10.0%	37.83	40.67	43.51	46.35	49.19	52.03	54.87	57.71
15.0%	39.38	42.35	45.32	48.28	51.25	54.22	57.19	60.16

Sandler O’Neill noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Merger Analysis. Sandler O’Neill analyzed certain potential pro forma effects of the Merger, assuming the Merger closes at the end of the first calendar quarter of 2019. Sandler O’Neill utilized the following information and assumptions: (a) publicly available median consensus analyst earnings per share estimates for First Merchants for the years ending December 31, 2018 through December 31, 2020, as well as a long-term earnings per share growth rate for the years thereafter and dividends per share for the years ending December 31, 2018 through December 31, 2020 and an estimated dividend payout ratio, as provided by First Merchants senior management; (b) publicly available median consensus analyst earnings per share estimates for MBT for the years ending December 31, 2018 through December 31, 2020, as well as a long-term earnings per share growth rate for the years thereafter and dividends per share for the years ending December 31, 2018 through December 31, 2022, as provided by the senior management of MBT; and (c) certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as provided by First Merchants senior management. The analysis indicated that the Merger could be accretive to First Merchants’ estimated earnings per share (excluding one-time transaction costs and expenses) in the years ending December 31, 2019 through December 31, 2022 and dilutive to First Merchants’ estimated tangible book value per share at close and at December 31, 2019, December 31, 2020, and December 31, 2021, but accretive in the year ending December 31, 2022.

In connection with this analysis, Sandler O’Neill considered and discussed with the MBT Board of Directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the Merger, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

Sandler O’Neill’s Relationship. Sandler O’Neill is acting as MBT’s independent financial advisor in connection with the Merger and will receive a fee for such services in an amount equal to two-thirds of 1.10% of the aggregate value of the transaction immediately prior to closing as determined under MBT’s engagement letter with Sandler O’Neill (the “Transaction Fee”), a substantial portion of which is contingent upon the closing of the Merger. At the time of signing of the Merger Agreement, Sandler O’Neill received a portion of the Transaction Fee equal to $166,667. The balance of the Transaction Fee, less a $30,000 retainer fee paid by MBT upon its execution of Sandler O’Neill’s engagement letter, and estimated at $1,940,000 based on an estimated transaction value as of the date of the public announcement of the Merger on October 10, 2018, is payable to Sandler O’Neill upon the closing of the Merger. Sandler was also paid $250,000 from MBT upon rendering its opinion. MBT has also agreed to indemnify Sandler O’Neill against certain claims and liabilities arising out of Sandler O’Neill’s engagement and to reimburse Sandler O’Neill for certain of its out-of-pocket expenses incurred in connection with Sandler O’Neill’s engagement.

In the two years preceding the date of Sandler O’Neill’s opinion, Sandler O’Neill provided certain other investment banking services to MBT. Most recently, Sandler O’Neill was retained by MBT in August 2017 to act as MBT’s financial advisor in connection with a possible business combination, which transaction was never consummated. Sander O’Neill also informed the Board of Directors of MBT that in the two years preceding the date of Sandler O’Neill’s opinion Sandler O’Neill had provided certain investment banking services to First Merchants. Most recently, Sandler O’Neill acted as (i) financial advisor in connection with First Merchants’ acquisition of Independent Alliance Banks, Inc., which transaction closed in July 2017, and (ii) financial advisor in connection with First Merchants’ acquisition of Arlington Bank, which transaction closed in May 2017. In addition, the ordinary course of Sandler O’Neill’s business as a broker-dealer, Sandler O’Neill may purchase securities from and sell securities to MBT, First Merchants and their respective affiliates. Sandler O’Neill may also actively trade the equity and debt securities of MBT and First Merchants or their respective affiliates for Sandler O’Neill’s own account and for the accounts of its customers.

Donnelly Penman Co-financial Advisor.

Donnelly Penman participated as a co-financial advisor to MBT in connection with the Merger. In connection with its role Donnelly Penman will receive a fee for such services in an amount to one-third of 1.10% of the aggregate value of the transaction, a substantial portion of which is contingent upon the closing of the Merger. At the time of signing of the Merger Agreement, Donnelly Penman received a portion of the transaction fee equal to $83,333. The balance of the transaction fee, less a $15,000 retainer fee paid by MBT upon its execution of Donnelly Penman’s engagement letter and estimated at $970,000 based on an estimated transaction value as of the date of the public announcement of the Merger on October 10, 2018, is payable to Donnelly Penman upon the closing of the Merger.

Registration of First Merchants Common Stock

Shares of First Merchants common stock to be issued to MBT shareholders in the Merger will be registered under the Securities Act. These shares may be traded freely without restriction by those MBT shareholders not considered to be “affiliates” of First Merchants under the Securities Act after the Merger is complete. At the present time, there are no persons involved in the management of MBT who are anticipated to be an “affiliate” of First Merchants after the Merger.

Regulatory Approvals

The Merger cannot be completed until First Merchants Bank receives necessary regulatory approvals, which include the approval of the Indiana Department of Financial Institutions (the “Indiana DFI”) and the Federal Deposit Insurance Corporation (the “FDIC”). First Merchants Bank has filed an application with the Indiana DFI on or about November 2, 2018, and an application with the FDIC on or about November 23, 2018, but cannot be certain when or if such approvals will be obtained. First Merchants Bank has also sent required notice to the Michigan Department of Insurance and Financial Services (the “Michigan DIFS”) on or about November 30, 2018. First Merchants has also requested that the Federal Reserve Board of Governors (the “Federal Reserve”) waive its right to receive an application in connection with the Merger as permitted under Regulation Y of the Bank Holding Company Act.

After the FDIC’s approval is received, the Bank Merger cannot be completed for 30 days. During this 30-day waiting period, the United States Department of Justice has the authority to challenge the Bank Merger on antitrust grounds. With the approval of the FDIC and the Department of Justice, the waiting period can be reduced to 15 days.

The approval of the Indiana DFI and the FDIC is not the opinion of the regulatory authorities that the Merger is favorable to the MBT and First Merchants shareholders from a financial point of view or that the Indiana DFI or the FDIC has considered the adequacy of the terms of the Merger. The approvals in no way constitute an endorsement or a recommendation of the Merger by the FDIC.

Effective Date of the Merger

The Merger will be consummated if the Merger Proposal is approved by the MBT shareholders, all required consents and approvals are obtained and all other conditions to the Merger are either satisfied or waived. The Merger will become effective when the Articles of Merger are filed with the Secretary of State of Indiana and the Certificate of Merger is filed with the Michigan Corporations Division, or at such later date and time as may be specified in the Articles of Merger and the Certificate of Merger. The closing of the Merger will likely occur in the month in which any applicable waiting period following the last approval of the Merger expires or on such other date as agreed to by the parties. We currently anticipate that the Merger will be completed the first quarter of 2019. However, completion of the Merger could be delayed if there is a delay in obtaining the required shareholder or regulatory approvals or in satisfying the other conditions to completion of the Merger. MBT and First Merchants have the right, subject to certain conditions, to terminate the Merger Agreement if the Merger is not completed by June 30, 2019 (or September 30, 2019 if the sole impediment to closing is the lack of a necessary regulatory approval).

The NASDAQ Global Select Market Listing

First Merchants will file a notification with The NASDAQ Global Select Market regarding the issuance of First Merchants common stock in the Merger. Following the Merger, the First Merchants shares issued to MBT shareholders will be listed on The NASDAQ Global Select Market.

Registration Statement

First Merchants has filed a Registration Statement on Form S-4 with the SEC in order to register the shares of First Merchants common stock to be issued pursuant to the Merger under the Securities Act. Because First Merchants common stock is listed on The NASDAQ Global Select Market, it is exempt from the statutory registration requirements of each state in the United States. Therefore, First Merchants has not taken any steps to register its stock under state laws.

Interests of Certain Persons in the Merger

When considering the recommendation of the Board of Directors of MBT, you should be aware that certain of the directors and officers of MBT have interests in the Merger other than their interests as MBT shareholders. These interests are different from, or in conflict with, your interests as MBT shareholders. The members of MBT’s Board of Directors and the First Merchants’ Board of Directors were aware of these additional interests, and considered them, when they approved the Merger Agreement. Except as follows, to the knowledge of MBT, the named executive officers and directors of MBT do not have any material interest in the Merger apart from their interests as shareholders.

MBT Executive Officer Agreements. Certain executive officers of MBT and Monroe Bank & Trust currently have change in control agreements, severance benefit agreements and long term incentive awards that provide for cash payments, the acceleration of vesting of equity awards and the provision of certain benefits, following a change in control of MBT. Pursuant to the terms of the Merger Agreement and subject to closing of the Merger, to the extent those arrangements are “double trigger” arrangements those arrangements have been amended to eliminate any requirement that the covered participating executive experience an actual or constructive termination of their employment in order to receive the payments and benefits. In exchange for the cash payments provided under the amended agreements the covered executives must provide a full release to MBT and an express agreement permitting the enforcement of any applicable noncompetition and non-solicitation covenants contained in those agreements by First Merchants following the Merger. The aggregate cash payments to be made to MBT’s executive officers, comprised of its five named executive officers (H. Douglas Chaffin, John L. Skibski, Thomas G. Myers, Scott E. McKelvey, and Audrey Mistor) plus Wendy Warrington (MBT’s Senior Vice President and Organizational Effectiveness Director), in connection with the Merger under change in control and severance agreements is equal to $3,278,020 and the total value of the acceleration of equity awards to such executive officers, based upon the average closing market price of $43.63 of First Merchants common stock over the five business days following the first public announcement of the Merger on October 10, 2018, is $668,784. The aggregate cash payments to be made to such MBT executive officers and the total value of the acceleration of equity awards to such executive officers is equal to $3,946,804.

MBT Director Death Benefit Only Plan. MBT Directors Peter H. Carlton, H. Douglas Chaffin, Joseph S. Daly, Michael J. Miller and Debra J. Shah are participants in a legacy death benefit only plan that was frozen to new director participants in 2006 (“Director DBO Plan”). The Director DBO Plan provides death benefits to the participating director’s beneficiaries in the event of the death of the director during service as a director. In the event of a change in control of MBT the Director DBO Plan also provides those same death benefits during the director’s post retirement and for the life of the director. In connection with entering into the Merger Agreement, each of the participating directors in the Director DBO Plan executed agreements that terminate their rights under the Director DBO Plan upon the consummation of the Merger in exchange for a cash payment. The cash payment represents approximately 66 and two-thirds percent (66 2∕3%) of the projected actuarial net present value of the benefit arrangement to the participating directors. Under the terms of these termination agreements the participating directors will receive the following payments upon the closing of the Merger: Mr. Carlton $645,009, Mr. Chaffin $507,324, Mr. Daly $461,764, Mr. Miller $645,009 and Ms. Shah $640,788. At the election of each of those participating directors, such amount may be paid in shares of common stock of First Merchants.

Indemnification and Continued Director and Officer Liability Coverage. From and after the effective time of the Merger, First Merchants has agreed to indemnify and hold harmless each person who is now, or who has been at any time before the effective time of the Merger, an officer or director of MBT and its subsidiaries against all losses, costs, damages or expenses incurred in connection with any claim, action, suit, proceeding or investigation that is a result of matters that existed or occurred at or before the effective time of the Merger to the same extent as MBT currently provides for indemnification of its officers and directors. In addition, First Merchants has agreed to provide directors’ and officers’ liability insurance coverage for a period of six (6) years following the effective time of the Merger to the officers and directors of Monroe Bank & Trust and MBT immediately before the effective time of the Merger under the directors’ and officers’ liability insurance policy currently maintained by MBT or under a policy with comparable or better coverage, subject to certain limitations in the Merger Agreement.

Board Appointment. The Merger Agreement obligates First Merchants to appoint one person who is currently a member of the MBT Board of Directors (chosen by First Merchants after consultation with MBT) to the First Merchants Board of Directors. Such person will be entitled to receive compensation from First Merchants for service to the Board. As of the date of this proxy statement and prospectus, it has not yet been determined which MBT director will be appointed to the First Merchants Board of Directors.

THE MERGER AGREEMENT

The following summary highlights certain material provisions of the Merger Agreement. Because this is a summary of the Merger Agreement, it does not contain a description of all of the terms of the Merger Agreement and is qualified in its entirety by reference to the Merger Agreement. You should read carefully the entire Merger Agreement, which is attached to this document as Annex A and is incorporated herein by reference.

Description of the Merger

Under the terms and subject to the conditions of the Merger Agreement approved by each of MBT’s and First Merchants’ Boards of Directors, MBT will merge with and into First Merchants and the separate corporate existence of MBT will cease. Immediately following the Merger, Monroe Bank & Trust will be consolidated and merged with and into First Merchants Bank and Monroe Bank & Trust will cease to exist as a separate entity. The Articles of Incorporation and Bylaws of First Merchants, as in effect prior to the Merger, will be the Articles of Incorporation and Bylaws of First Merchants after the Merger.

Representations and Warranties

The Merger Agreement contains some customary representations and warranties made both by MBT and First Merchants, including representations and warranties relating to:

•	due organization and existence;
•	corporate power and authorization to enter into the transactions contemplated by the Merger Agreement;
•	capitalization;
•	governmental filings, notices, authorizations, consents and approvals required in connection with the transactions contemplated by the Merger Agreement;
•	third-party filings, notices, authorizations, consents and approvals required in connection with the transactions contemplated by the Merger Agreement;
•	corporate books and records;
•	compliance with law;
•	accuracy of statements;
•	litigation and pending proceedings;
•	financial statements;
•	absence of certain material changes or events;
•	absence of undisclosed liabilities;
•	absence of default under material contracts and agreements;
•	loans and investments (by MBT only);
•	employee benefits plans and plan compliance;
•	taxes, returns and reports;
•	subsidiaries;
•	title to assets (by MBT only);
•	certain obligations to employees (by MBT only);
•	properties owned and leased (by MBT only);
•	shareholder rights plans (by MBT only);
•	indemnification agreements;
•	deposit insurance with the Federal Deposit Insurance Corporation;

•	reports to regulatory agencies;
•	environmental matters (by MBT only);
•	compliance with the securities laws;
•	compliance with the Securities and Exchange Commission filing requirements; and
•	brokerage fees.

The representations and warranties in the Merger Agreement will not survive the effective date of the Merger or the termination of the Merger Agreement. After the effective date of the Merger or termination of the Merger Agreement, none of the parties to the Merger Agreement, their respective subsidiaries, or the respective officers and directors of any of them will have any liability for any of their representations and warranties made in the Merger Agreement unless the Merger Agreement is terminated as a result of a willful breach, in which case the non-breaching party may recover appropriate damages from the breaching party.

Conditions to Completion of the Merger

First Merchants’ and MBT’s obligations to complete the Merger are subject to the satisfaction of the following conditions, among other things, at or prior to the effective time of the Merger:

1.	the approval of the Merger Agreement at the special meeting by at least sixty-six and two-thirds percent (66 2/3%) of the issued and outstanding shares of MBT common stock;
2.	the receipt of all regulatory approvals required for the Merger and the Bank Merger and the expiration of any regulatory waiting periods prior to consummation of the Merger;
3.	the representations and warranties made by the parties in the Merger Agreement must be true, accurate and correct in all material respects on and as of the effective date of the Merger, except that representations and warranties that are qualified by materiality or a Material Adverse Effect (as defined below) must be true and correct in all respects, and provided that for those representations and warranties which address matters only as of an earlier date, then they shall be tested as of such earlier date. For the purpose of the Merger Agreement, a “Material Adverse Effect” means any effect, circumstance, occurrence or change that (i) is material and adverse to the financial position, results of operations or business of MBT and Monroe Bank & Trust and MB&T Financial Services, Inc. (collectively, the “Subsidiaries”) taken as a whole, or First Merchants and First Merchants Bank taken as a whole, as applicable or (ii) would materially impair the ability of MBT or First Merchants, as applicable, to perform its obligations under the Merger Agreement; provided, however, that a Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability to banks or their holding companies or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles (“GAAP”) or regulatory accounting requirements applicable to banks or their holding companies generally, (c) any modifications or changes to valuation policies and practices in connection with the Merger or restructuring charges taken in connection with the Merger, in each case in accordance with GAAP, (d) effects of any action taken with the prior written consent of the other party hereto, (e) changes in the general level of interest rates (including the impact on the securities portfolios of MBT and Monroe Bank & Trust, or First Merchants and First Merchants Bank, as applicable) or conditions or circumstances relating to or that affect either the United States economy, financial or securities markets or the banking industry, generally, (f) changes resulting from expenses (such as legal, accounting and investment bankers’ fees) incurred in connection with the Merger Agreement or the transactions contemplated therein, including without limitation payment of any amounts due to, or the provision of any benefits to, any officers or employees under agreements, plans or other arrangements in existence of or contemplated by the Merger Agreement and disclosed to First Merchants, (g) the impact of the announcement of the Merger Agreement and the transactions contemplated thereby, and compliance with the Merger Agreement on the business, financial condition or results of operations of MBT and the Subsidiaries, or First Merchants and First Merchants Bank, as applicable and (h) the occurrence of any military or terrorist attack within the United States or any of its possessions or offices; provided that in no event shall a change in the trading price of the First Merchants common stock, by itself, be considered to constitute a Material Adverse Effect on First Merchants (it being understood that the foregoing proviso shall not prevent or otherwise affect a determination that any effect underlying such decline has resulted in a Material Adverse Effect);

4.	the covenants made by the parties must have been complied with in all material respects from the date of the Merger Agreement through and as of the effective date of the Merger;
5.	First Merchants must have received an opinion of Bingham Greenebaum Doll LLP that, for U.S. federal income tax purposes, the Merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;
6.	the Registration Statement on Form S-4, of which this proxy statement and prospectus is a part, relating to the First Merchants shares to be issued pursuant to the Merger Agreement, must have become effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued or threatened by the SEC;
7.	the shares of First Merchants common stock to be issued in the Merger shall have been listed for trading on The NASDAQ Global Select Market (subject to official notice of issuance);
8.	there must be no order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger or the Bank Merger; and
9.	receipt by each party of an officer’s certificate, certain legal opinions and various closing documents.

The conditions to completion of the Merger are subject to waiver by the party benefiting from such condition. The conditions may also be altered by the written agreement of both parties. See “THE MERGER AGREEMENT—Termination; Waiver; Amendment,” “THE MERGER—Regulatory Approvals,” “THE MERGER—Interests of Certain Persons in the Merger,” “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES,” and Annex A.

Termination; Waiver; Amendment

First Merchants and MBT may terminate the Merger Agreement at any time before the Merger is completed, including after the MBT shareholders have approved the Merger, if one of the events which gives the party the right to terminate occurs. The Merger Agreement may be terminated:

1.	by mutual consent of First Merchants and MBT in writing;
2.	by either First Merchants or MBT if there has been a material breach by the other of any of the covenants or any of the representations or warranties set forth in the Merger Agreement, which is not cured within thirty (30) days following written notice given by the non-breaching party to the party committing the breach;
3.	by either First Merchants or MBT if any event, fact or circumstance has occurred with respect to the other party that has had or could be reasonably expected to have a Material Adverse Effect on such party;
4.	by either First Merchants or MBT if any governmental or regulatory approval required to permit the consummation of the transactions contemplated in the Merger Agreement shall have been denied and such denial is final and non-appealable;
5.	by either First Merchants or MBT if any court or governmental or regulatory authority shall have issued a final non-appealable order enjoining or otherwise prohibiting consummation of the transactions contemplated in the Merger Agreement;
6.	by either First Merchants or MBT in the event of the failure of MBT’s shareholders to approve the Merger Agreement at the special meeting; provided, however, that MBT may only terminate the Merger Agreement pursuant to this clause if it has complied in all material respects with its obligations to convene a meeting of its shareholders and use its reasonable best efforts to obtain the requisite vote to consummate the Merger;

7.	by either First Merchants or MBT if the Merger has not been completed by June 30, 2019, provided the terminating party is not then in material breach of any representation warranty or covenant and, provided, further, that if the sole impediment to closing is the lack of any necessary regulatory approval, then such termination date shall be extended to September 30, 2019;
8.	by MBT if its Board of Directors determines in the exercise of its fiduciary duties that it must terminate the Merger Agreement after receipt of an unsolicited superior acquisition proposal from a third party;
9.	by First Merchants if MBT’s Board of Directors withdraws or modifies its recommendation to MBT shareholders to vote for the Merger following receipt of a proposal of an acquisition from a third party;
10.	by First Merchants if MBT fails to give First Merchants timely notice of any inquiry by a third party with respect to an acquisition of MBT or Monroe Bank & Trust;
11.	by First Merchants if MBT gives First Merchants notice that it intends to furnish information to or enter into discussions or negotiations with a third party relating to a proposed acquisition of MBT or Monroe Bank & Trust and those negotiations are not terminated within sixty (60) days;
12.	by MBT, if MBT’s Board of Directors so determines by a majority vote of the members of such Board, at any time during the five (5) business day period commencing on the Determination Date if both of the following conditions are satisfied:
(i)	the FMC Market Value is less than 80% of the Initial FMC Market Value; and
(ii)	the quotient obtained by dividing the FMC Market Value by the Initial FMC Market Value (“Buyer Ratio”) shall be less than the quotient obtained by dividing the Final Index Price by the Initial Index Price, minus 0.20 (the “Index Ratio”).

If MBT elects to exercise its termination right pursuant to this clause 12, it must give prompt written notice thereof to First Merchants. During the five (5) business day period commencing with its receipt of such notice, First Merchants shall have the option to increase the Exchange Ratio, at its sole discretion, to (x) the quotient, the numerator of which is equal to the product of the Initial FMC Market Value, the Exchange Ratio (as then in effect) and the Index Ratio, and the denominator of which is equal to the FMC Market Value, or (y) the quotient determined by dividing the Initial FMC Market Value by the FMC Market Value, and multiplying the quotient by the product of the Exchange Ratio (as then in effect) and 0.80. If First Merchants so elects, it shall give, within such five (5) business day period, written notice to MBT of such election and the revised Exchange Ratio, whereupon no termination shall be deemed to have occurred pursuant to this clause 12 and the Merger Agreement shall remain in full force and effect in accordance with its terms, except as the Exchange Ratio shall have been so modified.

For purposes of this clause 12, the following terms shall have the meanings indicated below:

“Determination Date” shall mean the later of the date on which (i) all regulatory approvals required pursuant to the Merger Agreement (see clause 2 under “Conditions to Completion of the Merger” above), and waivers, if applicable, have been received (disregarding any waiting period), and (ii) the approval of the Merger Agreement, the Merger and any other matter required to be approved by the shareholders of MBT in order to consummate the Merger and the transactions contemplated herein is obtained.

“Final Index Price” means the average of the closing price of the Index on each of ten (10) consecutive trading days immediately preceding the Determination Date.

“FMC Market Value” shall be the average of the daily closing sales prices of a share of First Merchants Common Stock as reported on NASDAQ for the ten (10) consecutive trading days immediately preceding the Determination Date.

“Index” means the NASDAQ Bank Index; provided, however, that if the NASDAQ Bank Index is not available for any reason, “Index” shall mean such substitute or similar index as substantially replicates the NASDAQ Bank Index.

“Initial FMC Market Value” means the average of the daily closing sales prices of a share of First Merchants Common Stock, as reported on NASDAQ, for the ten (10) consecutive trading days immediately preceding the date of the Merger Agreement.

“Initial Index Price” means the average of the closing prices of the Index for the ten (10) consecutive trading days immediately preceding the date of the Merger Agreement.

If First Merchants or any company belonging to the Index declares or effects a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding common stock, and the record date therefor shall be after the date of the Merger Agreement and prior to the Determination Date, the prices for the common stock of such company shall be proportionately and appropriately adjusted for the purpose of applying this clause 12.

Upon termination for any of these reasons, the Merger Agreement will be void and of no further force or effect. However, if either First Merchants or MBT willfully breaches any of the representations and warranties or agreements set forth in the Merger Agreement, then the other party will be entitled to recover appropriate damages for the breach. Notwithstanding the foregoing, if First Merchants terminates the Merger Agreement under clauses 9, 10 or 11 above or if MBT terminates the Merger Agreement in accordance with clause 8 above, MBT must pay First Merchants $12,680,000 as a termination fee to reimburse First Merchants for the considerable time and expense invested by First Merchants in furtherance of the Merger. Additionally, if the Merger Agreement is terminated by either party pursuant to clause 7 above as a result of the failure to obtain any of the required regulatory approvals and such failure is a result of a regulatory issue directly and solely related to First Merchants, First Merchants shall pay to MBT an amount in cash equal to $2,500,000 as a termination fee to reimburse MBT for the considerable time and expense invested by MBT in furtherance of the Merger.

First Merchants and MBT can agree to amend the Merger Agreement and can waive their right to require the other party to adhere to the terms and conditions of the Merger Agreement, where the law allows. However, First Merchants and MBT cannot amend the Merger Agreement after the MBT shareholders approve the Merger without their further approval if the amendment would decrease the Merger Consideration or materially adversely affect the rights of MBT shareholders or the tax consequences of the Merger to the shareholders of MBT.

Restrictions Affecting the Parties Prior to Completion of the Merger

The Merger Agreement contains a number of restrictions regarding the conduct of the business of First Merchants, MBT and the Subsidiaries until the Merger is completed. Among other items and subject to certain limited exceptions, MBT and the Subsidiaries may not take any of the following actions, without the prior written consent of First Merchants:

•	make any change to their capital structure, including redemption of shares of common stock;
•	authorize an additional class of stock or issue, or authorize the issuance of any capital stock or any options or other instruments convertible into shares of capital stock, except pursuant to the MBT’s director deferred compensation plan, or the exercise of the stock only stock appreciation rights (SOSARs) and restricted stock units (RSUs) outstanding as of the date of the Merger Agreement;
•	declare, distribute or pay any dividends, authorize a stock split or make any other distribution to their shareholders, except for MBT’s quarterly cash dividend in an amount not to exceed $0.10 per share; provided, however, MBT and First Merchants will coordinate MBT’s dividend schedule for the quarter in which the Merger is completed so that MBT shareholders do not receive dividends on both First Merchants and MBT common stock during the same calendar quarter;
•	except for the fiduciary obligations of MBT to entertain a superior third-party acquisition proposal, merge, combine or consolidate with or, other than in the ordinary course of business consistent with past practice (including the sale, transfer or disposal of other real estate owned), sell their assets or securities to any other person or entity or effect a share exchange or enter into any transaction not in the ordinary course of business;
•	incur any liability or obligation, make any commitment, payment or disbursement, enter into any contract or agreement, or acquire or dispose of any property, other than real estate owned, or asset having a fair market value in excess of $150,000 except for payments and disbursements made in the ordinary course of business consistent with past practice, property acquired or disposed of in connection with foreclosures of mortgages or enforcement of security interests, loans in the ordinary course of business and deposit liabilities and advances from the Federal Home Loan Bank in each case in the ordinary course of business;

•	subject any of their assets or properties to any mortgage, lien, or encumbrance, except in the ordinary course of business consistent with past practice;
•	promote or increase or decrease the rate of compensation or enter into any agreement to promote or increase or decrease the rate of compensation of any director, officer, or employee of MBT or Monroe Bank & Trust, except for promotions and non-material increases in the ordinary course of business and in accordance with their past practices;
•	subject to certain exceptions, execute, create, institute, modify or amend any employee benefit plan or agreement for current or former directors, officers or employees of MBT or any Subsidiary, change the level of benefits or payments under any such employee benefit plan or agreement or increase or decrease any severance or termination pay benefits or any other fringe or employee benefits other than as required by law or regulatory authorities or as specifically provided in the Merger Agreement;
•	amend their Articles of Incorporation or Bylaws from those in effect on October 9, 2018;
•	subject to certain exceptions, modify, amend or institute new employment practices or enter into, renew, modify, amend or extend any employment or severance agreement with any present or former directors, officers or employees of MBT or any Subsidiary;
•	give, dispose, sell, convey, assign, hypothecate, pledge, encumber or otherwise transfer or grant a security interest in any capital stock of any Subsidiary;
•	fail to make additions to Monroe Bank & Trust’s reserve for loan losses or any other reserve account in the ordinary course of business and in accordance with sound banking practices; or
•	other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or entity.

In addition, until the Merger is consummated or the Merger Agreement is terminated, First Merchants and MBT shall carry on their business diligently and in the ordinary course of business and use their best efforts to preserve their business organizations and existing business relationships intact.

This discussion of the restrictions imposed by the Merger Agreement is not intended to be exhaustive, but includes material restrictions imposed on the parties. Please refer to the Merger Agreement, attached as Annex A, for a complete listing of the restrictions.

Fees and Expenses

First Merchants and MBT will pay their own fees, costs, and expenses incurred in connection with the Merger, including the fees of any investment bankers engaged by such party.

Management After the Merger

First Merchants will be the surviving corporation in the Merger and MBT’s separate corporate existence will cease. Accordingly, the directors and officers of MBT will no longer serve in such capacities after the completion of the Merger. Similarly, First Merchants Bank will be the surviving banking subsidiary in the consolidation and merger with Monroe Bank & Trust (the “Bank Merger”) and Monroe Bank & Trust’s separate corporate existence will cease.

The directors of First Merchants and First Merchants Bank immediately prior to the Merger will continue to be the directors of First Merchants and First Merchants Bank following the Merger and the Bank Merger, respectively, until they resign or until their respective successors are duly elected and qualified. However, the Merger Agreement obligates First Merchants to appoint one person who is currently a member of the MBT Board of Directors (chosen by First Merchants after consultation with MBT) to the First Merchants Board of Directors. As of the date of this proxy statement and prospectus, it has not yet been determined which

MBT director will be appointed to the First Merchants Board of Directors. Additionally, all members of the Board of Directors of Monroe Bank & Trust, who have agreed to serve in such capacity and would not otherwise be prohibited to serve under applicable law, will be appointed to First Merchants Bank’s Michigan regional advisory board, as soon as practicable after the effective time of the Merger.

The officers of First Merchants and First Merchants Bank immediately prior to the Merger will continue to be the officers of First Merchants and First Merchants Bank following the Merger and the Bank Merger, respectively, until they resign or until their successors are duly elected and qualified.

Indemnification and Insurance of MBT Directors and Officers

First Merchants has agreed to indemnify and hold harmless each director and officer of MBT and Monroe Bank & Trust for six (6) years after the effective time of the Merger in connection with any losses arising out of the fact that any such person is or was a director or officer of MBT or Monroe Bank & Trust at or prior to the effective time of the Merger to the same extent as would have been available under the Articles of Incorporation, Bylaws or other indemnification agreement of MBT and Monroe Bank & Trust.

In addition, First Merchants has agreed to use its reasonable best efforts to include MBT’s and Monroe Bank & Trust’s present and former directors and officers on its existing insurance, or to obtain directors’ and officers’ liability insurance “tail” policy coverage for MBT’s and Monroe Bank & Trust’s present and former directors and executive officers, for a period of six (6) years (the “Tail Coverage Period”), which will provide the directors and officers with coverage containing terms no less advantageous than the coverage currently provided by MBT to such directors and officers for claims based on activity prior to the effective time of the Merger. However, for each year of the Tail Coverage Period, First Merchants has no obligation to pay an amount in premiums which is more than 1.5 times the current annual amount spent by MBT to maintain its current directors’ and officers’ insurance coverage. If First Merchants is unable to obtain the coverage described above, First Merchants has agreed to use its reasonable best efforts to obtain as much comparable insurance as is available.

After the Merger, MBT’s and Monroe Bank & Trust’s officers and employees who become officers, directors or employees of First Merchants or its subsidiaries shall have the same directors and officers insurance coverage and indemnification protection that First Merchants provides to other officers, directors and employees of First Merchants or its subsidiaries.

Employee Benefit Plans

The Merger Agreement provides that the current employees of MBT and the Subsidiaries who continue as employees of First Merchants or its subsidiaries following the Merger will be entitled to participate in the employee benefit plans of First Merchants. With respect to each employee benefit plan or benefit arrangement maintained by First Merchants in which employees of MBT or the Subsidiaries subsequently participate, for purposes of determining eligibility, vesting, vacation and severance entitlement, First Merchants will ensure that service with MBT or the Subsidiaries will be treated as service with First Merchants; provided, however, that service with MBT or the Bank shall not be treated as service with First Merchants for purposes of benefit accrual, except with respect to severance benefits.

Voting Agreement

Each member of the Board of Directors has entered into a voting agreement with First Merchants as of the date of the Merger Agreement whereby the parties have agreed, subject to their fiduciary duties to entertain a superior third-party acquisition proposal under the Merger Agreement, to vote, or cause to be voted, all of their shares of MBT common stock and shares owned by certain affiliates over which they have voting control in favor of the Merger Proposal. Patriot Partners and Castle Creek, two significant shareholders of MBT, have also entered into the same voting agreement. As of the record date, the number of shares of common stock subject to such voting agreement is 5,092,450 shares of MBT common stock, representing 22.1% of the outstanding shares.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of the material federal income tax consequences of the Merger to U.S. Holders (as hereinafter defined) of MBT common stock that exchange their shares of MBT common stock for shares of First Merchants common stock. The following discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service (the “IRS”) and case law, all as currently in effect and which are subject to differing interpretations and subject to change at any time by legislative, judicial or administrative action, possibly with retroactive effect. This discussion is limited to U.S. Holders, who hold their shares of MBT common stock as capital assets for U.S. federal income tax purposes (generally, assets held for investment).

This discussion does not address the federal income tax consequences of shareholders who are not U.S. Holders, nor does it address all of the tax consequences relevant to certain U.S. Holders including, but not limited to, S corporations, partnerships or other pass-through entities (including investors in pass-through entities), financial institutions, insurance companies, tax-exempt organizations, trusts described in Sections 1361(c)(2)(A) and 1361(d)) of the Internal Revenue Code, dealers in securities or currencies, traders in securities that use a mark to market method of accounting, persons who hold MBT common stock as part of a straddle, hedge, constructive sale conversion or other integrated transaction, persons who acquired their shares of MBT common stock through the exercise of an employee stock option or otherwise as compensation or through a tax-qualified plan, regulated investment companies, real estate investment trusts and foreign persons or persons whose “functional currency” is not the U.S. dollar. This discussion also does not address the tax consequences of persons who are subject to alternative minimum tax, nor does it address the tax consequences of the Merger under state, local or foreign tax laws.

All U.S. Holders including, but not limited to, the U.S. Holders referenced immediately above, should consult their own tax advisors about the tax consequences of the Merger to them.

For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of MBT common stock that for U.S. federal income tax purposes is an individual who is a citizen or resident of the U.S., a corporation or entity taxed as a corporation that was organized under the laws of the U.S. or any state or the District of Columbia, an estate the income of which is subject to U.S. federal income tax regardless of its source, or a trust that (i) is subject to the supervision of a court within the U.S. and the control of one (1) or more U.S. Persons (as hereinafter defined) or (ii) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. Person. For purposes of this discussion, “U.S. Person” shall have the meaning ascribed to it by Section 7701(a)(30) of the Internal Revenue Code.

Tax Consequences of the Merger Generally

The parties intend for the Merger to qualify as a “reorganization” under Section 368(a) of the Internal Revenue Code for U.S. federal income tax purposes.

It is a condition to the closing of the Merger that Bingham Greenebaum Doll LLP deliver an opinion, effective as of the date on or about this proxy statement and prospectus, to First Merchants substantially to the effect that, for United States federal income tax purposes, the Merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. Such opinion will comply with the regulations and guidance of the SEC with respect to the persons entitled to rely on tax opinions contained in the Registration Statement on Form S-4, of which this proxy and prospectus is a part.

The obligation of Bingham Greenebaum Doll LLP to deliver such opinion is conditioned on the Merger satisfying the statutory and regulatory requirements of a “reorganization.” The determination by tax counsel as to whether the Merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code is based on the facts and law existing as of the effective date of the Merger.

This opinion will be subject to customary qualifications and assumptions, including that the Merger will be completed according to the terms of the Merger Agreement. In rendering the tax opinion, such counsel may require and rely on factual representations of First Merchants and MBT. If any of such assumptions or representations is or becomes inaccurate, the U.S. federal income tax consequences of the Merger could be adversely affected. The opinion will not be binding on the IRS. First Merchants and MBT do not intend to request any ruling from the IRS as to the U.S. federal income tax consequences of the Merger. Consequently, no assurance can be given that the IRS will not assert, or that a court will not sustain, a position contrary to any of the tax consequences set forth below or any of the tax consequences described in the tax opinion.

Tax Consequences to First Merchants, First Merchants Shareholders and MBT

No gain or loss will be recognized by First Merchants, First Merchants shareholders or MBT with respect to the Merger.

Tax Consequences of the Merger to U.S. Holders of MBT Common Stock

In general, a U.S. Holder who receives First Merchants common stock in exchange for MBT common stock will not recognize any gain or loss on the exchange for U.S. federal income tax purposes, except with respect to cash received in lieu of fractional shares of First Merchants common stock (as discussed below). The aggregate tax basis of First Merchants common stock received by a U.S. Holder in exchange for their MBT common stock (including any fractional shares of First Merchants common stock deemed received and redeemed for cash as described below) will be equal to the U.S. Holder’s aggregate adjusted tax basis in their MBT common stock exchanged. In addition, the holding period of the First Merchants common stock received in the Merger (including any fractional shares of First Merchants common stock deemed received and redeemed for cash as described below) generally will include the holding period of MBT common stock surrendered in the exchange. If a U.S. Holder acquired different blocks of MBT common stock at different times or at different prices, the First Merchants common stock received in the Merger will be allocated pro rata to each block of MBT common stock, and the basis and holding period of each block of First Merchants common stock received will be determined on a block-for-block basis depending on the basis and holding period of the blocks of MBT common stock exchanged for such block of First Merchants common stock.

A U.S. Holder who receives cash in lieu of fractional shares of First Merchants common stock will be treated as having received such fractional share of First Merchants common stock pursuant to the Merger and then as having sold that fractional share of First Merchants common stock for cash. As a result, a U.S. Holder will generally recognize gain or loss equal to the difference between the amount of cash received and the U.S. Holder’s basis in the fractional share of First Merchants common stock determined as described above. Any resultant gain or loss will be capital in nature, and will be long-term or short-term, depending on the period of time the exchanged MBT common stock were held. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Cash payments received in the Merger by a U.S. Holder may, under certain circumstances, be subject to information reporting and backup withholding, unless the U.S. Holder provides proof of an applicable exemption, furnishes its taxpayer identification number (in the case of individuals, their social security number) and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a U.S. Holder under the backup withholding rules are not an additional tax and will be allowed as a refund or credit against the U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Reporting Requirements

U.S. Holders who are “significant holders” and receive First Merchants common stock in exchange for MBT common stock are required to file a statement with their U.S. federal income tax return setting forth certain information, including, but not limited to, their tax basis (determined immediately before the Merger) in the MBT common stock exchanged in the Merger and the fair market value (determined immediately before the Merger) of the MBT common stock exchanged in the Merger. A “significant holder” is a holder of MBT common stock who immediately before the Merger (i) owned at least 5% of the total outstanding stock of MBT by vote or by value or (ii) owned stock of MBT with a tax basis of at least $1 million.

All MBT shareholders will be required to retain permanent tax records of the tax basis of MBT common stock exchanged and the First Merchants common stock and cash received in the Merger.

This discussion is of a general nature only, is not exhaustive, and is not intended to be, nor should it be construed to be, legal or tax advice to any particular shareholder. Because of the complexity of the tax law and because of the unique tax consequences to the shareholders following the Merger, each shareholder is strongly urged to consult such shareholder’s own tax advisor as to the particular tax consequences to such shareholder of the Merger, including the applicability and effect of federal, state, local, foreign and other tax laws in such shareholder’s particular circumstances.

DESCRIPTION OF FIRST MERCHANTS

The following information should be read with the financial statements incorporated by reference into this proxy statement and prospectus.

Business

First Merchants is a financial holding company headquartered in Muncie, Indiana and was organized in September 1982. First Merchants common stock is listed on The NASDAQ Global Select Market under the symbol “FRME.” First Merchants has one full-service Indiana commercial bank charter, First Merchants Bank, which opened for business in Muncie, Indiana, in March 1893. First Merchants Bank also operates First Merchants Private Wealth Advisors as a division of First Merchants Bank. First Merchants Bank has 116 full-service branch locations in thirty-one Indiana, two Illinois and two Ohio counties. In addition to its branch network, First Merchant Banks’s delivery channels include ATMs, check cards, remote deposit capture, interactive voice response systems and internet technology. First Merchants Bank’s business activities are currently limited to one significant business segment, which is community banking. First Merchants Bank offers a broad range of financial services, including accepting time deposits, savings and demand deposits; making consumer, commercial, agri-business and real estate mortgage loans; renting safe deposit facilities; providing personal and corporate trust services; providing full-service brokerage and private wealth management; and providing letters of credit, repurchase agreements and other corporate services.

As of September 30, 2018, First Merchants had consolidated assets of $9.8 billion, consolidated deposits of $7.6 billion and shareholders’ equity of $1.4 billion. As of December 31, 2017, First Merchants and its subsidiaries had 1,684 full-time equivalent employees.

First Merchants’ principal office is located at 200 East Jackson Street, Muncie, Indiana 47305. Its telephone number is (765) 747-1500.

Incorporation of Certain Information Regarding First Merchants by Reference

The foregoing information concerning First Merchants does not purport to be complete. Certain additional information relating to First Merchants’ business, management, executive officer and director compensation, voting securities and certain relationships is incorporated by reference in this document from other documents filed by First Merchants with the SEC and listed under “WHERE YOU CAN FIND ADDITIONAL INFORMATION” on page 71. If you desire copies of any of these documents, you may contact First Merchants at its address or telephone number indicated under “WHERE YOU CAN FIND ADDITIONAL INFORMATION” on page 71.

DESCRIPTION OF MBT

Business

MBT Financial Corp. (“MBT”) is a bank holding company as defined by the Bank Holding Company Act of 1956, as amended (the “BHCA”) headquartered in Monroe, Michigan. It was incorporated under the laws of the State of Michigan in January 2000, at the direction of the management of Monroe Bank & Trust, for the purpose of becoming a bank holding company by acquiring all the outstanding shares of Monroe Bank & Trust.

Monroe Bank & Trust was incorporated and chartered as Monroe State Savings Bank under the laws of the State of Michigan in 1905. In 1940, Monroe Bank & Trust consolidated with Dansard Bank and moved to the present address of its main office at 10 Washington Street, Monroe, Michigan 48161. Monroe Bank & Trust operated as a unit bank until 1950 when it opened its first branch office in Ida, Michigan. It then continued its expansion to its present total of 20 branch offices, including its main office. Monroe Bank & Trust changed its name from “Monroe State Savings Bank” to “Monroe Bank & Trust” in 1968.

Monroe Bank & Trust provides customary retail and commercial banking and trust services to its customers, including checking and savings accounts, time deposits, safe deposit facilities, commercial loans, personal loans, real estate mortgage loans, installment loans, IRAs, ATM and night depository facilities, treasury management services, telephone and internet banking, personal trust, employee benefit and investment management services. Monroe Bank & Trust’s service areas are comprised of Monroe, Wayne, and Lenawee counties in Southern Michigan.

Monroe Bank & Trust’s deposits are insured by the Federal Deposit Insurance Corporation (“FDIC”) to applicable legal limits and Monroe Bank & Trust is supervised and regulated by the FDIC and Michigan Office of Financial and Insurance Regulation.

Incorporation of Certain Information Regarding MBT by Reference

The foregoing information concerning MBT does not purport to be complete. Certain additional information relating to MBT’s business, management, executive officer and director compensation, voting securities and certain relationships is incorporated by reference in this document from other documents filed by MBT with the SEC and listed under “WHERE YOU CAN FIND ADDITIONAL INFORMATION” on page 71. If you desire copies of any of these documents, you may contact MBT at its address or telephone number indicated under “WHERE YOU CAN FIND ADDITIONAL INFORMATION” on page 71.

COMPARISON OF COMMON STOCK

The following summary comparison of First Merchants common stock and MBT common stock includes the material features of such stocks and the material differences in the rights of holders of shares of such stocks. Because this is a summary, it does not contain all of the information that is important to you and is qualified in its entirety by reference to First Merchants’ Articles of Incorporation and Bylaws and MBT’s Articles of Incorporation and Bylaws.

Governing Law

Following the Merger, the rights of former MBT shareholders who receive First Merchants common stock in the Merger will be governed by the laws of the State of Indiana, the state in which First Merchants is incorporated, and by First Merchants’ Articles of Incorporation and Bylaws. The rights of MBT shareholders are presently governed by the laws of the State of Michigan, the state in which MBT is incorporated, and by MBT’s Articles of Incorporation and Bylaws. The rights of MBT shareholders differ in certain respects from the rights they will have as First Merchants shareholders, including certain preferential rights of preferred stockholders, the vote required for the amendment of certain significant provisions of the Articles of Incorporation and for the approval of certain significant corporate transactions.

Authorized But Unissued Shares

First Merchants	MBT
First Merchants’ Articles of Incorporation authorize the issuance of 100,000,000 shares of common stock, of which 49,658,419 shares were outstanding as of October 31, 2018. First Merchants’ Board of Directors may authorize the issuance of additional shares of common stock up to the amounts authorized in First Merchants’ Articles of Incorporation without shareholder approval, subject only to the restrictions of the Indiana Business Corporation Law and the Articles of Incorporation. First Merchants has 500,000 shares of preferred stock authorized, no shares of which are currently outstanding. The preferred shares are available to be issued, without prior shareholder approval, in classes with the rights, privileges and preferences determined for each class by the Board of Directors of First Merchants.

The Articles of Incorporation of MBT authorize the issuance of 51,000,000 shares of capital stock, comprised of 50,000,000 authorized shares of MBT common stock, without par value, and 1,000,000 authorized shares of MBT nonvoting preferred stock. 22,990,430 shares of MBT common stock are issued and outstanding, and there are no shares of MBT nonvoting preferred stock issued and outstanding. MBT’s Board of Directors may authorize the issuance of additional shares of common stock up to the amounts authorized in MBT’s Articles of Incorporation, without shareholder approval, subject only to the restrictions of the Michigan Business Corporation Act and its Articles of Incorporation.

As of October 1, 2018, First Merchants had 91,347 shares of its common stock reserved and remaining available for issuance under its 2009 Long-term Equity Incentive Plan, 804 shares of its common stock reserved and remaining available for issuance under its Dividend Reinvestment and Stock Purchase Plan. In addition, as of October 1, 2018, First Merchants had no options granted but unexercised under its 1994 Stock Option Plan, 26,606.998 options granted but unexercised under its 1999 Long-term Equity Incentive Plan, and 73,100 options granted but unexercised under its 2009 Long-term Equity Incentive Plan, with shares reserved and remaining available equal to the outstanding options under each plan.

The issuance of additional shares of First Merchants common stock or the issuance of additional First Merchants preferred stock may adversely affect the interests of First Merchants shareholders by diluting their voting and ownership interests.

Restrictions on Transfer of Shares

First Merchants	MBT
The holders of First Merchants common stock are generally not restricted on sales of their shares. The shares are also registered under Section 12 of the Securities and Exchange Act of 1934 (the “Exchange Act”) and listed for exchange on The NASDAQ Global Select Market. As a result, a public market exists for the shares of common stock.

The holders of MBT common stock are generally not restricted on sales of their shares. The shares are registered under Section 12 of the Exchange Act, and are listed for exchange on The NASDAQ Global Select Market under the symbol of “MBTF.” As a result, a public market exists for the shares of common stock.

Preemptive Rights

Neither First Merchants’ Articles of Incorporation nor MBT’s Articles of Incorporation provide for preemptive rights for shareholders to subscribe for any new or additional shares of common stock.

Dividend Rights

First Merchants	MBT
The holders of First Merchants common stock are entitled to dividends and other distributions when, as and if declared by its Boards of Directors.	The holders of MBT common stock are entitled to dividends and other distributions when, as and if declared by its Boards of Directors. Dividends may be paid in cash, in property or in MBT’s stock.

Generally, First Merchants may not pay a dividend if, after giving effect to the dividend:	Generally, MBT may not pay a dividend if, after giving effect to the dividend:

• First Merchants would not be able to pay its debts as they become due in the usual course of business; or	• MBT would not be able to pay its debts as they become due in the usual course of business; or

• First Merchants’ total assets would be less than the sum of its total liabilities plus the amount that would be needed to satisfy preferential rights of shareholders payable upon dissolution.	• MBT’s total assets would be less than the sum of its total liabilities plus the amount that would be needed to satisfy preferential rights of shareholders payable upon dissolution.

The amount of dividends, if any, that may be declared by First Merchants in the future will necessarily depend upon many factors, including, among other things, future earnings, capital requirements, business conditions and capital levels of subsidiaries (since First Merchants is primarily dependent upon dividends paid by its subsidiaries for revenues), the discretion of First Merchants’ Board of Directors and other factors that may be appropriate in determining dividend policies.

First Merchants Bank may pay cash dividends to First Merchants on its common stock only out of adjusted retained net profits for the year in which the dividend is paid and the two preceding years.

First Merchants Bank will ordinarily be restricted to paying dividends in a lesser amount to First Merchants than is legally permissible because of the need for the banks to maintain adequate capital consistent with the capital adequacy guidelines promulgated by the banks’

MBT’s ability to pay dividends on its common stock depends on its receipt of dividends from Monroe Bank & Trust. Monroe Bank & Trust is subject to restrictions and limitations in the amount and timing of the dividends it may pay to the Corporation. Dividends may be paid out of a Michigan commercial bank’s net income after deducting all bad debts. A Michigan commercial bank may only pay dividends on its common stock if the bank has a surplus amounting to not less than 20% of its capital after the payment of the dividend. If a bank has a surplus less than the amount of its capital, it may not declare or pay any dividend until an amount equal to at least 10% of net income for the preceding one-half year (in the case of quarterly or semi-annual dividends) or at least 10% of net income of the preceding two consecutive half-year periods (in the case of annual dividends) has been transferred to surplus.

Federal law also affects the ability of a Michigan commercial bank to pay dividends. The FDIC’s prompt

First Merchants	MBT
principal federal regulatory authorities. If a bank’s capital levels are deemed inadequate by the regulatory authorities, payment of dividends to its parent holding company may be prohibited. First Merchants Bank is not currently subject to such a restriction.

corrective action regulations prohibit an insured depository institution from making capital distributions, including dividends, if the institution has a regulatory capital classification of “undercapitalized,” or if it would be undercapitalized after making the distribution. The FDIC may also prohibit the payment of dividends if it deems any such payment to constitute an unsafe and unsound banking practice. In addition, the Basel III capital rules include a capital conservation buffer that prohibits or limits the dividends a bank can pay if its risk-based capital ratios fall below certain thresholds.

Voting Rights

The holders of the outstanding shares of common stock of First Merchants and MBT are entitled to one (1) vote per share on all matters presented for shareholder vote. Neither First Merchants nor MBT shareholders have cumulative voting rights in the election of directors.

Articles of Incorporation and Bylaw Amendments

First Merchants	MBT
Indiana law generally requires shareholder approval for most amendments to a corporation’s articles of incorporation by a majority of a quorum at a shareholder’s meeting (and, in certain cases, a majority of all shares held by any voting group entitled to vote). However, Indiana law permits a corporation in its articles of incorporation to specify a higher shareholder vote requirement for certain amendments. First Merchants’ Articles of Incorporation require a super-majority shareholder vote of seventy-five percent (75%) of its outstanding shares of common stock for the amendment of certain significant provisions and a majority of its outstanding shares for all other amendments. See “COMPARISON OF COMMON STOCK—Number of Directors and Term of Office,” “COMPARISON OF COMMON STOCK—Removal of Directors,” and “COMPARISON OF COMMON STOCK—Anti-Takeover Provisions.”

Indiana law permits a board of directors to amend a corporation’s bylaws unless the articles of incorporation provide otherwise. First Merchants’ Bylaws may generally be amended by an affirmative vote of a majority of the entire Board of Directors. However, several provisions of First Merchants’ Bylaws require two-thirds (2/3) vote of the entire Board of Directors to approve amendments, including the provision regarding removal of directors and setting the number and classes of directors. In addition, First Merchants’ Articles of Incorporation provide that its Bylaws may not be amended to repeal, modify or amend certain provisions of its Articles of Incorporation.

By majority vote of the outstanding shares, the shareholders of MBT have the right to amend, alter, repeal or rescind any provision of its Articles of Incorporation. However, Michigan law permits a corporation in its articles of incorporation to specify a higher shareholder vote requirement for certain amendments. MBT’s Articles of Incorporation require a vote of sixty-six and two-thirds percent (66 2/3%) of its outstanding common shares to approve a consolidation or merger of MBT with any other corporation and Michigan law requires that amendment of this provision be approved by sixty-six and two-thirds percent (66 2/3%) of its outstanding common shares.

Michigan law and MBT’s Bylaws permit MBT’s Bylaws to be amended by the affirmative vote of a majority of the directors of MBT.

Special Meetings of Shareholders

First Merchants	MBT
First Merchants’ Bylaws provide that a special meeting of shareholders may be called by the Board of Directors, the President, at the written request of a majority of the Board of Directors or at the written request of shareholders holding at least one-fourth (1/4) of all shares outstanding and entitled to vote on business for which the meeting is called.

MBT’s Bylaws provide that a special meeting of shareholders may be called at any time by a majority of the Board of Directors acting with or without a meeting, or upon receipt of a request in writing, stating the purpose or purposes thereof, and signed by shareholders of record owning a majority of the issued and outstanding voting shares of MBT.

Number of Directors and Term of Office

First Merchants	MBT
First Merchants’ Articles of Incorporation provide that the number of directors shall be set in the Bylaws by the Board of Directors and shall be at least 9 and no more than 15. First Merchants’ Articles of Incorporation also provide for classes of directors with staggered terms. Amendment of this provision of First Merchants’ Articles of Incorporation requires the approval of three-fourths (3/4) of the voting stock. First Merchants’ Bylaws specify that the number of directors is 10. The Bylaws provide that the number of directors may be amended only by a two-thirds (2/3) vote of the entire Board of Directors. Consistent with its Articles of Incorporation, First Merchants’ Bylaws provide that the Board of Directors is divided into 3 classes with 4 directors in 1 of the classes and 3 directors in the other 2 classes. The directors in each class are elected for 3-year staggered terms. Thus, approximately only one-third (1/3) of First Merchants’ Board of Directors is elected at each annual meeting of shareholders. Because First Merchants’ Board of Directors is divided into classes, a majority of First Merchants’ directors can be replaced only after 2 annual meetings of shareholders. A two-thirds (2/3) vote of the entire Board of Directors is required to amend this provision of First Merchants’ Bylaws.

First Merchants’ Board of Directors is divided into classes, a majority of First Merchants’ directors can be replaced only after two (2) annual meetings of shareholders. A two-thirds (2/3) vote of the entire Board of Directors is required to amend this provision of First Merchants’ Bylaws.

MBT’s Bylaws provide that the Board of Directors shall consist of not less than five (5) nor more than twelve (12) members, the exact number within such minimum limits to be fixed and determined from time to time by resolution of a majority of the Board of Directors.

Directors shall be elected to hold office until the next annual meeting and until their successors are elected and qualified.

Nomination of Directors

First Merchants		MBT
Under First Merchants’ Bylaws, only the Nominating and Governance Committee of the Board of Directors may nominate a candidate for the Board of Directors. Shareholders may suggest a person for nomination by sending a notice to the Committee setting forth at a minimum:

MBT’s Bylaws provide that the Board of Directors or any shareholder entitled to vote may nominate a candidate for election to the Board of Directors; provided, however, that a shareholder must comply with the advance notice procedures and provision of information requirements set forth in MBT’s Bylaws.

Under MBT’s Corporate Governance Guidelines and Directors’ Policy, the Governance Committee of the Board will consider recommendations for nominations received from shareholders. The recommendation must include the name, age, business address, residence address, principal occupation of and number of shares of the MBT owned by the recommended candidate for nomination and the information that would be required to be disclosed in the solicitation of proxies for the election of directors under federal securities laws, including the candidate’s consent to be elected and to serve.

•	the name and address of each suggested nominee;

•	the age and principal occupation of each suggested nominee;

•	the total number of shares of First Merchants capital stock held by the notifying shareholder; and

•	the name and residence address of the notifying shareholder.

Removal of Directors

First Merchants	MBT
First Merchants’ Articles of Incorporation and Bylaws provide that any director or all directors may be removed, with or without cause, at a meeting of shareholders upon the vote of the holders of not less than two-thirds (2/3) of the outstanding shares entitled to vote on the election of directors. However, if two- thirds (2/3) of the entire Board of Directors recommends removal of a director to the shareholders, then such director may be removed by the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote on the election of directors at a shareholders meeting. A two-thirds (2/3) vote of the entire Board of Directors is required to amend this provision of First Merchants’ Bylaws. Amendment of this provision of First Merchants’ Articles of Incorporation requires the approval of three-fourths (3/4) of the voting stock.

MBT Articles of Incorporation provide that any or all of the members of the Board of Directors may be removed in accordance with the provisions of the Michigan Business Corporation Act, which provides that any director or all directors may be removed, with or without cause, at a meeting of shareholders upon the vote of the holders of not less than a majority of the outstanding shares entitled to vote on the election of directors.

Anti-Takeover Provisions

First Merchants	MBT
The anti-takeover measures applicable to First Merchants described below may have the effect of discouraging a person or other entity from acquiring control of either company. These measures may have the effect of discouraging certain tender offers for shares of their common stock which might otherwise be made at premium prices or certain other acquisition

The anti-takeover measures applicable to MBT described below may have the effect of discouraging a person or other entity from acquiring control of either company. These measures may have the effect of discouraging certain tender offers for shares of their common stock which might otherwise be made at premium prices or certain other acquisition transactions

First Merchants	MBT
transactions which might be viewed favorably by a significant number of shareholders.

Under Indiana law, any ten percent (10%) shareholder of an Indiana corporation, with a class of voting shares registered under Section 12 of the Exchange Act, such as First Merchants, is prohibited for a period of five (5) years from completing a business combination with the corporation unless, prior to the acquisition of such ten percent (10%) interest, the Board of Directors approved either the acquisition of such interest or the proposed business combination. If such prior approval is not obtained, the corporation and a ten percent (10%) shareholder may not consummate a business combination unless all provisions of the articles of incorporation are complied with and either a majority of disinterested shareholders approve the transaction or all shareholders receive a price per share as determined by Indiana law. A corporation may specifically adopt application of the business combination provision in its Articles of Incorporation and obtain the protection provided by this provision.

An Indiana corporation may elect to remove itself from the protection provided by the Indiana business combination provision, but such an election remains ineffective for eighteen (18) months and does not apply to a combination with a shareholder who acquired a ten percent (10%) ownership position prior to the election. First Merchants has adopted the protection provided by the business combination provision of Indiana law.

In addition to the business combination provision, Indiana law contains a “control share acquisition” provision which, although different in structure from the business combination provision, may have a similar effect of discouraging or making more difficult a hostile takeover of an Indiana corporation. This provision also may have the effect of discouraging premium bids for outstanding shares.

Under this provision, unless otherwise provided in the corporation’s articles of incorporation or bylaws, if a shareholder acquires a certain amount of shares, approval of a majority of the disinterested shareholders must be obtained before the acquiring shareholder may vote the control shares. Under certain circumstances, the shares held by the acquirer may be redeemed by the corporation at the fair market value of the shares as determined by the control share acquisition provision. First Merchants is subject to the control share acquisition provision. The constitutional validity which might be viewed favorably by a significant number of shareholders. The following is a summary description of these provisions:

MBT’s Articles of Incorporation authorize the issuance of 50,000,000 shares of common stock. Authorized and unissued shares of common stock provide MBT’s Board of Directors with flexibility to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and employee stock options. However, these additional authorized shares may have an anti-takeover effect due to the potential dilution. The Board of Directors, consistent with its fiduciary duty, could issue additional common shares in amounts sufficient to dilute the voting power of persons who may desire to acquire a controlling interest in MBT.

In addition, MBT’s Articles of Incorporation requires the affirmative vote of the holders of at least two-thirds (66 2/3%) of MBT’s outstanding common shares to approve the consolidation or merger of MBT with any other corporation.

MBT’s Bylaws establish an advance notice procedure for shareholders to nominate directors or bring other business before an annual meeting of shareholders. A person may not be nominated for election as a director unless that person is nominated by or at the direction of MBT’s Board of Directors or by a shareholder who has given appropriate notice to MBT before the meeting.

In addition, the Michigan Business Corporation Act contains an “anti-takeover” provision. Chapter 7A (the “Fair Price Act”) applies to MBT and may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in its best interest, including those attempts that might result in shareholders receiving a premium over market price for their shares.

First Merchants	MBT
of the control share acquisition statute has been challenged in the past and has been upheld by the United States Supreme Court.

The control share acquisition provision does not apply to a plan of affiliation and merger if the corporation complies with the applicable merger provisions and is a party to the agreement of merger or plan of share exchange.

Liquidation Rights

First Merchants	MBT
In the event of any liquidation or dissolution of First Merchants, its shareholders are entitled to receive pro rata, according to the number of shares held, any assets distributable to shareholders, subject to the payment of First Merchants’ liabilities and any rights of creditors and holders of shares of First Merchants’ preferred stock then outstanding.

In the event of any liquidation, dissolution, or winding up of MBT, either voluntary or involuntary, the holders of shares shall be entitled to share, ratably according to the number of shares held by them, in all assets of MBT available for distribution to its shareholders.

Redemption

Under Indiana and Michigan law, First Merchants and MBT may only redeem or acquire shares of its common stock with funds legally available therefor, and shares so acquired constitute authorized but unissued shares. Neither First Merchants nor MBT may redeem or acquire its shares of common stock if, after such redemption, it would not be able to pay its debts as they become due. Additionally, neither First Merchants nor MBT may redeem its shares if its total assets would be less than the sum of its total liabilities plus preferential rights of shareholders payable upon dissolution.

Indemnification of Directors, Officers and Employees

First Merchants	MBT
Under Indiana law and First Merchants’ Articles of Incorporation, First Merchants may indemnify any director, officer, employee or agent for any and all liability and expense incurred in connection with a proceeding which such person is involved in by reason of such person’s position with First Merchants, in which (a) the person is wholly successful or (b) the person acted in good faith in what the person reasonably believed to be in or at least not opposed to the best interests of First Merchants. If the person is wholly successful with respect to the claim or proceeding, the indemnification by First Merchants is mandatory. Finally, under Indiana law and their respective Articles of Incorporation and/or Bylaws, First Merchants is permitted to advance expenses to a person prior to final disposition of the proceeding if the person undertakes to repay any advanced amounts, if it is ultimately determined that he or she is not entitled to indemnification.

Under Michigan law and MBT’s Articles of Incorporation, MBT shall indemnify their officers, directors, employees and agents and those persons serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another enterprise to the fullest extent permitted by law. Under Michigan law and MBT’s Articles of Incorporation MBT is required to advance expenses to a person prior to final disposition of the proceeding if the person undertakes to repay any advanced amounts, if it is ultimately determined that he or she is not entitled to indemnification. MBT’s Articles of Incorporation contain a provision that eliminates personal liability of its directors except in limited circumstances.

LEGAL MATTERS

Certain U.S. federal income tax consequences relating to the Merger will be passed upon for First Merchants and MBT by the law firm of Bingham Greenebaum Doll LLP, Indianapolis, Indiana.

EXPERTS

The audited consolidated financial statements of First Merchants and its affiliates and the effectiveness of its internal control over financial reporting as of December 31, 2017, incorporated by reference into this document, have been audited by BKD, LLP, independent certified public accountants, to the extent and for the periods indicated in their reports thereon, and have been so incorporated by reference in this document in reliance upon such reports of BKD, LLP given on the authority of such firm as experts in auditing and accounting.

MBT’s consolidated financial statements as of December 31, 2017, and for each of the years in the three-year period ended December 31, 2017, incorporated by reference into this document, have been audited by Plante & Moran, PLLC, an independent registered public accounting firm, as set forth in Plante & Moran PLLC’s report preceding such consolidated financial statements, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

SHAREHOLDER PROPOSALS FOR NEXT YEAR

First Merchants

If the Merger is completed, MBT shareholders will become shareholders of First Merchants. Any proposal which a First Merchants shareholder intended to have presented at the 2019 annual meeting of First Merchants and included in the proxy statement and form of proxy relating to that meeting must have been received by the Secretary of First Merchants at First Merchants’ principal office no later than November 22, 2018, for inclusion in First Merchants’ proxy statement and form of proxy relating to that meeting. Shareholder proposals, if any, intended to be presented at the 2019 annual meeting of First Merchants that were not submitted by November 22, 2018 for inclusion in the proxy statement will be considered untimely. However, if the date of First Merchants’ 2019 annual meeting of the shareholders is more than thirty (30) days before or after May 10, 2019, then the deadline for submitting any shareholder proposal for inclusion in the proxy materials relating to First Merchants’ annual meeting will be a reasonable time before First Merchant begins to print and mail such proxy materials. In any event, the inclusion of any shareholder proposals in First Merchants’ proxy materials will be subject to the requirements of the proxy rules adopted under the Exchange Act, including Rule 14a-8.

MBT

If the Merger occurs, there will be no MBT annual meeting of shareholders for 2019. In that case, shareholder proposals must be or must have been submitted to First Merchants in accordance with the procedures described above.

If the Merger is not completed, MBT will hold its 2019 annual meeting in accordance with its current governing documents and as required by Michigan law.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

First Merchants has filed with the SEC a Registration Statement on Form S-4 under the Securities Act, with respect to the common stock of First Merchants being offered in the Merger. This proxy statement and prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to First Merchants and the securities offered by this proxy statement and prospectus, reference is made to the registration statement. Statements contained in this proxy statement and prospectus concerning the provisions of such documents are necessarily summaries of such documents and each such statement is qualified in its entirety by reference to the copy of the applicable documents filed with the SEC.

First Merchants and MBT each files annual, quarterly and current reports, proxy statements and other information with the SEC. These filings are available to the public over the internet at the SEC’s website at http://www.sec.gov. You may also obtain additional information about First Merchants on its website at

http://www.firstmerchants.com. You may obtain additional information about MBT on its website at https://www.mbandt.com. However, the contents of those websites are not incorporated by reference in, or otherwise a part of, this proxy statement and prospectus and are not soliciting material.

First Merchants “incorporates by reference” into this proxy statement and prospectus the information in documents it files with the SEC, which means that it can disclose important information to you through those documents. The information incorporated by reference is an important part of this proxy statement and prospectus. Some information contained in this proxy statement and prospectus updates the information incorporated by reference and some information filed by First Merchants subsequently with the SEC will automatically update this proxy statement and prospectus.

First Merchants incorporates by reference the documents and information listed below:

•	First Merchants’ Annual Report on Form 10-K filed on March 1, 2018;
•	First Merchants’ Quarterly Reports on Form 10-Q filed on May 10, 2018, August 9, 2018, and November 9, 2018;
•	First Merchants’ Current Reports on Form 8-K filed on May 11, 2018 (Form 8-K/A amending that certain Current Report on Form 8-K filed on November 13, 2017), May 11, 2018, August 15, 2018 (Form 8-K/A amending that certain Current Report on Form 8-K filed on May 11, 2018) and October 10, 2018; and
•	The description of First Merchants common stock set forth in the registration statement filed by First Merchants pursuant to Section 12 of the Exchange Act, including any amendment or report filed with the SEC for the purpose of updating such description.

First Merchants also incorporates by reference any of its filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) made with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the initial filing of the registration statement that contains this proxy statement and prospectus.

You may request, either orally or in writing, a copy of the documents incorporated by reference by First Merchants in this proxy statement and prospectus without charge by requesting them in writing or by telephone from First Merchants at the following addresses and telephone number:

First Merchants Corporation
200 East Jackson Street
Muncie, Indiana 47305
Attention: Brian T. Hunt,
Corporate Secretary
Telephone: (765) 747-1500

MBT “incorporates by reference” into this proxy statement and prospectus the information in documents it files with the SEC, which means that it can disclose important information to you through those documents. The information incorporated by reference is an important part of this proxy statement and prospectus. Some information contained in this proxy statement and prospectus updates the information incorporated by reference and some information filed by MBT subsequently with the SEC will automatically update this proxy statement and prospectus.

MBT incorporates by reference the documents and information listed below:

•	MBT’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on March 9, 2018 (including information specifically incorporated by reference into MBT’s Form 10-K from MBT’s definitive proxy statement relating to MBT’s 2018 Annual Meeting of Stockholders, filed with the SEC on March 19, 2018);
•	MBT’s Quarterly Reports on Form 10-Q filed May 9, 2018, August 9, 2018 and November 9, 2018;

•	MBT’s Current Reports filed on May 9, 2018, August 8, 2018, and October 10, 2018; and
•	MBT’s description of MBT’s common stock, no par value, contained in MBT’s Registration Statement on Form S-1, filed with the SEC on March 4, 2014.

MBT also incorporates by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of filing of the initial registration statement that contains this proxy statement prospectus and prior to effectiveness of the registration statement.

The documents incorporated by reference into this prospectus are available from MBT upon request. MBT will provide a copy of any and all of the information that is incorporated by reference in this prospectus to any person, without charge, upon written or oral request. If exhibits to the documents incorporated by reference in this prospectus are not themselves specifically incorporated by reference in this prospectus, then the exhibits will not be provided. Requests for such copies should be directed to the following:

John L. Skibski
Executive Vice President and Chief Financial Officer
MBT Financial Corp.
102 E. Front St.
Monroe, Michigan 48161
(734) 241-3431
john.skibski@mbandt.com

If you would like to request documents, please do so by February 7, 2019, in order to receive them before the MBT special meeting.

You should rely only on the information incorporated by reference or provided in this proxy statement and prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer or sale is not permitted. You should not assume that the information in this proxy statement and prospectus is accurate as of any date other than the date on the front of this document. If any material change occurs during the period that this proxy statement and prospectus is required to be delivered, this proxy statement and prospectus will be supplemented or amended.

All information regarding First Merchants in this proxy statement and prospectus has been provided by First Merchants, and all information in this proxy statement and prospectus regarding MBT has been provided by MBT.

ANNEX A

AGREEMENT AND PLAN OF REORGANIZATION AND MERGER
BETWEEN
FIRST MERCHANTS CORPORATION
AND
MBT FINANCIAL CORP.

THIS AGREEMENT AND PLAN OF REORGANIZATION AND MERGER (the “Agreement”), is entered as of the 9th day of October, 2018, by and between FIRST MERCHANTS CORPORATION, an Indiana corporation (“First Merchants”) and MBT FINANCIAL CORP., a Michigan corporation (“MBT”).

W I T N E S S E T H:

WHEREAS, First Merchants is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, with its principal place of business in Muncie, Delaware County, Indiana, with First Merchants Bank, an Indiana commercial bank (“FMB”) as its wholly-owned subsidiary;

WHEREAS, MBT is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, with its principal place of business in Monroe, Monroe County, Michigan, with Monroe Bank & Trust, a Michigan commercial bank (the “Bank”) as its wholly-owned subsidiary;

WHEREAS, MB&T Financial Services, Inc., a Michigan corporation (“MB&T Financial”) is a wholly-owned subsidiary of the Bank (the Bank and MB&T Financial are sometimes collectively referred to herein as the “Subsidiaries” or individually as a “Subsidiary”);

WHEREAS, it is the desire of First Merchants and MBT to effect a series of transactions whereby (i) MBT will consolidate and merge with and into First Merchants, and (ii) the Bank will merge with and into FMB;

WHEREAS, the Boards of Directors of First Merchants and MBT have approved this Agreement and authorized its execution; and

WHEREAS, for federal income tax purposes, it is intended that the merger of MBT with and into First Merchants shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and First Merchants and MBT desire to and hereby adopt this Agreement as a plan of reorganization for purposes of Sections 354 and 361 of the Code;

NOW, THEREFORE, in consideration of the mutual promises, covenants, and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, First Merchants and MBT hereby make this Agreement and prescribe the terms and conditions of the merger of MBT with and into First Merchants and the Bank with and into FMB and the mode of carrying the transactions into effect as follows:

SECTION 1

THE MERGERS

1.1   MBT Merger. Subject to the terms and conditions of this Agreement, on the Effective Date (as defined in Section 11 hereof), MBT shall be merged with and into First Merchants pursuant to the terms and conditions of this Agreement and otherwise in accordance with the Indiana Business Corporation Law and the Michigan Business Corporation Act (the “Merger”). First Merchants, as the continuing corporation, shall sometimes be referred to herein as the “Continuing Company” and shall continue its corporate existence under the laws of the State of Indiana, pursuant to the provisions of and with the effect provided in the Indiana Business Corporation Law and particularly Indiana Code §23-1-40.

1.2   The Bank Merger. Subject to the terms and conditions of this Agreement, on the Effective Date and immediately after the Merger, the Bank shall be consolidated and merged with and into FMB pursuant to the terms and conditions of the Agreement and Plan of Merger attached hereto as Exhibit A (the “Bank Merger Agreement”) and otherwise in accordance with 12 U.S.C. §1828(c), the Indiana Financial Institutions Act, as amended, and the Michigan Banking Code of 1999, as amended, together with any regulations promulgated thereunder (the “Bank Merger”).

1.3   Right to Revise Mergers. The parties may, at any time, change the method of effecting the Merger or the Bank Merger if and to the extent the parties deem such change to be desirable, including, without limitation, to provide for the merger of MBT into a wholly-owned subsidiary of First Merchants and/or the merger of the Bank or either of them into FMB or wholly-owned subsidiaries of First Merchants or FMB; provided, however, that no such change, modification or amendment shall (a) alter or change the amount or kind of consideration to be received by the shareholders of MBT specified in Section 3 hereof as a result of the Merger, except in accordance with the terms of Section 3 hereof; (b) adversely affect the tax treatment to the shareholders of MBT; or (c) materially impede or delay receipt of any approvals referred to in this Agreement or the consummation of the transactions contemplated by this Agreement.

SECTION 2

EFFECT OF THE MERGER

Upon the Merger becoming effective:

2.1   General Description. The separate existence of MBT shall cease, and the Continuing Company shall possess all of the assets of MBT and shall succeed to and assume all of the rights, privileges, immunities, powers, franchises, duties, obligations and liabilities of MBT.

2.2   Name, Offices, and Management. The name of the Continuing Company shall continue to be “First Merchants Corporation.” Its principal office shall be located at 200 E. Jackson Street, Muncie, Indiana. The Board of Directors of the Continuing Company, until such time as their successors have been elected and qualified, shall consist of the current Board of Directors of First Merchants. The officers of First Merchants immediately prior to the Effective Date shall continue as the officers of the Continuing Company.

2.3   Capital Structure. The amount of capital stock of the Continuing Company shall not be less than the capital stock of First Merchants immediately prior to the Effective Date increased by the amount of capital stock issued in accordance with Section 3 hereof.

2.4   Articles of Incorporation and Bylaws. The Articles of Incorporation and the Bylaws of the Continuing Company shall be those of First Merchants immediately prior to the Effective Date until the same shall be further amended as provided therein or by law.

2.5   Assets and Liabilities. The title to all assets, real estate and other property owned by First Merchants and MBT shall vest in the Continuing Company without reversion or impairment. All liabilities of MBT shall be assumed by the Continuing Company.

2.6   Additional Actions. If, at any time after the Effective Date, the Continuing Company shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable (a) to vest, perfect or confirm, of record or otherwise, in the Continuing Company its right, title or interest in, to or under any of the rights, properties or assets of MBT or the Subsidiaries, or (b) otherwise carry out the purposes of this Agreement, MBT and the Subsidiaries and their respective officers and directors shall be deemed to have granted to the Continuing Company an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Continuing Company and otherwise to carry out the purposes of this Agreement, and the officers and directors of the Continuing Company are authorized in the name of MBT or the Subsidiaries or otherwise to take any and all such action.

SECTION 3

CONSIDERATION TO BE DISTRUBUTED

3.1   Consideration. Upon and by reason of the Merger becoming effective, the holders of record, on the Effective Date, of MBT common stock, without par value (“MBT Common Stock”) shall be entitled to receive, in exchange for each share of MBT Common Stock held, a 0.2750 (the “Exchange Ratio”) share of First Merchants’ common stock (“First Merchants Common Stock”). The Exchange Ratio shall be subject to adjustment as set forth in Section 3.3.

3.2   Fractional First Merchants Common Shares. Certificates for fractional shares of First Merchants Common Stock shall not be issued in respect of fractional interests arising from the Exchange Ratio. Each holder of MBT Common Stock who would have otherwise been entitled to a fraction of a share of First Merchants Common Stock, upon surrender of all such shareholder’s certificates representing MBT Common Stock, shall be paid in cash (without interest), an amount rounded to the nearest whole cent, determined by multiplying the First Merchants Average Price (as defined below) by the fractional share of First Merchants Common Stock to which such holder of MBT Common Stock would otherwise be entitled. No such holder of MBT Common Stock shall be entitled to dividends, voting rights, or any other rights in respect of any fractional share. The term “First Merchants Average Price” shall mean the average closing price of a share of First Merchants Common Stock as reported by Bloomberg, L.P. for the ten (10) days that First Merchants Common Stock trades on the NASDAQ Global Select Market preceding the fourth (4th) calendar day prior to the Effective Date. The First Merchants Average Price shall be appropriately and proportionately adjusted to reflect any share adjustment as contemplated by Section 3.3 hereof.

3.3   Recapitalization. If, between the date of this Agreement and the Effective Date, First Merchants issues a stock dividend with respect to its shares of common stock, combines, subdivides, or splits up its outstanding shares or takes any similar recapitalization action, then the Exchange Ratio shall be adjusted so that each holder of MBT Common Stock shall receive such number of shares of First Merchants Common Stock as represents the same percentage of outstanding shares of First Merchants Common Stock at the Effective Date as would have been represented by the number of shares of First Merchants Common Stock such shareholder would have received if the recapitalization had not occurred.

3.4   Distribution of First Merchants’ Common Stock.

(a)   Each share of common stock of First Merchants outstanding immediately prior to the Effective Date shall remain outstanding unaffected by the Merger.

(b)   On or prior to the Effective Date, First Merchants shall (i) authorize the issuance of and shall make available to American Stock Transfer & Trust Company, LLC or such other exchange agent selected by First Merchants (the “Exchange Agent”), for the benefit of the registered shareholders of MBT Common Stock for exchange in accordance with this Section 3, certificates or book entry for shares (as requested by the registered shareholder of MBT) of First Merchants Common Stock (the “First Merchants Stock Certificates”) to be issued pursuant to Section 3.1, and (ii) shall deposit with the Exchange Agent sufficient cash for payment of cash in lieu of any fractional shares of First Merchants Common Stock in accordance with Section 3.2. Such First Merchants Stock Certificates and cash are referred to in this Section 3 as the “Exchange Fund.” First Merchants shall be solely responsible for the payment of any fees and expenses of the Exchange Agent.

(c)   Within three (3) business days following the Effective Date, the Exchange Agent shall mail to each holder of MBT Common Stock a letter of transmittal (the “Letter of Transmittal”) providing (i) with respect to MBT shareholders whose shares of MBT Common Stock are held in certificate form that delivery shall be effected and risk of loss of title to the certificates representing MBT Common Stock shall pass only upon delivery of the certificates to the Exchange Agent and (ii) with respect to MBT shareholders whose shares of MBT Common Stock are held in certificate form instructions as to the transmittal to the Exchange Agent of certificates representing shares of MBT Common Stock and, with respect to all holders of MBT Common Stock, instructions as to the issuance of shares of First Merchants Common Stock in exchange therefor pursuant to the terms of this Agreement. Distribution of shares of First Merchants Common Stock Certificates (or book entry) and cash payments in lieu of fractional shares shall be made by the Exchange Agent to each former holder of MBT Common Stock within five (5) business days following the later of the Effective Date or with respect to MBT shareholders whose shares of MBT Common Stock are held in certificate form, the date of such shareholder’s delivery to the Exchange Agent of such shareholder’s certificates representing MBT Common Stock, and with respect to all holders of MBT Common Stock a properly completed and executed Letter of Transmittal. Interest shall not accrue or be payable with respect to any cash payments.

(d)   Following the Effective Date, stock certificates representing MBT Common Stock shall be converted to, and deemed to evidence only the right to receive such number of shares of First Merchants Common Stock as determined in accordance with Sections 3.1 and 3.2 above (for all corporate purposes other than the payment of dividends) and cash for fractional shares, as applicable. No dividends or other distributions otherwise payable subsequent to the Effective Date on shares of First Merchants Common Stock shall be paid to any shareholder entitled to receive the same until such shareholder has surrendered such shareholder’s certificates for MBT

Common Stock to the Exchange Agent in exchange for First Merchants Common Stock. Upon surrender or compliance with the provisions of Section 3.4(c), there shall be paid to the record holder of First Merchants Common Stock the amount of all dividends and other distributions, without interest thereon, withheld with respect to such common stock.

(e)   From and after the Effective Date, there shall be no transfers on the stock transfer books of MBT of any shares of MBT Common Stock.

(f)   Any portion of the Exchange Fund that remains unclaimed by the holders of MBT Common Stock for twelve (12) months after the Effective Date shall be paid, distributed, or otherwise released to First Merchants, or its successors in interest. Any shareholders of MBT who have not theretofore complied with this Section 3 shall thereafter look only to First Merchants, or its successors in interest, for the issuance of shares of First Merchants Common Stock and any unpaid dividends and distributions on First Merchants Common Stock deliverable in respect of each share of MBT Common Stock such shareholder holds as determined pursuant to this Agreement. Notwithstanding the foregoing, none of First Merchants, the Exchange Agent or any other person shall be liable to any former holder of shares of MBT Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g)   First Merchants shall be entitled to rely upon the stock transfer books of MBT to establish the persons entitled to receive shares of First Merchants Common Stock, which books, in the absence of actual knowledge by First Merchants of any adverse claim thereto, shall be conclusive with respect to the ownership of such stock.

(h)   With respect to any certificate for MBT Common Stock which has been lost, stolen, or destroyed, First Merchants shall be authorized to issue First Merchants Common Stock to the registered owner of such certificate upon receipt of an affidavit of lost stock certificate, in form and substance reasonably satisfactory to First Merchants, and upon compliance by such registered owner with all procedures historically required by MBT in connection with lost, stolen, or destroyed certificates, with any costs incurred at the shareholder’s expense.

3.5   Employee Equity Awards. Immediately prior to the Closing, each then outstanding stock appreciation right (SOSAR) and restricted stock unit (RSU), whether unvested or vested, shall be exchanged for shares of MBT Common Stock according to their respective award agreement terms. The number of RSU’s subject to each award shall assume MBT performance at the full payout at the Target level for all relevant future periods. Upon issuance of the shares of MBT Common Stock to a holder of SOSARs or RSUs any award agreement between MBT and such holder and the holder’s rights thereunder shall terminate and be of no further force or effect.

SECTION 4

NO DISSENTING SHAREHOLDERS

Holders of shares of MBT Common Stock, pursuant to the Michigan Business Corporation Act, MBT’s articles of incorporation or bylaws, contract or otherwise, do not have, and the Board of Directors of MBT have not taken any action that would cause any holder of shares of MBT Common Stock to have, the right of a shareholder to dissent and obtain payment for shares under Section 450.1762 of the Michigan Business Corporation Act or any successor statute.

SECTION 5

REPRESENTATIONS AND
WARRANTIES OF MBT

MBT hereby makes the representations and warranties set forth below to First Merchants with respect to itself and the Subsidiaries. For the purposes of this Section 5, “MBT Disclosure Letter” is defined as the letter referencing Section 5 of this Agreement which shall be prepared by MBT and delivered to First Merchants contemporaneously with the execution of this Agreement.

5.1   Organization and Authority. MBT, the Bank, and MB&T Financial are each a corporation duly organized and validly existing under the laws of the State of Michigan. MBT and each of the Subsidiaries have the corporate power and authority to conduct their respective businesses in the manner and by the means utilized as of the date hereof. MBT’s only subsidiary is the Bank. The Bank’s only subsidiary is MB&T Financial. The Bank is subject to primary federal regulatory supervision and regulation by the Federal Deposit Insurance Corporation (“FDIC”). Other than the Subsidiaries, MBT has no direct or indirect subsidiaries.

5.2   Authorization.

(a)   MBT has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, subject to satisfaction of the conditions precedent in Section 9. This Agreement, when executed and delivered by all parties, will have been duly authorized and will constitute a valid and binding obligation of MBT, subject to the conditions precedent set forth in Section 9 hereof, enforceable in accordance with its terms except to the extent limited by insolvency, reorganization, liquidation, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors’ rights. The respective Boards of Directors of MBT and the Bank, and MBT as the sole shareholder of the Bank, have approved the Merger and the Bank Merger pursuant to the terms and conditions of this Agreement and the Bank Merger Agreement. The Board of Directors of MBT has adopted this Agreement and agreed to recommend to MBT’s shareholders that they approve this Agreement and the transactions described herein subject to Section 7.5 hereof.

(b)   Except as set forth in the MBT Disclosure Letter, neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby, subject to the conditions precedent set forth in Section 9 hereof, does or will (i) conflict with, result in a breach of, or constitute a default under MBT’s or any Subsidiary’s organizational documents; (ii) conflict with, result in a breach of, or constitute a default under any federal, foreign, state or local law, statute, ordinance, rule, regulation or court or administrative order or decree, or any note, bond, indenture, loan, mortgage, security agreement, contract, arrangement or commitment, to which MBT or any Subsidiary is subject or bound, the result of which would have a Material Adverse Effect; (iii) result in the creation of, or give any person, corporation or entity the right to create, any lien, charge, encumbrance, security interest, or any other rights of others or other adverse interest upon any right, property or asset of MBT or any Subsidiary; (iv) terminate, or give any person, corporation or entity the right to terminate, amend, abandon, or refuse to perform, any note, bond, indenture, loan, mortgage, security agreement, contract, arrangement or commitment to which MBT or any Subsidiary is subject or bound, the result of which would have a Material Adverse Effect; or (v) accelerate or modify, or give any party thereto the right to accelerate or modify, the time within which, or the terms according to which, MBT or any Subsidiary is to perform any duties or obligations or receive any rights or benefits under any note, bond, indenture, loan, mortgage, security agreement, contract, arrangement or commitment.

For the purpose of this Agreement, a “Material Adverse Effect” means any effect, circumstance, occurrence or change that (i) is material and adverse to the financial position, results of operations or business of MBT and the Subsidiaries taken as a whole, or First Merchants and FMB taken as a whole, as applicable or (ii) would materially impair the ability of MBT or First Merchants, as applicable, to perform its obligations under this Agreement; provided, however, that a Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability to banks or their holding companies or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles (“GAAP”) or regulatory accounting requirements applicable to banks or their holding companies generally, (c) any modifications or changes to valuation policies and practices in connection with the Merger or restructuring charges taken in connection with the Merger, in each case in accordance with GAAP, (d) effects of any action taken with the prior written consent of the other party hereto, (e) changes in the general level of interest rates (including the impact on the securities portfolios of MBT and the Bank, or First Merchants and FMB, as applicable) or conditions or circumstances relating to or that affect either the United States economy, financial or securities markets or the banking industry, generally, (f) changes resulting from expenses (such as legal, accounting and investment bankers’ fees) incurred in connection with this Agreement or the transactions contemplated herein, including without limitation payment of any amounts due to, or the provision of any benefits to, any officers or employees under agreements, plans or other arrangements in existence on the date of or contemplated by this Agreement and disclosed to First Merchants, (g) the impact of the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the business, financial condition or results of operations of MBT and the Subsidiaries, or First Merchants and FMB, as applicable and (h) the occurrence of any military or terrorist attack within the United States or any of its possessions or offices; provided that in no event shall a change in the trading price of the First Merchants Common Stock, by itself, be considered to constitute a Material Adverse Effect on First Merchants (it being understood that the foregoing proviso shall not prevent or otherwise affect a determination that any effect underlying such decline has resulted in a Material Adverse Effect).

(c)   Other than required filings with NASDAQ and FINRA and the filing of articles of merger (the “Articles of Merger”) with the Indiana Secretary of State and a certificate of merger (the “Certificate of Merger”) with the Corporations Division of the Michigan Department of Licensing and Regulatory Affairs (the “Michigan Corporations Division”), for the Merger, and filing of articles of merger, certificates of merger or other filings necessary to consummate the Bank Merger, and such notices and filings made in connection or in compliance with the banking regulatory approvals contemplated by Section 9.4 and federal and state securities laws and the rules and regulations promulgated thereunder, no notice to, filing with, authorization of, exemption by, or consent or approval of, any public body or authority is necessary for the consummation by MBT of the transactions contemplated by this Agreement.

(d)   Other than those filings, authorizations, consents and approvals referenced in Section 5.2(c) above and except as set forth in the MBT Disclosure Letter, no notice to, filing with, authorization of, exemption by, or consent or approval of, any third party is necessary for the consummation by MBT or the Bank of the transactions contemplated by this Agreement, except for such authorizations, exemptions, consents or approvals, the failure of which to obtain, would not be reasonably likely to result in a Material Adverse Effect.

5.3   Capitalization.

(a)   As of the date of this Agreement, MBT has authorized Fifty-One Million (51,000,000) shares of capital stock, comprised of Fifty Million (50,000,000) authorized shares of MBT Common Stock without par value, 22,990,430 shares of which are issued and outstanding, and One Million (1,000,000) authorized shares of MBT nonvoting Preferred Stock, none of which are outstanding. All of the issued and outstanding shares of MBT Common Stock have been duly and validly authorized by all necessary corporate action of MBT, are validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive rights of any shareholders. MBT has no capital stock authorized, issued or outstanding other than as described in this Section 5.3(a) and, except as set forth in the MBT Disclosure Letter, MBT has no intention or obligation to authorize or issue additional shares of its capital stock.

(b)   As of the date of this Agreement, the Bank has 10,000,000 shares of common stock, $3.125 par value, authorized and outstanding, all of which are held beneficially and of record by MBT. Such issued and outstanding shares of Bank common stock have been duly and validly authorized by all necessary corporate action of the Bank, are validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive rights of any Bank shareholder. All of the issued and outstanding shares of Bank common stock are owned by MBT free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and preemptive rights and of all other rights of any other person, corporation or entity with respect thereto. The Bank has no capital stock authorized, issued or outstanding other than as described in this Section 5.3(b) and has no intention or obligation to authorize or issue any other shares of capital stock.

(c)   As of the date of this Agreement, MB&T Financial has 60,000 shares of common stock, no par value per share, authorized and outstanding, all of which are held beneficially and of record by the Bank. Such issued and outstanding shares of MB&T Financial common stock have been duly and validly authorized by all necessary corporate action of MB&T Financial, are validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive rights of any MB&T Financial shareholder. All of the issued and outstanding shares of MB&T Financial common stock are owned by the Bank free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and preemptive rights and of all other rights of any other person, corporation or entity with respect thereto. MB&T Financial has no capital stock authorized, issued or outstanding other than as described in this Section 5.3(c) and has no intention or obligation to authorize or issue any other shares of capital stock.

(d)   Except as set forth on the MBT Disclosure Letter there are no options, commitments, calls, agreements, understandings, arrangements or subscription rights regarding the issuance, purchase or acquisition of capital stock, or any securities convertible into or representing the right to purchase or otherwise receive the capital stock, equity interests, or any debt securities, of MBT or any Subsidiary by which MBT or any Subsidiary is or may become bound. Neither MBT nor any Subsidiary has any outstanding contractual or other obligation to repurchase, redeem or otherwise acquire any of its respective outstanding shares of capital stock or equity interests, as applicable.

(e)   Except as set forth in the MBT Disclosure Letter, to the knowledge of MBT’s Management (as defined below), no person or entity beneficially owns five percent (5%) or more of MBT’s outstanding common shares.

5.4   Organizational Documents. The respective Articles of Incorporation and Bylaws of MBT and the Subsidiaries have been delivered to First Merchants and represent true, accurate and complete copies of such corporate documents of MBT and the Subsidiaries in effect as of the date of this Agreement.

5.5   Compliance with Law. Except as disclosed on the MBT Disclosure Schedule, to the Knowledge of MBT’s Management (as defined below), neither MBT nor any Subsidiary has engaged in any activity nor taken or omitted to take any action which has resulted or could reasonably be expected to result, in the violation of any local, state, federal or foreign law, statute, rule, regulation or ordinance or of any order, injunction, judgment or decree of any court or government agency or body, the violation of which could reasonably be expected to have a Material Adverse Effect on MBT. MBT and each Subsidiary possess all licenses, franchises, permits and other authorizations necessary for the continued conduct of their respective businesses without material interference or interruption, except where the failure to possess such licenses or other authorizations would not be reasonably expected to have a Material Adverse Effect on MBT, and such licenses, franchises, permits and authorizations shall be transferred to First Merchants on the Effective Date without any material restrictions or limitations thereon or the need to obtain any consents of third parties, except as otherwise set forth in the MBT Disclosure Letter. Neither MBT nor any Subsidiary is subject to any agreement, commitment or understanding with, or order and directive of, any regulatory agency or government authority with respect to the business or operations of MBT or any Subsidiary. The Bank has not received any notice of enforcement actions since January 1, 2014 from any regulatory agency or government authority relating to its compliance with the Bank Secrecy Act, the Truth-in-Lending Act, the Community Reinvestment Act, the Gramm-Leach-Bliley Act of 1999, the USA Patriot Act, the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act or any laws with respect to the protection of the environment or the rules and regulations promulgated thereunder. MBT has not received any notice of enforcement actions since January 1, 2014, from any regulatory agency or government authority relating to its compliance with any securities laws applicable to MBT. The Bank received a rating of “satisfactory” or better in its most recent examination or interim review with respect to the Community Reinvestment Act.

5.6   Accuracy of Statements. No information which has been or shall be supplied by MBT with respect to its businesses, operations and financial condition for inclusion in the proxy statement, registration statement, or regulatory applications relating to the Merger or the Bank Merger contains or shall contain (in the case of information relating to the proxy statement at the time it is mailed and for the regulatory applications and registration statement, and each amendment or supplement thereto, if any, at the time it becomes effective) any untrue statement of a material fact or omits or shall omit to state a material fact necessary to make the statements contained therein not misleading.

5.7   Litigation and Pending Proceedings. Except as set forth in the MBT Disclosure Letter, there are no claims of any kind, nor any action, suits, proceedings, arbitrations or investigations pending or, to the knowledge of MBT’s Management, threatened in any court or before any government agency or body, arbitration panel or otherwise (nor does MBT’s Management have any knowledge of a basis for any claim, action, suit, proceeding, arbitration or investigation) which could reasonably be expected to have a Material Adverse Effect. To the knowledge of MBT’s Management, there are no uncured violations, criticisms or exceptions, or violations with respect to which refunds or restitutions may be required, cited in any report, correspondence or other communication to MBT or any Subsidiary as a result of an examination by any regulatory agency or body which could reasonably be expected to have a Material Adverse Effect.

5.8   Financial Statements.

(a)   MBT’s consolidated audited balance sheets as of the end of the two (2) fiscal years ended December 31, 2017 and 2016, the unaudited consolidated balance sheet for the period ended June 30, 2018 and the related consolidated statements of income, shareholders’ equity and cash flows for the years or period then ended (hereinafter collectively referred to as the “Financial Information”) present fairly the consolidated financial condition or position of MBT as of the respective dates thereof and the consolidated results of operations of MBT for the respective periods covered thereby and have been prepared in conformity with GAAP applied on a consistent basis.

(b)   All loans reflected in the Financial Information and which have been made, extended or acquired since June 30, 2018 (i) have been made for good, valuable and adequate consideration in the ordinary course of business; (ii) constitute the legal, valid and binding obligation of the obligor and any guarantor named therein; (iii) are evidenced by notes, instruments or other evidences of indebtedness which are true, genuine and what they purport to be; and (iv) to the extent that the Bank has a security interest in collateral or a mortgage securing such loans, are secured by perfected security interests or mortgages naming the Bank as the secured party or mortgagee, except for such unperfected security interests or mortgages naming the Bank as secured party or mortgagee which, on an individual loan basis, would not materially adversely affect the value of any such loan and the recovery of payment on any such loan if the Bank is not able to enforce any such security interest or mortgage.

5.9   Absence of Certain Changes. Except for events and conditions relating to the business and interest rate environment in general, the accrual or payment of Merger-related expenses, or as set forth in the MBT Disclosure Letter, since June 30, 2018, no events have occurred which could reasonably be expected to have a Material Adverse Effect. Except as set forth in the MBT Disclosure Letter, between the period from June 30, 2018 to the date of this Agreement, MBT and each Subsidiary have carried on their respective businesses in the ordinary and usual course consistent with their past practices (excluding the incurrence of fees and expenses of professional advisors related to this Agreement and the transactions contemplated hereby) and there has not been any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to MBT’s Common Stock (other than normal quarterly cash dividends) or any split, combination or reclassification of any stock of MBT or any Subsidiary or, with the exception of the issuance of shares in connection with the MBT Director Deferred Compensation Plan, , exercise of stock only stock appreciation rights, or the vesting of any performance stock units, any issuance or the authorization of any issuance of any securities in respect of, or in lieu of, or in substitution for MBT’s or any Subsidiary’s common shares or equity interests, as applicable.

5.10   Absence of Undisclosed Liabilities. Except as set forth in the MBT Disclosure Letter, neither MBT nor the Bank has any liabilities, whether accrued, absolute, contingent, or otherwise, existing or arising out of any transaction or state of facts existing on or prior to the date hereof, except (a) as and to the extent disclosed, reflected or reserved against in the Financial Information, (b) any agreement, contract, obligation, commitment, arrangement, liability, lease or license which individually is less than Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) per year and which may be terminated within one year from the date of this Agreement, (c) liabilities incurred since June 30, 2018 in the ordinary course of business consistent with past practice that either alone or when considered with all similar liabilities, have not had or would not reasonably be expected have a Material Adverse Effect on MBT, (d) liabilities incurred for reasonable legal, accounting, financial advising fees and out-of-pocket expenses or fees in connection with the transactions contemplated by this Agreement, and (e) unfunded loan commitments made in the ordinary course of the Bank’s business consistent with past practices. Neither MBT nor the Subsidiaries have entered into any reinsurance or similar agreements in order to participate in a captive insurance pool or program.

5.11   Title to Assets.

(a)   MBT and each Subsidiary have good and marketable title in fee simple absolute to all personal property reflected in the June 30, 2018 Financial Information, good and marketable title to all other properties and assets which MBT or any Subsidiary purports to own, good and marketable title to or right to use by terms of any lease or contract all other property used in MBT’s or any Subsidiary’s business, and good and marketable title to all property and assets acquired since June 30, 2018, free and clear of all mortgages, liens, pledges, restrictions, security interests, charges, claims or encumbrances of any nature, except such minor imperfections of title, if any, as do not materially detract from the value of or interfere with the use of the property and which would not have a Material Adverse Effect.

(b)   The operation by MBT or any Subsidiary of such properties and assets is in material compliance with all applicable laws, ordinances, rules and regulations of any governmental authority or third party having jurisdiction over such use except for such noncompliance that would not have a Material Adverse Effect.

5.12   Loans and Investments.

(a)   Except as set forth in the MBT Disclosure Letter, there is no loan of the Bank in excess of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) that, as of June 30, 2018, (i) has been classified by MBT, applying applicable regulatory examination standards, as “Other Loans Specially Mentioned,”

“Substandard,” “Doubtful” or “Loss;” (ii) has been identified by accountants or auditors (internal or external) as having a significant risk of uncollectibility, or (iii) has been identified by MBT Management to be ninety (90) days or more past due with respect to principal or interest or has placed on nonaccrual status.

(b)   The reserves for loan and lease losses and the carrying value for other real estate owned which are shown on each of the balance sheets contained in the Financial Information were adequate in the judgment of MBT’s Management and consistent with applicable bank regulatory standards and under GAAP to provide for losses, net of recoveries relating to loans and leases previously charged off, on loans and leases outstanding and other real estate owned (including accrued interest receivable) as of the applicable date of such balance sheet.

(c)   Except as set forth in the MBT Disclosure Letter, none of the investments reflected in the Financial Information and none of the investments made by MBT or any Subsidiary since June 30, 2018 is subject to any restrictions, whether contractual or statutory, which materially impairs the ability of MBT or any Subsidiary to dispose freely of such investment at any time. Except as set forth in the MBT Disclosure Letter, neither MBT nor any Subsidiary is a party to any repurchase agreements with respect to securities.

5.13   Employee Benefit Plans.

(a)   The MBT Disclosure Letter contains a list identifying each “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which (i) is subject to any provision of ERISA, and (ii) is currently maintained, administered or contributed to by MBT, any Subsidiary or any other entity, trade or business that, together with MBT, would be treated as a single employer under the provisions of Sections 414(b), (c), (m) or (o) of the Code (“MBT ERISA Affiliate”), and covers any employee, director or former employee or director of MBT, any Subsidiary or any MBT ERISA Affiliate under which MBT or any MBT ERISA Affiliate has any liability. The MBT Disclosure Letter also contains a list of all “employee benefit plans” as defined under ERISA which have been terminated by MBT, any Subsidiary or any MBT ERISA Affiliate since January 1, 2013. Copies of such plans (and, if applicable, related trust agreements or insurance contracts) and all amendments thereto and written interpretations thereof have been furnished to First Merchants together with the three (3) most recent annual reports (Form 5500) prepared in connection with any such plan and the current summary plan descriptions (and any summary of material modifications thereto). Such plans are hereinafter referred to individually as an “Employee Plan” and collectively as the “Employee Plans.” The Employee Plans which individually or collectively would constitute an “employee pension benefit plan” as defined in Section 3(2)(A) of ERISA are identified as such in the list referred to above.

(b)   The Employee Plans have been operated in material compliance with all applicable laws, regulations, rulings and other requirements, as well as pursuant to the terms of their governing documents (to the extent consistent with ERISA).

(c)   To the knowledge of MBT’s Management, no “prohibited transaction,” as defined in Section 406 of ERISA or Section 4975 of the Code, for which no statutory or administrative exemption exists, and no “reportable event,” as defined in Section 4043(c) of ERISA, for which a notice is required to be filed, has occurred with respect to any Employee Plan that could subject MBT to material taxes or penalties. Neither MBT, any Subsidiary nor any MBT ERISA Affiliate has any material liability to the Pension Benefit Guaranty Corporation (“PBGC”), to the Internal Revenue Service (“IRS”), to the Department of Labor (“DOL”), to the Employee Benefits Security Administration, with respect to any Employee Plan, except for routine premium payments to the PBGC.

(d)   To the knowledge of MBT’s Management, no “fiduciary,” as defined in Section 3(21) of ERISA, of an Employee Plan has failed to comply with the requirements of Section 404 of ERISA in such a way as to cause material liability to MBT, any Subsidiary or any MBT ERISA Affiliate.

(e)   Each of the Employee Plans which is intended to be qualified under Section 401(a) of the Code has been timely amended to comply in all material respects with the applicable requirements of the Code. Except as set forth in the MBT Disclosure Letter, MBT and/or any MBT ERISA Affiliate, as applicable, sought and received favorable determination letters from the IRS (or are otherwise relying on an opinion letter issued to a prototype plan sponsor) and has furnished to First Merchants copies of the most recent IRS determination letters with respect to any such Employee Plan that is intended to be qualified under Section 401(a) of the Code.

(f)   Except as disclosed in the MBT Disclosure Letter, no Employee Plan has incurred an “accumulated funding deficiency,” as determined under Section 412 of the Code and Section 302 of ERISA. MBT has at all

times met the minimum funding standard, and has made all contributions required, under Section 412 of the Code and Section 302 of ERISA. No facts or circumstances exist that may subject MBT, any Subsidiary, or any MBT ERISA Affiliate, to any liability under Sections 4062, 4063 or 4064 of ERISA. Neither MBT, any Subsidiary nor any MBT ERISA Affiliate ever has engaged in any transaction within the meaning of Section 4069 of ERISA. Except as disclosed in the MBT Disclosure Letter, there exist no facts or circumstances which could subject MBT, or any MBT ERISA Affiliate thereof, to withdrawal liability within the meaning of Section 4201 of ERISA or to contingent withdrawal liability under Section 4204 of ERISA. Neither MBT nor any MBT ERISA Affiliate ever has been a party to a transaction within the meaning of Section 4212(c) of ERISA.

(g)   No Employee Plan subject to Title IV of ERISA has been terminated or incurred a partial termination (either voluntarily or involuntarily), in such a way as to cause material additional liability to MBT, any Subsidiary or any MBT ERISA Affiliate.

(h)   No claims involving an Employee Plan (other than normal benefit claims) have been filed in a court of law or, to the knowledge of MBT’s Management, have been threatened to be filed in a court of law.

(i)   Except as set forth in the MBT Disclosure Letter, there is no contract, agreement, plan or arrangement covering any employee, director or former employee or director of MBT or any Subsidiary that, individually or collectively, could give rise to the payment of any amount that would not be deductible by reason of Section 280G or Section 162(a)(1) of the Code.

(j)   To the knowledge of MBT’s Management, no event has occurred that would cause the imposition of the tax described in Section 4980B of the Code on MBT. To the knowledge of MBT’s Management, MBT has materially complied with all requirements of Section 601 of ERISA, as applicable, with respect to any Employee Plan.

(k)   The MBT Disclosure Letter contains a list of each employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or deferred compensation, profit sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (i) is not an Employee Plan, (ii) was entered into, maintained or contributed to, as the case may be, by MBT or any Subsidiary and (iii) covers any employee, director or former employee or director of MBT or any Subsidiary. Such contracts, plans and arrangements as are described above, copies or descriptions of all of which have been furnished previously to First Merchants, are hereinafter referred to collectively as the “Benefit Arrangements.” Each of the Benefit Arrangements has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Benefit Arrangements.

(l)   Except as set forth in the MBT Disclosure Letter or as required by applicable law, neither MBT nor any MBT ERISA Affiliate has any present or future liability in respect of post-retirement health and medical benefits for former employees or directors of MBT, any Subsidiary or any MBT ERISA Affiliate.

(m)   Except as set forth in the MBT Disclosure Letter, there has been no amendment to, written interpretation or announcement (whether or not written) by MBT, any Subsidiary or any MBT ERISA Affiliate relating to, or change in employee participation or coverage under, any Employee Plan or Benefit Arrangement administered by MBT or any MBT ERISA Affiliate which would increase materially the expense of maintaining such Employee Plans or Benefit Arrangements above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2017.

(n)   Except as otherwise provided in the MBT Disclosure Letter, the transactions contemplated by the Agreement will not cause acceleration of vesting in, or payment of, any material benefits under any Employee Plan or Benefit Arrangement and will not otherwise materially accelerate or increase any obligation under any Employee Plan or Benefit Arrangement.

(o)   With respect to any nonqualified deferred compensation plan that is subject to Section 409A of the Code, such plan has been identified on the MBT Disclosure Letter and, except as otherwise set forth in the MBT Disclosure Letter, has been operated in accordance with, and is in documentary compliance with Section 409A of the Code and the guidance issued thereunder.

5.14   Obligations to Employees. Except as set forth in the MBT Disclosure Letter, all accrued obligations and liabilities of MBT and any Subsidiary, whether arising by operation of law, by contract or by past custom, for payments to trust or other funds, to any government agency or body or to any individual director, officer, employee or agent (or his heirs, legatees or legal representative) with respect to unemployment compensation or social security benefits and all pension, retirement, savings, stock purchase, stock bonus, stock ownership, stock option, stock appreciation rights or profit sharing plan, any employment, deferred compensation, consultant, bonus or collective bargaining agreement or group insurance contract or other incentive, welfare or employee benefit plan or agreement maintained by MBT or any Subsidiary for their current or former directors, officers, employees and agents have been and are being paid to the extent required by law or by the plan or contract, and adequate actuarial accruals and/or reserves for such payments have been and are being made by MBT or any Subsidiary in accordance with generally accepted accounting and actuarial principles, except where the failure to pay any such accrued obligations or liabilities or to maintain adequate accruals and/or reserves for payment thereof would not have a Material Adverse Effect. Except as set forth in the MBT Disclosure Letter, all obligations and liabilities of MBT and the Subsidiaries, whether arising by operation of law, by contract, or by past custom, for all forms of compensation which are or may be payable to their current or former directors, officers, employees or agents have been and are being paid, and adequate accruals and/or reserves for payment therefore have been and are being made in accordance with GAAP, except where the failure to pay any such obligations and liabilities or to maintain adequate accruals and/or reserves for payment thereof would not have a Material Adverse Effect. All accruals and reserves referred to in this Section 5.14 are correctly and accurately reflected and accounted for in the books, statements and records of MBT and the Subsidiaries, except where the failure to correctly and accurately reflect and account for such accruals and reserves would not have a Material Adverse Effect.

5.15   Taxes, Returns and Reports. Except as set forth in the MBT Disclosure Letter, MBT and the Subsidiaries have (a) duly filed all federal, state, local and foreign tax returns of every type and kind required to be filed by them as of the date hereof, and each return is true, complete and accurate in all material respects; (b) paid all material taxes, assessments and other governmental charges due and payable or claimed to be due and payable upon them or any of their income, properties or assets; and (c) not requested an extension of time for any such payments (which extension is still in force). Except for taxes not yet due and payable, the reserve for taxes on the Financial Information is adequate to cover all of MBT’s and the Subsidiaries’ tax liabilities (including, without limitation, income taxes and franchise fees) that may become payable in future years with respect to any transactions consummated prior to June 30, 2018. Neither MBT nor the Bank has or will have, any liability for taxes of any nature for or with respect to the operation of their business, including the assets of any Subsidiary, from June 30, 2018, up to and including the Effective Date, except to the extent reflected on their Financial Information or on financial statements of MBT or the Subsidiaries subsequent to such date and as set forth in the MBT Disclosure Letter. Neither MBT nor any Subsidiary has received written notice that it is currently under audit by any state or federal taxing authority. Except as set forth in the MBT Disclosure Letter, none of the federal, state, or local tax returns of MBT or any Subsidiary have been audited by any taxing authority during the past five (5) years.3

5.16   Deposit Insurance. The deposits of the Bank are insured by the FDIC in accordance with the Federal Deposit Insurance Act, and the Bank has paid all premiums and assessments with respect to such deposit insurance.

5.17   Reports. Since January 1, 2015, MBT and the Bank have timely filed all reports, registrations and statements, together with any required amendments thereto, that MBT or any Subsidiary was required to file with (i) the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), (ii) the Michigan Department of Insurance and Financial Services (the “Michigan DIFS”), (iii) the FDIC, and (iv) any federal, state, municipal or local government, securities, banking, environmental, insurance and other governmental or regulatory authority, and the agencies and staffs thereof (collectively, the “MBT Regulatory Authorities”), having jurisdiction over the affairs of MBT or the Bank except where such failure would not have a Material Adverse Effect. All such reports filed by MBT and any Subsidiary complied in all material respects with all applicable rules and regulations promulgated by the applicable MBT Regulatory Authorities and were true, accurate and complete in all material respects and, to the extent required, were prepared in conformity with regulatory accounting principles applied on a consistent basis.

5.18   Absence of Defaults. Neither MBT nor any Subsidiary is in violation of its respective Articles of Incorporation or Bylaws or to the knowledge of MBT’s Management in default under any material agreement, commitment, arrangement, loan, lease, insurance policy or other instrument, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event known to MBT’s Management that, with the lapse of time or giving of notice or both, would constitute such a default, except for such violations or defaults which would not have a Material Adverse Effect.

5.19   Tax and Regulatory Matters. Neither MBT nor any Subsidiaries has taken or agreed to take any action or has any knowledge of any fact or circumstance that would (a) prevent the transactions contemplated hereby from qualifying as a reorganization within the meaning of Section 368 of the Code or (b) materially impede or delay receipt of any regulatory approval required for consummation of the transactions contemplated by this Agreement.

5.20   Real Property.

(a)   A list of the locations of each parcel of real property owned by MBT or any Subsidiary (other than real property acquired in foreclosure or in lieu of foreclosure in the course of the collection of loans and being held by MBT or the Bank for disposition as required by law) is set forth in the MBT Disclosure Letter under the heading of “MBT Owned Real Property” (such real property being herein referred to as the “MBT Owned Real Property”). A list of the locations of each parcel of real property leased by MBT or any Subsidiary is also set forth in the MBT Disclosure Letter under the heading of “MBT Leased Real Property” (such real property being herein referred to as the “MBT Leased Real Property”). MBT shall update the MBT Disclosure Letter within ten (10) days after acquiring or leasing any real property after the date hereof. Collectively, the MBT Owned Real Property and the MBT Leased Real Property are herein referred to as the “MBT Real Property.”

(b)   There is no pending action involving MBT or any Subsidiary as to the title of or the right to use any of the MBT Real Property.

(c)   Other than the MBT Owned Real Property, neither MBT nor any Subsidiary has any interest in any other real property except interests as a mortgagee, and except for any real property acquired in foreclosure or in lieu of foreclosure and being held for disposition as required by law.

(d)   None of the buildings, structures or other improvements located on the MBT Real Property encroaches upon or over any adjoining parcel of real estate or any easement or right-of-way or “setback” line and all such buildings, structures and improvements are located and constructed in conformity with all applicable zoning ordinances and building codes.

(e)   None of the buildings, structures or improvements located on the MBT Real Property are the subject of any official complaint or notice by any governmental authority of violation of any applicable zoning ordinance or building code, and there is no zoning ordinance, building code, use or occupancy restriction or condemnation action or proceeding pending, or, to the best knowledge of MBT’s Management, threatened, with respect to any such building, structure or improvement. The MBT Real Property is in good condition for its intended purpose, ordinary wear and tear excepted, and has been maintained (as to the MBT Leased Real Property, to the extent required to be maintained by MBT or the Bank) in accordance with reasonable and prudent business practices applicable to like facilities. The MBT Real Property has been used and operated in all material respects in compliance with all applicable laws, statutes, rules, regulations and ordinances applicable thereto.

(f)   Except as may be reflected in the Financial Information, and except for liens for taxes not yet due and payable or with respect to such easements, liens, defects or encumbrances, real estate taxes and assessments or other monetary obligations such as contributions to an Owners’ Association, as do not individually or in the aggregate materially adversely affect the use or value of the MBT Owned Real Property and which would not have a Material Adverse Effect, MBT and the Subsidiaries have, and at the Effective Date will have, good and marketable title to their respective MBT Owned Real Property, free and clear of all liens, mortgages, security interests, encumbrances and restrictions of any kind or character.

(g)   Except as set forth in the MBT Disclosure Letter and to the knowledge of MBT’s Management, MBT or any Subsidiary has not caused or allowed the generation, treatment, storage, disposal or release at any MBT Real Property of any Toxic Substance (as defined below), except in compliance with all applicable federal, state and local laws and regulations and except where such noncompliance would not reasonably be expected to have a Material Adverse Effect. “Toxic Substance” means any hazardous, toxic or dangerous substance, pollutant, waste, gas or material, including, without limitation, petroleum and petroleum products, metals, liquids, semi-solids or solids, that are regulated under any federal, state or local statute, ordinance, rule, regulation or other law pertaining to environmental protection, contamination, quality, waste management or cleanup.

(h)   Except as disclosed in the MBT Disclosure Letter and to the knowledge of MBT’s Management, there are no underground storage tanks located on, in or under any MBT Owned Real Property and no such MBT Owned Real Property has previously contained an underground storage tank. Except as set forth in the MBT Disclosure Letter and to the knowledge of MBT’s Management, MBT or any Subsidiary do not own or operate any underground storage tank at any MBT Leased Real Property and no such MBT Leased Real Property has previously contained an underground storage tank. To the knowledge of MBT’s Management, no MBT Real Property is or has been listed on the Comprehensive Environmental Response, Compensation, and Liability Information System (“CERCLIS”).

(i)   Except as set forth in the MBT Disclosure Letter and to the knowledge of MBT’s Management, no Toxic Substance has been released, spilled, discharged or disposed at, in, on or under any MBT Real Property nor, to the knowledge of MBT’s Management, are there any other conditions or circumstances affecting any MBT Real Property, in each case, which would reasonably be expected to have a Material Adverse Effect.

(j)   To the knowledge of MBT’s Management, there are no mechanic’s or materialman’s liens against the MBT Leased Real Property, and no unpaid claims for labor performed, materials furnished or services rendered in connection with constructing, improving or repairing the MBT Leased Real Property in respect of which liens may or could be filed against the MBT Leased Real Property.

5.21   Securities Law Compliance. MBT’s common stock is traded on the NASDAQ Global Select Market under the symbol of “MBTF.” MBT has complied in all material respects with all applicable state, federal or foreign securities laws, statutes, rules, regulations or orders, injunctions or decrees of any applicable government agency relating thereto. Since January 1, 2017, MBT has filed all reports and other documents required to be filed by it under the Securities and Exchange Act of 1934 (the “1934 Act”) and the Securities Act of 1933 (the “1933 Act”), including MBT’s Annual Report on Form 10-K for the year ended December 31, 2017, copies of which have previously been delivered to First Merchants. Since January 1, 2017, all such SEC filings were true, accurate and complete in all material respects as of the dates of the filings (except for information included therein as of a certain date, which shall have been true and correct as of such date), and no such filings, at the time they were filed, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made, at the time and in the light of the circumstances under which they were made, not false or misleading.

5.22   Broker’s or Finder’s Fees. Except for Sandler O’Neill & Partners, L.P. and Donnelly Penman & Partners Inc., no agent, broker or other person acting on behalf of MBT or any Subsidiary or under any authority of MBT or any Subsidiary is or shall be entitled to any commission, broker’s or finder’s fee or any other form of compensation or payment from any of the parties hereto, other than attorneys’ or accountants’ fees, in connection with any of the transactions contemplated by this Agreement.

5.23   Shareholder Rights Plan. MBT does not have a shareholder rights plan or any other plan, program or agreement involving, restricting, prohibiting or discouraging a change in control or merger of MBT or the Bank or which may be considered an anti-takeover mechanism.

5.24   Indemnification Agreements. Except as set forth in the MBT Disclosure Letter, neither MBT nor any Subsidiary is a party to any indemnification, indemnity or reimbursement agreement, contract, commitment or understanding to indemnify any present or former director, officer, employee, shareholder or agent against any liability or hold the same harmless from liability other than as expressly provided in the Articles of Incorporation or Bylaws of MBT or the Subsidiaries.

5.25   Nonsurvival of Representations and Warranties. The representations and warranties contained in this Section 5 shall expire on the Effective Date or the earlier termination of this Agreement, and thereafter MBT and the Subsidiaries and all directors and officers of MBT and the Subsidiaries shall have no further liability with respect thereto.

SECTION 6

REPRESENTATIONS AND
WARRANTIES OF FIRST MERCHANTS

First Merchants hereby makes the following representations and warranties set forth below to MBT. For the purposes of this Section, “First Merchants Disclosure Letter” is defined as a letter referencing Section 6 of this Agreement which shall be prepared by First Merchants and delivered to MBT contemporaneous with the execution of this Agreement.

6.1   Organization and Qualification. First Merchants is a corporation duly organized and validly existing under the laws of the State of Indiana and FMB is a commercial bank duly organized and validly existing under the laws of the State of Indiana. First Merchants and FMB have the power and authority (corporate or otherwise) to conduct their respective businesses in the manner and by the means utilized as of the date hereof. First Merchants’ only subsidiaries are FMB and the other entities listed on Exhibit 21 to First Merchants’ Annual Report on Form 10-K as of and for the period ending December 31, 2017 (each, a “First Merchants Subsidiary”, and collectively, the “First Merchants Subsidiaries”). FMB is subject to primary federal regulatory supervision and regulation by the FDIC.

6.2   Authorization.

(a)   First Merchants and FMB have the corporate power and authority to enter into this Agreement and to carry out their obligations hereunder subject to the conditions precedent set forth in Section 9. The Agreement, when executed and delivered, will have been duly authorized and will constitute a valid and binding obligation of First Merchants and FMB, subject to the conditions precedent set forth in Section 9 hereof, enforceable in accordance with its terms, except to the extent limited by insolvency, reorganization, liquidation, readjustment of debt, or other laws of general application relating to or affecting the enforcement of creditor’s rights. The Board of Directors of First Merchants and FMB have approved the Merger pursuant to the terms and conditions of this Agreement.

(b)   Except as set forth in the First Merchants Disclosure Letter, neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby, subject to the conditions precedent set forth in Section 9 hereof does or will (i) conflict with, result in a breach of, or constitute a default under either First Merchants’ or FMB’s Articles of Incorporation or By-Laws; (ii) conflict with, result in a breach of, or constitute a default under any federal, foreign, state, or local law, statute, ordinance, rule, regulation, or court or administrative order or decree, or any note, bond, indenture, loan, mortgage, security agreement, contract, arrangement, or commitment, to which either First Merchants or FMB is subject or bound, the result of which would have a Material Adverse Effect; (iii) result in the creation of, or give any person, corporation or entity the right to create, any lien, charge, claim, encumbrance, security interest, or any other rights of others or other adverse interest upon any right, property or asset of either First Merchants or FMB; (iv) terminate, or give any person, corporation or entity the right to terminate, amend, abandon, or refuse to perform, any note, bond, indenture, loan, mortgage, security agreement, contract, arrangement, or commitment to which First Merchants or FMB is a party or by which either First Merchants or FMB is subject or bound, the result of which would have a Material Adverse Effect on First Merchants; or (v) accelerate or modify, or give any party thereto the right to accelerate or modify, the time within which, or the terms according to which, either First Merchants or FMB is to perform any duties or obligations or receive any rights or benefits under any note, bond, indenture, loan, mortgage, security agreement, contract, arrangement, or commitment.

(c)   Other than in connection or in compliance with the provisions of the Bank Holding Company Act of 1956, the Bank Merger Act, federal and state securities laws, and applicable federal and Indiana banking statutes and Indiana corporate statutes, all as amended, and the rules and regulations promulgated thereunder, no notice to, filing with, authorization of, exemption by, or consent or approval of, any public body or authority is necessary for the consummation by First Merchants and FMB of the transactions contemplated by this Agreement.

(d)   Except as set forth in the First Merchants Disclosure Letter, other than those filings, authorizations, consents and approvals referenced in Section 6.2(c) above and filings and approvals relating to the listing of the shares of First Merchants Common Stock to be issued in the Merger on the NASDAQ Global Select Market and certain other filings and approvals with NASDAQ relating to the change in the number of shares of First

Merchants outstanding as a result of the Merger, no notice to, filing with, authorization of, exemption by, or consent or approval of, any third party is necessary for the consummation by First Merchants or FMB of the transactions contemplated by this Agreement, except for such authorizations, exemptions, consents or approvals, the failure of which to obtain, would not be reasonably likely to result in a Material Adverse Effect.

6.3   Capitalization.

(a)   As of July 31, 2018, First Merchants had One Hundred Million (100,000,000) shares of First Merchants Common Stock authorized, without par value, $0.125 stated value, of which 49,560,536 shares were issued and outstanding. Such issued and outstanding shares of First Merchants Common Stock have been duly and validly authorized by all necessary corporate action of First Merchants, are validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive rights of any shareholders.

(b)   First Merchants has authorized 500,000 shares of preferred stock, without par value (“First Merchants Preferred Stock”). First Merchants has designated 116,000 of those shares of First Merchants Preferred Stock as Fixed Rate Cumulative Perpetual Preferred Stock, Series A authorized, $1,000 per share liquidation amount, no shares of which are issued and outstanding. First Merchants also has designated 90,823.23 shares of the First Merchants Preferred Stock as Senior Non-Cumulative Perpetual Preferred Stock, Series B authorized, $1,000 per share liquidation amount, no shares of which are currently outstanding.

(c)   The shares of First Merchants Common Stock to be issued pursuant to the Merger will be duly authorized, fully paid, validly issued and nonassessable and subject to no preemptive rights.

6.4   Organizational Documents. The Articles of Incorporation and By-Laws of First Merchants in force as of the date hereof have been delivered to MBT. The documents delivered by it represent true, accurate and complete copies of the corporate documents of First Merchants in effect as of the date of this Agreement.

6.5   Compliance with Law. To the knowledge of “First Merchants’ Management” (as defined below), except as set forth in the First Merchants Disclosure Letter, neither First Merchants nor any First Merchants Subsidiary has engaged in any activity nor taken or omitted to take any action which has resulted or could reasonably be expected to result, in the violation of any local, state, federal or foreign law, statute, rule, regulation or ordinance or of any order, injunction, judgment or decree of any court or government agency or body, the violation of which could reasonably be expected to have a Material Adverse Effect. Except as set forth in the First Merchants Disclosure Letter, First Merchants and each First Merchants Subsidiary possess all licenses, franchises, permits and other authorizations necessary for the continued conduct of their respective businesses without material interference or interruption. Neither First Merchants nor any First Merchants Subsidiary are subject to any agreement, commitment or understanding with, or order and directive of, any regulatory agency or government authority with respect to the business or operations of First Merchants or FMB. Except as set forth in the First Merchants Disclosure Letter, FMB has not received any notice of enforcement actions since January 1, 2014 from any regulatory agency or government authority relating to its compliance with the Bank Secrecy Act, the Truth-in-Lending Act, the Community Reinvestment Act, the Gramm-Leach-Bliley Act of 1999, the USA Patriot Act, the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act or any laws with respect to the protection of the environment or the rules and regulations promulgated thereunder. Except as set forth in the First Merchants Disclosure Letter, First Merchants has not received any notice of enforcement actions since January 1, 2015 from any regulatory agency or government authority relating to its compliance with any securities, tax or employment laws applicable to First Merchants. FMB received a rating of “satisfactory” or better in its most recent examination or interim review with respect to the Community Reinvestment Act.

6.6   Accuracy of Statements. No information which has been or shall be supplied by First Merchants nor any First Merchants Subsidiary with respect to its respective businesses, operations and financial condition for inclusion in the proxy statement, registration statement, and regulatory applications relating to the Merger or the Bank Merger contains or shall contain (in the case of information relating to the proxy statement at the time it is mailed and for the regulatory applications and registration statement, and each amendment or supplement thereto, if any, at the time it becomes effective) any untrue statement of a material fact or omits or shall omit to state a material fact necessary to make the statements contained therein not misleading.

6.7   Litigation and Pending Proceedings. Except as set forth in the First Merchants Disclosure Letter, there are no claims of any kind, nor any action, suits, proceedings, arbitrations or investigations pending or to the knowledge of First Merchants’ Management threatened in any court or before any government agency or body, arbitration panel or otherwise (nor does First Merchants’ Management have any knowledge of a basis for any claim, action, suit, proceeding, arbitration or investigation) which could be reasonably expected to have a Material Adverse Effect. To the knowledge of First Merchants’ Management, there are no material uncured violations, criticisms or exceptions, or violations with respect to which material refunds or restitutions may be required, cited in any report, correspondence or other communication to First Merchants as a result of an examination by any regulatory agency or body.

6.8   Financial Statements.

(a)   First Merchants’ consolidated audited balance sheets as of the end of the two (2) fiscal years ended December 31, 2017 and 2016, the unaudited consolidated balance sheet for the period ended June 30, 2018 and the related consolidated statements of income, shareholders’ equity and cash flows for the years or period then ended (hereinafter collectively referred to as the “First Merchants Financial Information”) present fairly the consolidated financial condition or position of First Merchants as of the respective dates thereof and the consolidated results of operations of First Merchants for the respective periods covered thereby and have been prepared in conformity with GAAP applied on a consistent basis.

(b)   All loans reflected in the First Merchants Financial Information and which have been made, extended or acquired since June 30, 2018 (i) have been made for good, valuable and adequate consideration in the ordinary course of business; (ii) constitute the legal, valid and binding obligation of the obligor and any guarantor named therein; (iii) are evidenced by notes, instruments or other evidences of indebtedness which are true, genuine and what they purport to be; and (iv) to the extent that FMB has a security interest in collateral or a mortgage securing such loans, are secured by perfected security interests or mortgages naming FMB as the secured party or mortgagee, except for such unperfected security interests or mortgages naming FMB as secured party or mortgagee which, on an individual loan basis, would not materially adversely affect the value of any such loan and the recovery of payment on any such loan if FMB is not able to enforce any such security interest or mortgage.

6.9   Absence of Certain Changes. Except for events and conditions relating to the business and interest rate environment in general, the accrual or payment of Merger-related expenses, or as set forth in the First Merchants Disclosure Letter, since June 30, 2018, no events have occurred which could reasonably be expected to have a Material Adverse Effect. Except as set forth in the First Merchants Disclosure Letter, between the period from June 30, 2018 to the date of this Agreement, First Merchants and each First Merchants Subsidiary have carried on their respective businesses in the ordinary and usual course consistent with their past practices (excluding the incurrence of reasonable fees and expenses of professional advisors related to this Agreement and the transactions contemplated hereby). Since June 30, 2018, there has not been any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to First Merchants’ Common Stock (other than normal quarterly cash dividends) or any split, combination or reclassification of any stock of First Merchants or any First Merchants Subsidiary or any issuance or the authorization of any issuance of any securities in respect of, or in lieu of, or in substitution for First Merchants’ Common Stock.

6.10   Absence of Undisclosed Liabilities. Except as set forth in the First Merchants Disclosure Letter, neither First Merchants nor any First Merchants Subsidiary has any liabilities, whether accrued, absolute, contingent, or otherwise, existing or arising out of any transaction or state of facts existing on or prior to the date hereof, except (a) as and to the extent disclosed, reflected or reserved against in the First Merchants Financial Information, (b) any agreement, contract, obligation, commitment, arrangement, liability, lease or license which individually is less than Five Hundred Thousand and 00/100 Dollars ($500,000.00) per year and which may be terminated within one year from the date of this Agreement, and (c) unfunded loan commitments made in the ordinary course of MBT’s business consistent with past practices.

6.11   Employee Benefit Plans.

(a)   The First Merchants Disclosure Letter contains a list identifying each “employee benefit plan,” as defined in Section 3(3) of ERISA, which (i) is subject to any provision of ERISA, and (ii) is currently maintained, administered or contributed to by First Merchants or any entity, trade or business that, together with

First Merchants, would be treated as a single employer under the provisions of Sections 414(b), (c), (m) or (o) of the Code (“First Merchants ERISA Affiliate”), and covers any employee, director or former employee or director of First Merchants or any First Merchants ERISA Affiliate under which First Merchants or any First Merchants ERISA Affiliate has any liability. The First Merchants Disclosure Letter also contains a list of all “employee benefit plans” as defined under ERISA which have been terminated by First Merchants or any First Merchants ERISA Affiliate since January 1, 2013. Copies of such plans (and, if applicable, related trust agreements or insurance contracts) and all amendments thereto and written interpretations thereof have been furnished to MBT together with the three (3) most recent annual reports (Form 5500) prepared in connection with any such plan and the current summary plan descriptions (and any summary of material modifications thereto). Such plans are hereinafter referred to individually as a “First Merchants Employee Plan” and collectively as the “First Merchants Employee Plans.” The First Merchants Employee Plans which individually or collectively would constitute an “employee pension benefit plan” as defined in Section 3(2)(A) of ERISA are identified as such in the list referred to above.

(b)   The First Merchants Employee Plans have been operated in material compliance with all applicable laws, regulations, rulings and other requirements, as well as pursuant to the terms of their governing documents (to the extent consistent with ERISA).

(c)   Except as set forth in the First Merchants Disclosure letter, to the knowledge of First Merchants’ Management, no “prohibited transaction,” as defined in Section 406 of ERISA or Section 4975 of the Code, for which no statutory or administrative exemption exists, and no “reportable event,” as defined in Section 4043(c) of ERISA, for which a notice is required to be filed, has occurred with respect to any First Merchants Employee Plan that could subject First Merchants to material taxes or penalties. Neither First Merchants nor any First Merchants ERISA Affiliate has any material liability to the PBGC, to the IRS, to the DOL, to the Employee Benefits Security Administration, with respect to any First Merchants Employee Plan, except for routine premium payments to the PBGC.

(d)   To the knowledge of First Merchants’ Management, no “fiduciary,” as defined in Section 3(21) of ERISA, of a First Merchants Employee Plan has failed to comply with the requirements of Section 404 of ERISA in such a way as to cause material liability to First Merchants or any First Merchants ERISA Affiliate.

(e)   Each of the First Merchants Employee Plans which is intended to be qualified under Section 401(a) of the Code has been timely amended to comply in all material respects with the applicable requirements of the Code. Except as set forth in the First Merchants Disclosure Letter, First Merchants and/or any First Merchants ERISA Affiliate, as applicable, sought and received favorable determination letters from the IRS and has furnished to MBT copies of the most recent IRS determination letters with respect to any such Employee Plan that is intended to be qualified under Section 401(a) of the Code.

(f)   No First Merchants Employee Plan has incurred an “accumulated funding deficiency,” as determined under Section 412 of the Code and Section 302 of ERISA. First Merchants has at all times met the minimum funding standard, and has made all contributions required, under Section 412 of the Code and Section 302 of ERISA. No facts or circumstances exist that may subject First Merchants, or any First Merchants ERISA Affiliate, to any liability under Sections 4062, 4063 or 4064 of ERISA. Neither First Merchants nor any First Merchants ERISA Affiliate ever has engaged in any transaction within the meaning of Section 4069 of ERISA. Except as disclosed in the First Merchants Disclosure Letter, there exist no facts or circumstances which could subject First Merchants, or any First Merchants ERISA Affiliate thereof, to withdrawal liability within the meaning of Section 4201 of ERISA or to contingent withdrawal liability under Section 4204 of ERISA. Neither First Merchants nor any First Merchants ERISA Affiliate ever has been a party to a transaction within the meaning of Section 4212(c) of ERISA.

(g)   No First Merchants Employee Plan subject to Title IV of ERISA has been terminated or incurred a partial termination (either voluntarily or involuntarily), in such a way as to cause material additional liability to First Merchants or any First Merchants ERISA Affiliate.

(h)   No claims involving a First Merchants Employee Plan (other than normal benefit claims) have been filed in a court of law or, to the knowledge of First Merchants’ Management, have been threatened to be filed in a court of law.

(i)   There is no contract, agreement, plan or arrangement covering any employee, director or former employee or director of First Merchants or any Subsidiary that, individually or collectively, could give rise to the payment of any amount that would not be deductible by reason of Section 280G or Section 162(a)(1) of the Code.

(j)   To the knowledge of First Merchants’ Management, no event has occurred that would cause the imposition of the tax described in Section 4980B of the Code on First Merchants or any First Merchants ERISA Affiliate. To the knowledge of First Merchants’ Management, First Merchants has materially complied with all requirements of Section 601 or ERISA, as applicable, with respect to any First Merchants Employee Plan.

(k)   The First Merchants Disclosure Letter contains a list of each employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or deferred compensation, profit sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (i) is not a First Merchants Employee Plan, (ii) was entered into, maintained or contributed to, as the case may be, by First Merchants or any First Merchants Subsidiary and (iii) covers any employee, director or former employee or director of First Merchants or any First Merchants Subsidiary. Such contracts, plans and arrangements as are described above, copies or descriptions of all of which have been furnished previously to First Merchants, are hereinafter referred to collectively as the “First Merchants Benefit Arrangements.” Each of the First Merchants Benefit Arrangements has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such First Merchants Benefit Arrangements.

(l)   Except as set forth in the First Merchants Disclosure Letter, neither First Merchants nor any First Merchants ERISA Affiliate has any present or future liability in respect of post-retirement health and medical benefits for former employees or directors of First Merchants or any First Merchants ERISA Affiliate.

(m)   Except as set forth in the First Merchants Disclosure Letter, there has been no amendment to, ‘written interpretation or announcement (whether or not written) by First Merchants or any First Merchants ERISA Affiliate relating to, or change in employee participation or coverage under, any First Merchants Employee Plan or Benefit Arrangement administered by First Merchants or any First Merchants ERISA Affiliate which would increase materially the expense of maintaining such First Merchants Employee Plans or First Merchants Benefit Arrangements above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2017.

(n)   Except as otherwise provided in the First Merchants Disclosure Letter, the transactions contemplated by the Agreement will not cause acceleration of vesting in, or payment of, any material benefits under any First Merchants Employee Plan or Benefit Arrangement and will not otherwise materially accelerate or increase any obligation under any First Merchants Employee Plan or Benefit Arrangement.

(o)   With respect to any nonqualified deferred compensation plan that is subject to Section 409A of the Code, such plan has been identified on the First Merchants Disclosure Letter and has been operated in accordance with, and is in documentary compliance with, Section 409A of the Code and the guidance issued thereunder.

6.12   Taxes, Returns and Reports. First Merchants and FMB have (a) duly filed all federal, state, local and foreign tax returns of every type and kind required to be filed by them as of the date hereof, and each return is true, complete and accurate in all material respects; (b) paid all material taxes, assessments and other governmental charges due and payable or claimed to be due and payable upon them or any of their income, properties or assets; and (c) not requested an extension of time for any such payments (which extension is still in force). Except for taxes not yet due and payable, the reserve for taxes on the First Merchants Financial Information is adequate to cover all of First Merchants’ and FMB’s tax liabilities (including, without limitation, income taxes and franchise fees) that may become payable in future years with respect to any transactions consummated prior to June 30, 2018. Neither First Merchants nor FMB has or will have, any liability for taxes of any nature for or with respect to the operation of their business, including the assets of any subsidiary, from June 30, 2018, up to and including the Effective Date, except to the extent reflected on the First Merchants Financial Information or on financial statements of First Merchants or any subsidiary subsequent to such date and as set forth in the First Merchants Disclosure Letter. Neither First Merchants nor FMB has received written notice that it is currently under audit by any state or federal taxing authority. Except as set forth in the First Merchants Disclosure Letter, none of the federal, state, or local tax returns of First Merchants or FMB have been audited by any taxing authority during the past five (5) years.

6.13   Deposit Insurance. The deposits of FMB are insured by the FDIC in accordance with the Federal Deposit Insurance Act, and FMB has paid all premiums and assessments with respect to such deposit insurance.

6.14   Reports. Since January 1, 2015, First Merchants and the First Merchants Subsidiaries have timely filed all reports, registrations and statements, together with any required amendments thereto, that they were required to file with (i) the Board of Governors of the Federal Reserve System, (ii) the Office of the Comptroller of the Currency, (iii) the FDIC, (iv) the Indiana Department of Financial Institutions, and (v) any federal, state, municipal or local government, securities, banking, environmental, insurance and other governmental or regulatory authority, and the agencies and staffs thereof (collectively, the “FMC Regulatory Authorities”), except where such failure would not have a Material Adverse Effect. All such reports filed by First Merchants and the First Merchants Subsidiaries complied in all material respects with all applicable rules and regulations promulgated by the applicable FMC Regulatory Authorities and were true, accurate and complete in all material respects and, to the extent required, were prepared in conformity with GAAP applied on a consistent basis. There is no unresolved violation with respect to any report or statement filed by, or any examination of First Merchants or FMB.

6.15   Absence of Defaults. Neither First Merchants nor FMB is in violation of its Articles of Incorporation or By-Laws or, to the knowledge of First Merchants’ Management, in default under any material agreement, commitment, arrangement, loan, lease, insurance policy or other instrument, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event known to First Merchants’ Management that, with the lapse of time or giving of notice or both, would constitute such a default, except for defaults which would not have a Material Adverse Effect.

6.16   Tax and Regulatory Matters. Neither First Merchants nor any First Merchants Subsidiary has taken or agreed to take any action or has any knowledge of any fact or circumstance that would (a) prevent the transactions contemplated hereby from qualifying as a reorganization within the meaning of Section 368 of the Code or (b) materially impede or delay receipt of any regulatory approval required for consummation of the transactions contemplated by this Agreement.

6.17   Securities Law Compliance. First Merchants’ common stock is traded on the NASDAQ Global Select Market under the symbol of “FRME.” First Merchants has complied in all material respects with all applicable state, federal or foreign securities laws, statutes, rules, regulations or orders, injunctions or decrees of any applicable government agency relating thereto. Since January 1, 2017, First Merchants has filed all reports and other documents required to be filed by it under the 1934 Act and the 1933 Act, including First Merchants’ Annual Report on Form 10-K for the year ended December 31, 2017, copies of which have previously been delivered to MBT. Since January 1, 2017, all such SEC filings were true, accurate and complete in all material respects as of the dates of the filings (except for information included therein as of a certain date, which shall have been true and correct as of such date), and no such filings, at the time they were filed, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made, at the time and in the light of the circumstances under which they were made, not false or misleading.

6.18   Broker’s or Finder’s Fees. Except for Keefe, Bruyette & Woods, no agent, broker or other person acting on behalf of First Merchants or under any authority of First Merchants is or shall be entitled to any commission, broker’s or finder’s fee or any other form of compensation or payment from any of the parties hereto, other than attorneys’ or accountants’ fees, in connection with any of the transactions contemplated by this Agreement.

6.19   Indemnification Agreements. Except as set forth in the First Merchants Disclosure Letter, neither First Merchants nor any First Merchants Subsidiary is a party to any indemnification, indemnity or reimbursement agreement, contract, commitment or understanding to indemnify any present or former director, officer, employee, shareholder or agent against any liability or hold the same harmless from liability other than as expressly provided in the Articles of Incorporation or By-Laws of First Merchants and the First Merchants Subsidiaries.

6.20   Nonsurvival of Representations and Warranties. The representations and warranties contained in this Section 6 shall expire on the Effective Date or the earlier termination of this Agreement, and thereafter First Merchants and the First Merchants Subsidiaries and all directors and officers of First Merchants and the First Merchants Subsidiaries shall have no further liability with respect thereto.

SECTION 7

COVENANTS OF MBT

MBT covenants and agrees with First Merchants and covenants and agrees to cause the Bank to act, as follows:

7.1   Shareholder Approval.

(a)   Following the execution of this Agreement, MBT shall take, in accordance with applicable law and its Articles of Incorporation and Bylaws, all action necessary to convene a meeting of its shareholders as promptly as practicable (and in any event within forty-five (45) days following the time when the Registration Statement becomes effective, subject to extension with the consent of First Merchants, which shall not unreasonably be withheld, conditioned or delayed) to consider and vote upon the approval of this Agreement and the transactions contemplated hereby (including the Merger) and any other matter required to be approved by the shareholders of MBT in order to consummate the Merger and the transactions contemplated hereby (including any adjournment or postponement thereof, the “Shareholder Meeting”).

(b)   Subject to Section 7.5 hereof, MBT shall cooperate with First Merchants in the preparation of an appropriate proxy statement and other proxy solicitation materials (the “Proxy Statement”) and use its reasonable best efforts to obtain the requisite vote of MBT’s shareholders to approve this Agreement and to consummate the Merger and the other transactions contemplated hereby, and shall ensure that the Shareholder Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by MBT in connection with the Shareholder Meeting are solicited in compliance with the Michigan Business Corporation Act, the Articles of Incorporation and Bylaws of MBT, and all other applicable legal requirements. MBT shall keep First Merchants updated with respect to the proxy solicitation results in connection with the Shareholder Meeting as reasonably requested by First Merchants.

(c)   Subject to Section 7.5 hereof, MBT’s Board of Directors shall recommend that MBT’s shareholders vote to approve this Agreement and the transactions contemplated hereby (including the Merger) and any other matters required to be approved by MBT’s shareholders for consummation of the Merger and the transactions contemplated hereby.

7.2   Other Approvals. As soon as reasonably practicable following the date hereof, MBT and the Bank shall use their reasonable best efforts to procure upon reasonable terms and conditions any consents, authorizations, approvals, registrations, and certificates from any applicable MBT Regulatory Authorities as may be required by applicable law, and to satisfy all other requirements prescribed by law which are necessary for consummation of the Merger and the Bank Merger on the terms and conditions provided in this Agreement.

7.3   Conduct of Business.

(a)   Except as otherwise set forth on the MBT Disclosure Letter, on and after the date of this Agreement and until the Effective Date or until this Agreement shall be terminated as herein provided, neither MBT nor any Subsidiary shall, without the prior written consent (which may include consent via electronic mail) of First Merchants, (i) make any changes in their capital structure, including, but not limited to the redemption of shares of common stock; (ii) authorize an additional class of stock or issue, or authorize the issuance of any capital stock or any options or other instruments convertible into shares of capital stock, except pursuant to the Director Deferred Compensation Plan, or the exercise of, SOSARs and RSUs outstanding as of the date of this Agreement; (iii) declare, distribute or pay any dividends on their common shares, or authorize a stock split, or make any other distribution to their shareholders, except for MBT’s quarterly cash dividend in an amount not to exceed $0.10 per share; provided, however, MBT and First Merchants shall coordinate MBT’s dividend schedule for the quarter in which Closing occurs so that holder of MBT Common Stock does not receive dividends on both First Merchants and MBT common stock attributable to the same calendar quarter; (iv) merge, combine or consolidate with or, other than in the ordinary course of business consistent with past practice (including the sale, transfer or disposal of other real estate owned), sell their assets or any of their securities to any other person, corporation or entity, effect a share exchange or enter into any other transaction not in the ordinary course of business; (v) incur any new liability or obligation, make any new commitment, payment or disbursement, enter into any new contract, agreement, understanding or arrangement or engage in any new transaction, or acquire or dispose of any property, other than other real estate owned, or asset the fair market value of which exceeds One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00), in the aggregate, except for payments or disbursements made in the ordinary course of business consistent with past practice, the acquisition or disposition of personal or real property in connection with either foreclosures on mortgages or enforcement of security interests, the origination or sale of loans by the Bank in the ordinary course of business and the creation of deposit liabilities and advances from the Federal Home Loan Bank in each case in the ordinary course of business consistent with past practice; (vi) subject any of their properties or assets to a mortgage, lien, claim, charge, option, restriction, security interest or encumbrance, except for such mortgages, liens or other encumbrances incurred in the ordinary course of business consistent with past practice; (vii) promote or increase or decrease the rate of compensation (except for promotions and non-material increases in the ordinary course of business and in accordance with past practices) or enter into any agreement to promote or increase or decrease the rate of compensation of any director, officer or employee of MBT or the Bank; (viii) except as set forth in the MBT Disclosure Letter, as specifically authorized by this Agreement or as required by applicable law, execute, create, institute, modify or amend any pension, retirement, savings, stock purchase, stock bonus, stock ownership, stock option, stock appreciation or depreciation right or profit sharing plans, any employment, deferred compensation, consultant, bonus or collective bargaining agreement, group insurance contract or other incentive, welfare or employee benefit plan or agreement for current or former directors, officers or employees of MBT or any Subsidiary, change the level of benefits or payments under any of the foregoing or increase or decrease any severance or termination pay benefits or any other fringe or employee benefits or pay any bonuses other than as required by law or regulatory authorities; (ix) amend their respective Articles of Incorporation or Bylaws from those in effect on the date of this Agreement; (x) except as set forth in the MBT Disclosure Letter or as specifically authorized by this Agreement, modify, amend or institute new employment policies or practices, or enter into, renew, modify, amend or extend any employment or severance agreements with respect to any present or former directors, officers or employees of MBT or any Subsidiary; (xi) give, dispose, sell, convey, assign, hypothecate, pledge, encumber or otherwise transfer or grant a security interest in any capital stock of any Subsidiary; (xii) fail to make additions to the Bank’s reserve for loan losses, or any other reserve account, in the ordinary course of business and in accordance with sound banking practices; (xiii) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity; and (xiv) agree in writing or otherwise to take any of the foregoing actions. The prior consent of First Merchants for the items listed above may be withheld, conditioned or delayed in its sole discretion.

(b)   MBT and the Subsidiaries shall maintain, or cause to be maintained, in full force and effect insurance on its properties and operations and fidelity coverage on its directors, officers and employees in such amounts and with regard to such liabilities and hazards as customarily are maintained by other companies operating similar businesses.

(c)   MBT shall provide and shall cause the Subsidiaries to provide First Merchants and its representatives full access, during normal business hours and on reasonable advance notice to MBT, to further information (to the extent permissible under applicable law) and the Subsidiaries’ premises for purposes of (i) observing the Subsidiaries’ business activities and operations and to consult with MBT’s officers and employees regarding the same on an ongoing basis to verify compliance by MBT with all terms of this Agreement, and (ii) making all necessary preparations for conversion of the Bank’s information technology systems, including, but not limited to, installation of a hardware or software device(s) within the Bank’s network to perform system penetration testing or assess previous security breaches. First Merchants may hire, at its expense, a mutually-agreeable third party consultant to perform cybersecurity system testing and monitoring (based on a mutually-agreeable project scope) in order to confirm that the Bank’s technology systems are free of security breaches and, if necessary, provide remediation and notices related thereto. MBT and First Merchants shall each receive the results of the testing and reasonably coordinate their efforts on any potential remediation and notices. None of the foregoing actions shall unduly interfere with the business operations of MBT or the Subsidiaries nor shall such actions be permitted if such access relates to, (i) pending or threatened litigation or investigations if, in the opinion of counsel to MBT, such access would or might adversely affect the confidential nature of, or any privilege relating to, the matters being discussed, or (ii) matters involving an Acquisition Proposal. No investigation pursuant to this Section 7.3 shall affect or be deemed to modify any representation or warranty made in this Agreement by MBT. First Merchants will use such information as is provided to it by MBT or the Subsidiaries, or representatives thereof, solely for the purpose of conducting business, legal and financial reviews of MBT and the Subsidiaries and for such other purposes as may be related to this Agreement, and First Merchants will, and will direct all of its agents, employees and advisors to, maintain the confidentiality of all such information in accordance with the terms of Section 8.5 below. Neither MBT nor any of the Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the entity in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties will make appropriate and reasonable substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

7.4   Preservation of Business. On and after the date of this Agreement and until the Effective Date or until this Agreement is terminated as herein provided, MBT and the Subsidiaries shall (a) carry on their business diligently, substantially in the same manner as heretofore conducted, and in the ordinary course of business; (b) use commercially reasonable efforts to preserve their business organizations intact, to keep their present officers and employees and to preserve their present relationship with customers and others having business dealings with them; and (c) not do or fail to do anything which will cause a material breach of, or material default in, any contract, agreement, commitment, obligation, understanding, arrangement, lease or license to which they are a party or by which they are or may be subject or bound.

7.5   Other Negotiations.

(a)   MBT shall not, and shall cause the Bank to not, during the term of this Agreement, directly or indirectly, solicit, encourage or facilitate inquiries or proposals or enter into any agreement with respect to, or initiate or participate in any negotiations or discussions with any person or entity concerning, any proposed transaction or series of transactions involving or affecting MBT or the Subsidiaries (or the securities or assets of the foregoing) that, if effected, would constitute an acquisition of control of either MBT, or the Subsidiaries within the meaning of 12 U.S.C. §1817(j) (disregarding the exceptions set forth in 12 U.S.C. §1817(j)(17)) and the regulations of the Federal Reserve Board thereunder (each, an “Acquisition Proposal”), or furnish any information to any person or entity proposing or seeking an Acquisition Proposal.

(b)   Notwithstanding the foregoing, in the event that MBT’s Board of Directors determines in good faith and after consultation with outside counsel, that in light of an Acquisition Proposal, it is necessary to provide such information or engage in such negotiations or discussions in order to act in a manner consistent with such Board’s fiduciary duties, MBT’s Board of Directors may, in response to an Acquisition Proposal which was not solicited by or on behalf of MBT or the Bank or which did not otherwise result from a breach of Section 7.5(a), subject to its compliance with Section 7.5(c), (i) furnish information with respect to MBT or the Bank to such person or entity making such Acquisition Proposal pursuant to a customary confidentiality agreement that is no less restrictive than the Confidentiality Agreement between MBT and First Merchants and (ii) participate in discussions or negotiations regarding such Acquisition Proposal. In the event that MBT’s Board of Directors determines in good faith and after consultation with outside counsel, that the Acquisition Proposal is a Superior Acquisition Proposal (as defined below) and that it is necessary to pursue such Superior Acquisition Proposal in order to act in a manner consistent with such Board’s fiduciary duties, MBT may (A) withdraw, modify or otherwise change in a manner adverse to First Merchants, the recommendation of MBT’s Board of Directors to its shareholders with respect to this Agreement and the Merger, and/or (B) terminate this Agreement in order to concurrently enter into an agreement with respect to such Superior Acquisition Proposal; provided, however, that MBT’s Board of Directors may not terminate this Agreement pursuant to this Section 7.5(b) unless and until (x) ten (10) business days have elapsed following the delivery to First Merchants of a written notice of such determination by MBT’s Board of Directors and during such ten (10) business-day period, MBT and the Bank otherwise cooperate with First Merchants with the intent of enabling the parties to engage in good faith negotiations so that the Merger and other transactions contemplated hereby may be effected and (y) at the end of such ten (10) business-day period MBT’s Board of Directors continues reasonably to believe the Acquisition Proposal at issue constitutes a Superior Acquisition Proposal. A “Superior Acquisition Proposal” shall mean any Acquisition Proposal containing terms which MBT’s Board of Directors determines in its good faith judgment (based on the advice of an independent financial advisor) to be more favorable to MBT’s shareholders than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of MBT’s Board of Directors, is reasonably capable of being obtained by such third party, but shall exclude any Acquisition Proposal the terms of which were made known to MBT’s Board of Directors prior to the date of this Agreement.

(c)   In addition to the obligations of MBT set forth in Section 7.5(a) and (b), MBT shall advise First Merchants orally and in writing as soon as reasonably practicable of any request (whether oral or in writing) for information or of any inquiries, proposals, discussions or indications of interest (whether oral or in writing) with respect to any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal and the identity of the person or entity making such request or Acquisition Proposal. MBT shall keep First Merchants reasonably informed of the status and details (including amendments or proposed amendments) of any such request or Acquisition Proposal, including the status of any discussions or negotiations with respect to any Superior Acquisition Proposal.

7.6   Announcement; Press Releases. In connection with the execution of this Agreement, MBT and First Merchants intend to jointly issue a press release mutually acceptable to the parties. Except as otherwise required by law, neither MBT nor the Bank shall issue any additional press releases or make any other public announcements or disclosures relating to the Merger and the other transactions contemplated hereby without the prior approval of First Merchants provided, however, that nothing in this Section 7.6 shall be deemed to prohibit any party from making any disclosure that its counsel deems necessary in order to satisfy such party’s disclosure obligation imposed by law.

7.7   MBT Disclosure Letter. MBT shall supplement, amend and update as of the Effective Date the MBT Disclosure Letter with respect to any matters hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the MBT Disclosure Letter. If, at any time prior to the Effective Date, MBT becomes aware of a fact or matter that might indicate that any of the representations and warranties of MBT herein may be untrue, incorrect or misleading in any material respect, MBT shall promptly disclose such fact or matter to First Merchants in writing.

7.8   Confidentiality. MBT and the Subsidiaries shall use commercially reasonable efforts to cause their respective officers, employees, and authorized representatives to hold in strict confidence all confidential data and information obtained by them from First Merchants, unless such information (a) was already known to MBT and the Subsidiaries, (b) becomes available to MBT and the Subsidiaries from other sources, (c) is independently developed by MBT and the Subsidiaries, (d) is disclosed by MBT or the Subsidiaries with and in accordance with the terms of prior written approval of First Merchants, or (e) is or becomes readily ascertainable from public or published information or trade sources or public disclosure of such information is required by law or requested by a court or other governmental agency, commission, or regulatory body. MBT and the Subsidiaries further agree that, in the event this Agreement is terminated, they will return to First Merchants, or destroy, all information obtained by MBT and the Subsidiaries from First Merchants or a First Merchants Subsidiary, including all copies made of such information by MBT and the Subsidiaries. This provision shall survive the Effective Date or the earlier termination of this Agreement.

7.9   Cooperation. MBT and the Bank shall generally cooperate with First Merchants and its officers, employees, attorneys, accountants and other agents, and, generally, do such other acts and things in good faith as may be reasonable, necessary or appropriate to timely effectuate the intents and purposes of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, (a) MBT shall cooperate and assist First Merchants in the preparation of and/or filing of all regulatory applications, the Registration Statement, and all other documentation required to be prepared for consummation of the Merger and the Bank Merger and obtaining all necessary approvals, and (b) MBT shall furnish First Merchants with all information concerning itself and the Subsidiaries that First Merchants may request in connection with the preparation of the documentation referenced above.

7.10   MBT Fairness Opinion. On the date hereof or as soon as reasonably practicable following the date hereof, MBT shall use its reasonable best efforts to procure the written opinion from Sandler O’Neill & Partners, L.P. to the Board of Directors of MBT to the effect that, as of the date of this Agreement, the Exchange Ratio is fair, from a financial point of view, to the holders of MBT Common Stock (the “MBT Fairness Opinion”). The MBT Fairness Opinion shall be included in the Proxy Statement (as defined below).

7.11   Financial Statements and Other Reports. Promptly upon its becoming available, MBT shall furnish to First Merchants one (1) copy of each financial statement, report, notice, or proxy statement sent by MBT to its shareholders generally or filed with any MBT Regulatory Authorities.

7.12   Adverse Actions. Neither MBT nor any Subsidiary shall (a) take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or (b) knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Date, (ii) any of the conditions to the Merger set forth in Section 9 not being satisfied, (iii) a material violation of any provision of this Agreement, or (iv) a material delay in the consummation of the Merger except, in each case, as may be required by applicable law or regulation.

7.13   Bank Merger Agreement. MBT shall cause the appropriate officers of the Bank to execute and deliver the Bank Merger Agreement contemporaneously herewith.

7.14   Change in Control and Severance Agreements. Prior to the Effective Date, MBT may amend the MBT change in control and severance agreements as more fully described in the MBT Disclosure Letter (the “Change in Control Agreements”) to eliminate the need for affected employees to resign in order to be entitled to benefits thereunder in exchange for the restrictive covenants provided thereunder being expressly enforceable by First Merchants or FMB according to their terms following the Effective Date.

7.15   Incentive Compensation Plans. Prior to the Effective Date, MBT shall use its reasonable best efforts to obtain necessary consents from grantees of stock only stock appreciation rights and restricted stock awards to permit the vesting of such awards and exchange for the merger consideration as provided in Section 3.1 and Section 3.2, respectively, less any applicable exercise price or tax withholdings. MBT shall take action prior to the Effective Date to cause the termination of the MBT Financial Corp. Long-Term Incentive Compensation Plan, 2008 Stock Incentive Plan and 2018 Stock Incentive Plan as of the Effective Date.

7.16   Death Benefit Only Plan. Subject to the continuing rights of existing participants, if requested by First Merchants, MBT shall cause the Executive and Director Death Benefit Only Plans to be terminated prior to the Effective Date.

7.17   Annual Incentive Pay Plan. Except as disclosed in the MBT Disclosure Schedule, if requested by First Merchants, MBT shall cause the Annual Incentive Pay Plans and pending Awards to be terminated prior to the Effective Date.

7.18   Postretirement Health Benefit Plan. Subject to the continuing rights of existing participants, if requested by First Merchants, MBT shall cause the Postretirement Benefit Plans to be terminated prior to the Effective Date.

7.19   Employee Stock Purchase Plan. If requested by First Merchants, MBT shall cause the Employee Stock Purchase Plan to be terminated prior to the Effective Date.

SECTION 8

COVENANTS OF FIRST MERCHANTS

First Merchants covenants and agrees with MBT as follows:

8.1   Approvals. As soon as reasonably practicable, but in any event within sixty (60) days following execution and delivery of this Agreement, First Merchants will file an application with each of the Federal Reserve Board and the Indiana Department of Financial Institutions (the “Indiana DFI”) for approval of the Merger and an application with each of the Indiana DFI and the FDIC for approval of the Bank Merger, and take all other appropriate actions necessary to obtain the regulatory approvals referred to herein, and MBT will use all reasonable and diligent efforts to assist in obtaining all such approvals. In advance of filing any applications for such regulatory approvals, First Merchants shall provide MBT and its counsel with a copy of such applications (but excluding any information contained therein regarding First Merchants and its business or operations for which confidential treatment has been requested) and provide an opportunity to comment thereon, and thereafter shall promptly advise MBT and its counsel of any material communication received by First Merchants or its counsel from any regulatory authorities with respect to such applications. In addition, First Merchants agrees to prepare, in cooperation with and subject to the review and comment of MBT and its counsel, a registration statement on Form S-4, including a prospectus of First Merchants (the “Registration Statement”), to be filed no later than sixty (60) days after the date hereof by First Merchants with the SEC in connection with the issuance of First Merchants Common Stock in the Merger (including the proxy statements and prospectus and other proxy solicitation materials of, and to be filed by, MBT and First Merchants constituting a part thereof (the “Proxy Statement”) and all related documents). First Merchants agrees to use its reasonable best efforts to have the Registration Statement declared effective by the SEC and to keep the Registration Statement effective so long as is necessary to consummate the Merger and the transactions contemplated hereby. First Merchants agrees to advise MBT, promptly after First Merchants receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of First Merchants Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of the receipt of any comment letters from the SEC regarding, or of any request by the SEC for the amendment or supplement of, the Registration Statement, or for additional information. First Merchants agrees to use its reasonable best efforts to list, prior to the Effective Date, on the NASDAQ Global Select Market (subject to official notice of issuance), the shares of First Merchants Common Stock to be issued to the holders of shares of MBT Common Stock in the Merger.

8.2   Employee Benefit Plans.

(a)   First Merchants shall take such action as may be necessary so that, as soon as reasonably practicable following the Effective Date, employees of MBT and the Subsidiaries shall be entitled to participate in the employee benefit plans of First Merchants. With respect to each employee benefit plan or benefit arrangement maintained by First Merchants in which employees of MBT or the Subsidiaries subsequently participate, for purposes of determining eligibility, vesting, vacation and severance entitlement, First Merchants will ensure that service with MBT or the Subsidiaries will be treated as service with First Merchants; provided, however, that service with MBT or the Subsidiaries shall not be treated as service with First Merchants for purposes of benefit accrual, except with respect to severance benefits. At its discretion, First Merchants shall either (a) cause the MBT Retirement Plan and related money purchase pension Plan (the “401(k) Plan”) to be merged with and into the First Merchants’ Retirement Income and Savings Plan, with employees of MBT and the Subsidiaries eligible to participate in such First Merchants plan subject to and pursuant to the terms thereof; (b) assume sponsorship of the 401(k) Plan effective as of the Effective Date; or (c) direct MBT to take such reasonable steps to terminate the 401(k) Plan prior to the Effective Date (which MBT hereby agrees to take), in which case, First Merchants agrees that any outstanding participant loans under the 401(k) Plan may be rolled over to the First Merchants’ Retirement Income and Savings Plan so that participants can continue to repay outstanding loans via payroll deduction, if permitted under the terms of the respective plans.

(b)   Coverage Under First Merchants’ Health and Welfare Plan. With respect to First Merchants’ health and welfare plans under which employees of MBT or the Subsidiaries and their eligible dependents become participants, First Merchants agrees to (i) waive all restrictions and limitations for pre-existing conditions, (ii) honor any deductible, co-payments and out-of-pocket maximums incurred by MBT’s or the Subsidiaries’ employees and their eligible dependents under the health plans in which they participated immediately prior to the Effective Date during the portion of the calendar year prior to the Effective Date in satisfying any deductibles, co-payments or out-of-pocket maximums under health plans of First Merchants in which they are eligible to participate after the Effective Date in the same plan year in which such deductibles, co-payments or out-of-pocket maximums were incurred, and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to an employee of MBT or the Subsidiaries and his or her eligible dependents on or after the Effective Date, in each case to the extent such employee or eligible dependent had satisfied any similar limitation or requirement under an analogous plan prior to the Effective Date.

(c)   Severance. For any employee of MBT who did not have an employment agreement, change in control agreement or severance agreement, who is not offered employment with First Merchants or FMB with salary and bonus opportunities substantially the same as the salary and bonus opportunities of their current employment with MBT or whose employment is terminated by First Merchants or FMB (other than for cause) on or within six (6) months of the Effective Date, First Merchants agrees that it shall provide such employees with severance and outplacement benefits identical to those offered to First Merchants employees as listed on the First Merchants Disclosure Letter; provided, however, the minimum severance benefit will be four (4) weeks.

(d)   COBRA. First Merchants shall be responsible for providing COBRA continuation coverage to any qualified employee or former employee of MBT or the Subsidiaries and to their respective qualified beneficiaries, on and after the Effective Date, regardless of when the qualifying event occurred.

(e)   Deferred Compensation Plans. As set forth in Schedule 8.2(f) of the Disclosure Schedule First Merchants shall work with MBT to find a mutually agreeable transition or termination with respect to the MBT supplemental executive retirement agreement (SERP) together with the related SERP split dollar plan and director deferred compensation plans.

8.3   Announcement; Press Releases. In connection with the execution of this Agreement, MBT and First Merchants intend to jointly issue a press release mutually acceptable to the parties. Except as otherwise required by law, neither First Merchants nor a First Merchants Subsidiary shall issue any additional press releases or make any other public announcements or disclosures relating to the Merger or the Bank Merger without the prior approval of MBT provided, however, that nothing in this Section 8.3 shall be deemed to prohibit any party from making any disclosure that its counsel deems necessary in order to satisfy such party’s disclosure obligation imposed by law.

8.4   Confidentiality. First Merchants shall, and shall use its best efforts to cause the First Merchants Subsidiaries and its officers, employees, and authorized representatives to, hold in strict confidence all confidential data and information obtained by them from MBT, unless such information (i) was already known to First Merchants prior to entering into merger discussions with MBT, (ii) becomes available to First Merchants from other sources, (iii) is independently developed by First Merchants, (iv) is disclosed by First Merchants with and in accordance with the terms of prior written approval of MBT, or (v) is or becomes readily ascertainable from public or published information or trade sources or public disclosure of such information is required by law or requested by a court or other governmental agency, commission, or regulatory body. First Merchants further agrees that in the event this Agreement is terminated, it will return to MBT, or will destroy, all information obtained by it regarding MBT or the Bank, including all copies made of such information by First Merchants. This provision shall survive the Effective Date or the earlier termination of this Agreement.

8.5   Directors and Officers Insurance.

(a)   For a period of at least six (6) years from the Effective Date (the “Tail Coverage Period”), First Merchants shall use its reasonable best efforts to obtain an endorsement to its director’s and officer’s liability insurance policy to cover the present and former officers and directors of MBT and the Bank (determined as of the Effective Date) with respect to claims against such directors and officers arising from facts or events which occurred before the Effective Date, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by MBT; provided however, that if First Merchants is unable to obtain such endorsement, then First Merchants may purchase tail coverage under MBT’s existing director and officer liability insurance policy for such claims; provided further that in no event shall First Merchants be required to expend more than 1.5 times the annual amount paid by MBT for its director and officer liability insurance coverage prior to the Effective Date for each year of the Tail Coverage Period purchased (the “Insurance Amount”); provided further, that if First Merchants is unable to maintain or obtain the insurance called for by this Section 8.5, First Merchants shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount; provided, further, that officers and directors of MBT or the Bank may be required to make application and provide customary representations and warranties to First Merchants’ insurance carrier for the purpose of obtaining such insurance.

(b)   Following the Effective Date, First Merchants will provide any MBT or Subsidiary officers, directors and employees who become officers, directors and employees of the Continuing Company or its subsidiaries with the same directors and officers liability insurance coverage and indemnification protections that First Merchants provides to other officers, directors and employees of First Merchants or its subsidiaries. In addition, First Merchants further agrees to indemnify and advance expenses to the current and former directors and officers of MBT and the Subsidiaries after the Effective Date, for all actions taken by them prior to the Effective Date in their respective capacities as directors and officers of MBT or the Subsidiaries to the same extent (and subject to the same limitations) as the indemnification provided by MBT and the Subsidiaries under their respective Articles of Incorporation and Bylaws (as applicable) to such directors and officers immediately prior to the Effective Date and as permitted under applicable law. Notwithstanding the foregoing, the indemnity obligations contained herein shall be limited as may be required by applicable federal banking laws and regulations.

(c)   All rights to indemnification and exculpation from liabilities for acts or omissions occurring on or prior to the Effective Date now existing in favor of the current or former directors or officers of MBT and the Subsidiaries as provided in their respective Articles of Incorporation and Bylaws and any existing indemnification agreements or arrangements of MBT or the Subsidiaries described in the MBT Disclosure Letter, shall survive the Merger and shall continue in full force and effect in accordance with their terms to the extent permitted by law, and shall be honored by First Merchants following the Effective Date with respect to acts or omissions of such individuals occurring or alleged to occur on or prior to the Effective Date.

(d)   In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action suit, proceeding or investigation in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Date, a director or officer of MBT or any Subsidiary (the “Indemnified Parties”), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of MBT or a Subsidiary or any of their predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or on or after the Effective Date, the parties hereto agree to cooperate and use their best reasonable efforts to defend against and respond thereto.

(e)   If First Merchants shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of First Merchants shall assume the obligations set forth in this Section 8.5.

8.6   SEC and Other Reports. Promptly upon its becoming available, First Merchants shall furnish to MBT one (1) copy of each financial statement, report, notice, or proxy statement sent by First Merchants to its shareholders generally and of each regular or periodic report, registration statement or prospectus filed by First Merchants with the SEC or any successor agency, and of any notice or communication received by First Merchants from the SEC, which is not available on the SEC’s EDGAR internet database.

8.7   First Merchants Disclosure Letter. First Merchants shall supplement, amend and update as of the Effective Date the First Merchants Disclosure Letter with respect to any matters hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the First Merchants Disclosure Letter. If, at any time prior to the Effective Date, First Merchants becomes aware of a fact or matter that might indicate that any of the representations and warranties of First Merchants herein may be untrue, incorrect or misleading in any material respect, First Merchants shall promptly disclose such fact or matter to MBT in writing.

8.8   Adverse Actions. Neither First Merchants nor any First Merchants Subsidiary shall (a) take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or (b) knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this

Agreement being or becoming untrue in any respect at any time at or prior to the Effective Date, (ii) any of the conditions to the Merger set forth in Section 9 not being satisfied, (iii) a material violation of any provision of this Agreement, or (iv) a material delay in the consummation of the Merger except, in each case, as may be required by applicable law or regulation.

8.9   Cooperation. First Merchants shall generally cooperate with MBT and its officers, employees, attorneys, accountants and other agents, and, generally, do such other acts and things in good faith as may be reasonable, necessary or appropriate to timely effectuate the intents and purposes of this Agreement and the consummation of the transactions contemplated hereby.

8.10   Bank Merger Agreement. First Merchants shall cause the appropriate officers of FMB to execute and deliver the Bank Merger Agreement upon approval by FMB’s Board of Directors.

8.11   Preservation of Business. On and after the date of this Agreement and until the Effective Date or until this Agreement is terminated as herein provided, First Merchants and the First Merchants Subsidiaries shall (a) except as set forth in the First Merchants Disclosure Letter, carry on their business diligently, substantially in the same manner as heretofore conducted, and in the ordinary course of business; (b) use commercially reasonable efforts to preserve their business organizations intact, to keep their present officers and employees and to preserve their present relationship with customers and others having business dealings with them; and (c) not do or fail to do anything which will cause a material breach of, or material default in, any contract, agreement, commitment, obligation, understanding, arrangement, lease or license to which they are a party or by which they are or may be subject or bound.

8.12   Regional Board. All members of the Board of Directors of the Bank, who have agreed to serve in such capacity and would not be otherwise prohibited to serve under applicable law, shall be appointed to FMB’s Michigan regional advisory board, as soon as practicable after the Effective Date.

8.13   Representation on FMC Board. First Merchants shall cause one (1) Person who is currently a member of the MBT Board of Directors (who may be chosen by First Merchants after the opportunity for consultation regarding its choice having been afforded to MBT) to be vetted and appointed for a term to the First Merchants Board of Directors according to the First Merchants Bylaws and Corporate Governance guidelines as soon as practicable after the Effective Date.

SECTION 9

CONDITIONS PRECEDENT TO THE MERGER AND THE BANK MERGER

The obligation of each of the parties hereto to consummate the transactions contemplated by this Agreement is subject to the satisfaction and fulfillment of each of the following conditions on or prior to the Effective Date:

9.1   Shareholder Approval. The shareholders of MBT shall have approved the Merger as required by applicable law.

9.2   Registration Statement Effective. First Merchants shall have registered its shares of First Merchants Common Stock to be issued to shareholders of MBT in accordance with this Agreement with the SEC pursuant to the 1933 Act, and all state securities and “blue sky” approvals and authorizations required to offer and sell such shares, if any, shall have been received by First Merchants. The Registration Statement shall have been declared effective by the SEC and no stop order shall have been issued or threatened. The shares of First Merchants Common Stock shall have been listed for trading on the NASDAQ Global Select Market (subject to official notice of issuance).

9.3   Tax Opinions. First Merchants shall have obtained an opinion of Bingham Greenebaum Doll LLP, in form and substance reasonably acceptable to the parties, dated on or about the date the Proxy Statement/Prospectus is delivered to MBT shareholders to the effect that the Merger effected pursuant to this Agreement shall constitute a reorganization within the meaning of Section 368(a) of the Code. Such opinion shall be based on factual representations received by counsel from MBT and First Merchants, which representations may take the form of written certifications. Such opinion will comply with the regulations and guidance of the SEC with respect to the persons entitled to rely on tax opinions contained in the Registration Statement.

9.4   Regulatory Approvals. The Federal Reserve Board and the Indiana DFI shall have authorized and approved the Merger and the transactions related thereto. The Indiana DFI and the FDIC shall have approved the

Bank Merger and the transactions related thereto. In addition, all appropriate orders, consents, approvals and clearances from all other regulatory agencies and governmental authorities whose orders, consents, approvals or clearances are required by law for consummation of the transactions contemplated by this Agreement shall have been obtained. All regulatory approvals remain in full force and effect and all statutory waiting periods shall have expired or been terminated.

9.5   Officer’s Certificate. First Merchants and MBT shall have delivered to each other a certificate signed by their respective Chairman or President and their Secretary, dated the Effective Date, certifying that (a) all of the representations and warranties of their respective corporations are true, accurate and correct in all material respects on and as of the Effective Date, except that representations and warranties that are qualified by materiality or a Material Adverse Effect shall be true and correct in all respects, and provided that for those representations and warranties which address matters only as of an earlier date, then they shall be tested as of such earlier date; (b) all the covenants of their respective corporations have been complied with in all material respects from the date of this Agreement through and as of the Effective Date; and (c) their respective corporations have satisfied and fully complied with in all material respects all conditions necessary to make this Agreement effective as to them. Additionally MBT shall certify as to the number of shares of its capital stock are issued and outstanding as of the Effective Date.

9.6   No Judicial Prohibition. Neither MBT, the Bank nor First Merchants shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger or the Bank Merger.

9.7   MBT Fairness Opinion. MBT shall have obtained the MBT Fairness Opinion. Such opinion shall be provided orally to MBT Board of Directors on or prior to the date hereof and a written copy of such fairness opinion shall be delivered to MBT within thirty (30) days of the date hereof.

9.8   Bank Merger Agreement. FMB and the Bank shall have entered into the Bank Merger Agreement.

SECTION 10

TERMINATION OF MERGER

10.1   Manner of Termination. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Effective Date by written notice delivered by First Merchants to MBT or by MBT to First Merchants only for the following reasons:

(a)   By the mutual consent of First Merchants and MBT, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board;

(b)   By First Merchants or MBT, if its respective Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of either: (i) a material breach by the other party of any representation or warranty contained herein which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach; (ii) a material breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach; or (iii) any event, fact or circumstance shall have occurred with respect to the other party that has had or could be reasonably expected to have a Material Adverse Effect on such party;

(c)   by either First Merchants or MBT, in the event of the failure of MBT’s shareholders to approve the Agreement at the Shareholder Meeting; provided, however, that MBT shall only be entitled to terminate the Agreement pursuant to this clause if it has complied in all material respects with its obligations under Section 7.1;

(d)   by either First Merchants or MBT, if either (i) any approval, consent or waiver of any governmental or regulatory authority, agency, court, commission, or other administrative entity (“Governmental Entity”) required to permit consummation of the transactions contemplated by this Agreement shall have been denied and such denial has become final and non-appealable or (ii) any court or other Governmental Entity of competent jurisdiction shall have issued a final, unappealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement;

(e)   By MBT or First Merchants, if the transaction contemplated herein has not been consummated by June 30, 2019; provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein; and provided further, that if the sole impediment to closing is the lack of receipt of any necessary regulatory approvals described in Section 9.4, then such termination date shall be extended to September 30, 2019;

(f)   By MBT, in accordance with the terms of Section 7.5(b) of this Agreement;

(g)   By First Merchants, if MBT’s Board of Directors fails to make, withdraws or modifies its recommendation for MBT’s shareholders to vote in favor of the Merger following receipt of a written proposal for an Acquisition Proposal; or

(h)   By First Merchants, (i) if MBT breaches in any material respect its notice obligations under Section 7.5(c) or (ii) if within sixty (60) days after giving First Merchants written notice pursuant to Section 7.5(c) of an Acquisition Proposal, MBT does not terminate all discussions, negotiations and information exchanges related to such Acquisition Proposal and provide First Merchants with written notice of such termination.

(i)   By MBT, if MBT’s Board of Directors so determines by a majority vote of the members of such Board, at any time during the five (5) business day period commencing on the Determination Date if both of the following conditions are satisfied:

(i)   The FMC Market Value is less than eighty percent (80%) of the Initial FMC Market Value; and

(ii)   The quotient obtained by dividing the FMC Market Value by the Initial FMC Market Value (“Buyer Ratio”) shall be less than the quotient obtained by dividing the Final Index Price by the Initial Index Price, minus 0.20 (the “Index Ratio”).

If MBT elects to exercise its termination right pursuant to this Section 10.1(i), it shall give prompt written notice thereof to First Merchants. During the five (5) business day period commencing with its receipt of such notice, First Merchants shall have the option to increase the Exchange Ratio, at its sole discretion, to (x) the quotient, the numerator of which is equal to the product of the Initial FMC Market Value, the Exchange Ratio (as then in effect) and the Index Ratio, and the denominator of which is equal to the FMC Market Value, or (y) the quotient determined by dividing the Initial FMC Market Value by the FMC Market Value, and multiplying the quotient by the product of the Exchange Ratio (as then in effect) and 0.80. If First Merchants so elects, it shall give, within such five (5) business day period, written notice to MBT of such election and the revised Exchange Ratio, whereupon no termination shall be deemed to have occurred pursuant to this Section 10.1(i) and this Agreement shall remain in full force and effect in accordance with its terms, except as the Exchange Ratio shall have been so modified.

For purposes of this Section 10.1(i), the following terms shall have the meanings indicated below:

“Determination Date” shall mean the later of the date on which (i) all regulatory approvals required pursuant to Section 9.4 (and waivers, if applicable) have been received (disregarding any waiting period), and (ii) the approval of this Agreement, the Merger and any other matter required to be approved by the shareholders of MBT in order to consummate the Merger and the transactions contemplated herein is obtained.

“Final Index Price” means the average of the closing price of the Index on each of ten (10) consecutive trading days immediately preceding the Determination Date.

“FMC Market Value” shall be the average of the daily closing sales prices of a share of First Merchants Common Stock as reported on NASDAQ for the ten (10) consecutive trading days immediately preceding the Determination Date.

“Index” means the NASDAQ Bank Index; provided, however, that if the NASDAQ Bank Index is not available for any reason, “Index” shall mean such substitute or similar index as substantially replicates the NASDAQ Bank Index.

“Initial FMC Market Value” means the average of the daily closing sales prices of a share of First Merchants Common Stock, as reported on NASDAQ, for the ten (10) consecutive trading days immediately preceding the date of this Agreement.

“Initial Index Price” means the average of the closing prices of the Index on each of ten (10) consecutive trading days immediately preceding the date of this Agreement.

If First Merchants or any company belonging to the Index declares or effects a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding common stock, and the record date therefor shall be after the date of this Agreement and prior to the Determination Date, the prices for the common stock of such company shall be proportionately and appropriately adjusted for the purpose of applying this Section 10.1(i).

10.2   Effect of Termination. Except as provided below, in the event that this Agreement is terminated pursuant to the provisions of Section 10.1 hereof, this Agreement shall forthwith become void and, no party shall have any liability to any other party for costs, expenses, damages or otherwise, except that Sections 7.8, 8.4, 10.2, 13.9, and 13.12 shall survive any termination of this Agreement; provided, however, that notwithstanding the foregoing, in the event that this Agreement is terminated pursuant to Section 10.1(b)(i) and (ii) hereof on account of a willful breach of any of the representations and warranties set forth herein or any willful breach of any of the agreements set forth herein, then the non-breaching party shall be entitled to recover appropriate damages from the breaching party, including, without limitation, reimbursement to the non-breaching party of its costs, fees and expenses (including attorneys’, accountants’ and advisors’ fees and expenses) incident to the negotiation, preparation and execution of this Agreement and related documentation; provided further, however, that nothing in the foregoing proviso shall be deemed to constitute liquidated damages for the breach by a party of the terms of this Agreement or otherwise limit the rights of the non-breaching party. Notwithstanding the foregoing, the following termination fees shall be payable as provided below.

(i)   In the event of termination by MBT in accordance with Section 10.1(f) or by First Merchants in accordance with Section 10.1(g), Section 10.1(h)(i) or Section 10.1(h)(ii), then MBT shall pay First Merchants the sum of Twelve Million Six Hundred Eighty Thousand and 00/100 Dollars ($12,680,000.00) as a termination fee. Such payment shall be made within ten (10) days of the date of notice of termination. First Merchants shall also be entitled to recover from MBT its reasonable attorneys’ fees incurred in the enforcement of this provision. The termination fee payable by the Company constitutes liquidated damages and not a penalty and shall be the sole remedy of First Merchants in the event of termination of this Agreement based on Sections 10.1(f), 10.1(g), 10.1(h)(i) or 10.1(h)(ii).

(ii)   If this Agreement is terminated by either party pursuant to Section 10.1(e) as a result of the failure to obtain any of the required regulatory approvals and such failure is a result of a regulatory issue directly and solely related to First Merchants, First Merchants shall pay to MBT an amount in cash equal to Two Million Five Hundred Thousand Dollars ($2,500,000).

SECTION 11

EFFECTIVE DATE OF MERGER

Subject to the terms and upon satisfaction of all requirements of law and the conditions specified in this Agreement, the Merger shall become effective at the close of business on the day specified in the Articles of Merger of MBT with and into First Merchants as filed with the Secretary of State of the State of Indiana and the Certificate of Merger of MBT with and into First Merchants as filed with the Michigan Corporations Division (the “Effective Date”). Unless otherwise agreed to by the parties, the Effective Date shall be no later than the last business day of the month in which both (a) any waiting period following the last approval of the Merger and Bank Merger by a state or federal regulatory agency or governmental authority expires and (b) the conditions precedent to the Merger and the Bank Merger outlined in Section 9 have been satisfied.

SECTION 12

CLOSING

12.1   Closing Date and Place. The closing of the Merger (the “Closing”) and the Bank Merger shall take place at the main office of First Merchants on the Effective Date or at such other time and place as mutually agreed to by First Merchants and MBT.

12.2   Merger-Articles of Merger. Subject to the provisions of this Agreement, on the Effective Date, the Articles of Merger shall be duly filed with the Secretary of State of the State of Indiana, and the Certificate of Merger shall be duly filed with the Michigan Corporations Division.

12.3   Bank Merger-Articles of Merger. Subject to the provisions of this Agreement, on the Effective Date, articles of merger, certificates of merger or other filings necessary to consummate the Bank Merger shall be duly filed.

SECTION 13

MISCELLANEOUS

13.1   Effective Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but none of the provisions hereof shall inure to the benefit of any other person, firm, or corporation whomsoever; except that (a) the terms and provisions of Sections 8.2(c) and 8.5 of this Agreement shall inure to the benefit of the current and former employees, officers and directors of MBT, as applicable, as specified in such sections and shall be enforceable by such individuals against First Merchants, and (b) the terms and provisions of Section 3.4 shall inure to the benefit of the former shareholders of MBT. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned or transferred by either party hereto without the prior written consent of the other party.

13.2   Waiver; Amendment.

(a)   First Merchants and MBT may, by an instrument in writing executed in the same manner as this Agreement: (i) extend the time for the performance of any of the covenants or agreements of the other party under this Agreement; (ii) waive any inaccuracies in the representations or warranties of the other party contained in this Agreement or in any document delivered pursuant hereto or thereto; (iii) waive the performance by the other party of any of the covenants or agreements to be performed by it or them under this Agreement; or (iv) waive the satisfaction or fulfillment of any condition the nonsatisfaction or nonfulfillment of which is a condition to the right of the party so waiving to terminate this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach hereunder.

(b)   Notwithstanding the prior approval by the shareholders of MBT, this Agreement may be amended, modified or supplemented by the written agreement of MBT, First Merchants, the Bank and FMB without further approval of such shareholders, except that no such amendment, modification or supplement shall decrease the consideration specified in Section 3 hereof, or shall otherwise materially adversely affect the rights of the shareholders of MBT or the tax consequences of the Merger to the shareholders of MBT without the further approval of such shareholders.

13.3   Notices. Any and all notices or other communications required or permitted under this Agreement shall be in writing and shall be deemed to be given (i) when delivered in person, or (ii) on the day of transmission if sent via facsimile transmission to the facsimile number given below, provided telephonic confirmation of receipt is obtained promptly after completion of transmission, or (iii) on the fifth (5th) day after sent by certified or registered mail, postage prepaid, return receipt requested, addressed as follows:

If to First Merchants:	With a copy to:
200 E. Jackson Street Muncie, IN 47305 Attn: Brian T. Hunt, Esq. General Counsel FAX: (765) 741-7283	Bingham Greenebaum Doll LLP 2700 Market Tower 10 West Market Street Indianapolis, Indiana 46204-2982 Attn: Jeremy E. Hill, Esq. FAX: (317) 236-9907
If to MBT:	With a copy to:
102 E. Front Street Monroe, Michigan 48161 Attn: H. Douglas Chaffin President and Chief Executive Officer FAX: (734) 241-3431	Shumaker, Loop & Kendrick LLP 1000 Jackson Street Toledo, OH 43604 Attn: Martin D. Werner, Esq. FAX: (419) 241-6894

or to such substituted address as any of them have given to the other in writing.

13.4   Headings. The headings in this Agreement have been inserted solely for the ease of reference and should not be considered in the interpretation or construction of this Agreement.

13.5   Severability. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal, or unenforceable provision or provisions had never been contained herein.

13.6   Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument. In addition, this Agreement and the documents to be delivered hereunder may be executed by the parties hereto either manually or by facsimile signatures, each of which shall constitute an original signature.

13.7   Governing Law. This Agreement is executed in and shall be construed in accordance with the laws of the State of Indiana, without regard to choice of law principles.

13.8   Entire Agreement. This Agreement supersedes any other agreement, whether oral or written, between First Merchants and MBT relating to the matters contemplated hereby, and constitutes the entire agreement between the parties hereto.

13.9   Expenses. First Merchants and MBT shall each pay their own expenses incidental to the transactions contemplated hereby. It is understood that the fees of the investment bankers for the fairness opinion desired hereunder shall be borne by the engaging party whether or not the Merger is consummated. This provision shall survive the Effective Date or the earlier termination of this Agreement.

13.10   Securityholder Litigation. Each party shall notify the other party hereto in writing of any litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement that is brought, or, to the knowledge of either party, threatened in writing, against it and/or the members of its Board of Directors (any such litigation and/or the executive officers or members of the Board of Directors of a party (a “Transaction Litigation”)), and shall keep the other party reasonably informed with respect to the status thereof. Each party shall give the other party the opportunity to participate in the defense or settlement of any Transaction Litigation, and, except to the extent required by applicable law, neither party shall settle, agree to any undertakings or approve or otherwise agree to any waiver that may be sought in connection with such Transaction Litigation, without the prior written consent of the other party (which shall not be unreasonably withheld, conditioned or delayed).

13.11   Certain Definitions. For purposes of this Agreement, “MBT’s Management” means any of H. Douglas Chaffin and John L. Skibski; and “First Merchants’ Management” means any of Michael C. Rechin and Mark K. Hardwick. The phrases “to the knowledge of”, “known to” and similar formulations with respect to MBT’s Management or First Merchants’ Management means matters that are within the actual conscious knowledge of such persons after due inquiry. For purposes of this Agreement, “business day” means any day other than a Saturday, Sunday or other day that a federal savings bank or a national banking association is authorized or required by applicable law to be closed.

13.12   Survival of Contents. The provisions of Sections 7.8, 8.4, 10.2, 13.9 and this Section 13.12 shall survive beyond the termination of this Agreement. The provisions of Sections 7.8, 8.2, 8.4, 8.5, 13.9 and this Section 13.12 shall survive beyond the Effective Date.

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IN WITNESS WHEREOF, First Merchants and MBT have made and entered into this Agreement as of the day and year first above written and have caused this Agreement to be executed and attested by their duly authorized officers.

FIRST MERCHANTS CORPORATION

By:	/s/ Michael C. Rechin
Michael C. Rechin, President and Chief Executive Officer
MBT FINANCIAL CORP.

By:	/s/ H. Douglas Chaffin
H Douglas Chaffin, President and Chief Executive Officer

EXHIBIT A
AGREEMENT AND PLAN OF MERGER
Merging
MONROE BANK & TRUST,
A Michigan commercial bank,
with and into
FIRST MERCHANTS BANK
an Indiana commercial bank

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement and Plan”), made and entered into as of the 9th day of October, 2018, by and between FIRST MERCHANTS BANK, an Indiana commercial bank (“FMB”), and MONROE BANK & TRUST, a Michigan commercial bank (the “Bank”) (FMB and the Bank are sometimes referred to collectively as the “Constituent Companies”).

WITNESSETH

WHEREAS, the Constituent Companies desire to consummate the business combination transaction outlined in this Agreement and Plan pursuant to which the Bank will consolidate and merge with and into FMB in accordance with 12 U.S.C. §1828(c), the Michigan Banking Code of 1999, as amended, and the Indiana Financial Institutions Act (collectively, the “Law”);

WHEREAS, this Agreement and Plan is being executed in connection with, and the consummation of this Agreement and Plan is expressly contingent upon the closing of, that certain Agreement and Plan of Reorganization and Merger (the “Merger Agreement”) between First Merchants Corporation, an Indiana corporation (“First Merchants”) and MBT Financial Corp., a Michigan corporation (“MBT”) dated as of October 9, 2018 (the “Holding Company Merger”);

WHEREAS, the Boards of Directors of both FMB and the Bank have approved the transactions contemplated by this Agreement;

WHEREAS, First Merchants, as the sole shareholder of FMB, and MBT, as the sole shareholder of the Bank, have also adopted this Agreement and Plan and approved the transactions contemplated by this Agreement and Plan;

NOW, THEREFORE, in consideration of the premises and of the mutual provisions, agreements, covenants, conditions and grants contained in this Agreement and Plan, and in accordance with the provisions of the Law, the parties mutually covenant and agree as follows:

ARTICLE I

THE MERGER

1.1   The Merger. At the “Effective Time” (as defined below), the Bank shall be consolidated and merged with and into FMB in accordance with applicable provisions of the Law (the “Merger”). The separate existence and company organization of the Bank shall cease, and the company existence of FMB, including all its purposes, powers and objectives, shall continue unaffected and unimpaired by the Merger. FMB shall continue to be governed by the laws applicable to state-chartered nonmember commercial banks under the Law and the regulations promulgated thereunder and shall succeed to all the rights, privileges, immunities, powers, duties and liabilities of the Bank as set forth in the Law.

1.2   Further Assurances. If, after the Effective Time, FMB shall consider or be advised that any further deeds, assignments or assurances in the Law or any other things are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in FMB, its right, title or interest in, to or under any rights, properties or assets of the Bank, or (b) otherwise carry out the purposes of this Agreement and Plan, the Bank and its officers and directors shall be deemed to have granted to FMB an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in FMB and otherwise to carry out the purposes of this Agreement and Plan, and the officers and directors of FMB are authorized in the name of the Bank or otherwise to take any and all such action.

1.3   Offices. Immediately following the Merger, FMB’s principal office shall be located at 200 East Jackson Street, Muncie, Indiana 47305 and the Bank’s principal office at 102 E. Front Street, Monroe, Michigan 48161 shall become a branch office of FMB.

1.4   Savings Accounts. By virtue of the Merger, savings accounts held at the Bank shall automatically, by operation of law, become savings accounts held at FMB.

ARTICLE II

ARTICLES OF INCORPORATION, CODE OF BYLAWS
BOARD OF DIRECTORS AND OFFICERS

2.1   Name. The name of the surviving bank shall be “First Merchants Bank.”

2.2   Articles of Incorporation. The Articles of Incorporation of FMB shall be the Articles of Incorporation of the surviving bank.

2.3   Code of Bylaws. The Code of Bylaws of FMB (the “Code of Bylaws”) shall be the Code of Bylaws of the surviving bank.

2.4   Officers and Directors. The directors of FMB shall all remain directors of the surviving bank and shall hold such offices from the Effective Time until their respective successors are duly elected and qualified in the manner provided in the Code of Bylaws. The officers of FMB shall all remain officers of the surviving bank and shall hold such offices from the Effective Time until their respective successors are duly elected and qualified in the manner provided in the Code of Bylaws.

ARTICLE III

CAPITAL STOCK OF THE SURVIVING BANK

3.1   Shares of the Bank. At the Effective Time, by virtue of the Merger and without any further action on the part of FMB or the Bank, all ten million (10,000,000) issued and outstanding shares of the common capital stock of the Bank, whose separate existence shall cease, shall automatically and by operation of law be canceled, void and of no further effect.

3.2   Shares of FMB. At the Effective Time, by virtue of the Merger and without any further action on the part of FMB or the Bank, all one hundred fourteen thousand (114,000) issued and outstanding shares of the common capital stock of FMB, shall represent all of the issued and outstanding shares of the common capital stock of the surviving bank.

ARTICLE IV

NO DISSENTING SHAREHOLDERS

First Merchants, as the sole shareholder of FMB, and MBT, as the sole shareholder of the Bank, have adopted this Agreement and Plan and approved and consented to this Merger.

ARTICLE V

GENERAL PROVISION

5.1   Condition Precedent to Closing. The following conditions must be satisfied prior to the closing of the Merger:

(a)   appropriate approvals must be obtained from or notices filed with the Indiana Department of Financial Institutions and the Federal Deposit Insurance Corporation; and

(b)   the Holding Company Merger must occur.

5.2   Effective Time. The Merger shall become effective immediately following the Holding Company Merger, or such later time as designated by First Merchants and otherwise approved by the Indiana Department of Financial Institutions and the Federal Deposit Insurance Corporation (the “Effective Time”).

5.3   Manner of Termination. This Agreement and Plan and the transactions contemplated hereby may be terminated at any time prior to the Effective Time:

(a)   by the mutual consent of FMB and the Bank; or

(b)   automatically and without further action by either FMB or the Bank if the Merger Agreement is terminated for any reason.

5.4   Effect of Termination. Upon termination as provided in Section 5.3, this Agreement and Plan shall be void and of no further force or effect, and there shall be no obligation on the part of FMB or the Bank or their respective officers, directors, employees, agents, or shareholders, except for payment of their respective expenses in connection with this Agreement and Plan.

[The remainder of this page was intentionally left blank.]

IN WITNESS WHEREOF, the parties have executed this Agreement and Plan by their respective officers duly authorized as of the date and year first above written.

“FMB”	FIRST MERCHANTS BANK,
an Indiana state commercial bank,
ATTEST:

Secretary/Cashier	By:
Printed: Michael C. Rechin
Its: President and Chief Executive Officer
“BANK”	MONROE BANK & TRUST,
an Michigan state commercial bank,
ATTEST:

Secretary/Cashier	By:
Printed: H. Douglas Chaffin
Its: President and Chief Executive Officer

ANNEX B

October 9, 2018

Board of Directors
MBT Financial Corp.
102 East Front Street
Monroe, MI 48161

Ladies and Gentlemen:

MBT Financial Corp. (“MBT”) and First Merchants Corporation (“First Merchants”) are proposing to enter into an Agreement and Plan of Reorganization and Merger (the “Agreement”) pursuant to which MBT will, subject to the terms and conditions set forth in the Agreement, merge with and into First Merchants with First Merchants being the surviving entity (the “Merger”). Pursuant to the terms and conditions of the Agreement, at the Effective Time, each share of MBT’s common stock, no par value (“MBT Common Stock”), issued and outstanding immediately prior to the Effective Time, except for certain shares of MBT Common Stock as specified in the Agreement, shall be entitled to receive a 0.2750 share (the “Exchange Ratio”) of the common stock, no par value, of First Merchants (“First Merchants Common Stock”). Capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of MBT Common Stock.

Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”, “we” or “our”), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) a draft of the Agreement, dated October 6, 2018; (ii) certain publicly available financial statements and other historical financial information of MBT that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of First Merchants that we deemed relevant; (iv) publicly available consensus median analyst earnings per share estimates for MBT for the years ending December 31, 2018 through December 31, 2020, as well as a long-term earnings per share growth rate for the years thereafter and dividends per share for the years ending December 31, 2018 through December 31, 2022, as provided by the senior management of MBT; (v) publicly available consensus median analyst earnings per share estimates for First Merchants for the years ending December 31, 2018 through December 31, 2020, as well as a long-term earnings per share growth rate for the years thereafter and dividends per share for the years ending December 31, 2018 through December 31, 2020 with an estimated dividend payout ratio for the years thereafter, as provided by the senior management of First Merchants; (vi) the pro forma financial impact of the Merger on First Merchants based on certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as provided by the senior management of First Merchants; (vii) the publicly reported historical price and trading activity for MBT Common Stock and First Merchants Common Stock, including a comparison of certain stock market information for MBT Common Stock and First Merchants Common Stock and certain stock indices as well as publicly available information for certain other similar companies, the securities of which are publicly traded; (viii) a comparison of certain financial information for MBT and First Merchants with similar financial institutions for which information is publicly available; (ix) the financial terms of certain recent business combinations in the bank and thrift industry (on a regional and nationwide basis), to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the management of MBT and its representatives the business, financial condition, results of operations and prospects of MBT and held similar discussions with certain members of the management of First Merchants and its representatives regarding the business, financial condition, results of operations and prospects of First Merchants.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by us from public sources, that was provided to us by MBT or First Merchants or their respective representatives, or that was otherwise reviewed by us, and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have relied on the assurances of the respective managements of MBT and First Merchants that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of MBT or First Merchants or any of their respective subsidiaries, nor have we been furnished with any such evaluations or appraisals. We render no opinion or evaluation on the collectability of any assets or the future performance of any loans of MBT or First Merchants. We did not make an independent evaluation of the adequacy of the allowance for loan losses of MBT or First Merchants, or of the combined entity after the Merger, and we have not reviewed any individual credit files relating to MBT or First Merchants. We have assumed, with your consent, that the respective allowances for loan losses for both MBT and First Merchants are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler O’Neill used publicly available consensus median analyst earnings per share estimates for MBT for the years ending December 31, 2018 through December 31, 2020, as well as a long-term earnings per share growth rate for the years thereafter and dividends per share for the years ending December 31, 2018 through December 31, 2022, as provided by the senior management of MBT. In addition, Sandler O’Neill used publicly available consensus median analyst earnings per share estimates for First Merchants for the years ending December 31, 2018 through December 31, 2020, as well as a long-term earnings per share growth rate for the years thereafter and dividends per share for the years ending December 31, 2018 through December 31, 2020 with an estimated dividend payout ratio for the years thereafter, as provided by the senior management of First Merchants. Sandler O’Neill also received and used in its pro forma analyses certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as provided by the senior management of First Merchants. With respect to the foregoing information, the respective managements of MBT and First Merchants confirmed to us that such information reflected (or, in the case of the publicly available analyst estimates referred to above, were consistent with) the best currently available estimates and judgments of those respective managements as to the future financial performance of MBT and First Merchants, respectively, and the other matters covered thereby, and we assumed that the future financial performance reflected in such information would be achieved. We express no opinion as to such information, or the assumptions on which such information is based. We have also assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of MBT or First Merchants since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that MBT and First Merchants will remain as going concerns for all periods relevant to our analysis.

We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on MBT, First Merchants, the Merger or any related transactions, (iii) the Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements, and (iv) the Merger will qualify as a tax-free reorganization for federal income tax purposes. Finally, with your consent, we have relied upon the advice that MBT has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement. We express no opinion as to any such matters.

Our opinion is necessarily based on financial, regulatory, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading values of MBT Common Stock or First Merchants Common Stock at any time or what the value of First Merchants Common Stock will be once it is actually received by the holders of MBT Common Stock.

We have acted as MBT’s financial advisor in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon closing of the Merger. We will also receive a fee for rendering this opinion. MBT has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. In the two years preceding the date hereof we have provided certain other investment banking services to MBT. Most recently, Sandler O’Neill was retained by MBT in August 2017 to act as MBT’s financial advisor in connection with a possible business combination, which transaction was never consummated. As we have previously informed the Board of Directors of MBT, in the two years preceding the date hereof we have provided certain investment banking services to First Merchants. Most recently, Sandler O’Neill acted as (i) financial advisor in connection with First Merchants’ acquisition of Independent Alliance Banks, Inc., which transaction closed in July 2017, and (ii) financial advisor in connection with First Merchants’ acquisition of Arlington Bank, which transaction closed in May 2017. In addition, in the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to MBT, First Merchants and their respective affiliates. We may also actively trade the equity and debt securities of MBT, First Merchants and their respective affiliates for our own account and for the accounts of our customers.

Our opinion is directed to the Board of Directors of MBT in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any shareholder of MBT as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the Agreement and the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Exchange Ratio to the holders of MBT Common Stock and does not address the underlying business decision of MBT to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for MBT or the effect of any other transaction in which MBT might engage. We also do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any officer, director or employee of MBT or First Merchants, or any class of such persons, if any, relative to the compensation to be received in the Merger by any other shareholder. This opinion has been approved by Sandler O’Neill’s fairness opinion committee. This opinion may not be reproduced without Sandler O’Neill’s prior written consent; provided, however, Sandler O’Neill will provide its consent for the opinion to be included in regulatory filings to be completed in connection with the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to holders of MBT Common Stock from a financial point of view.

Very truly yours,

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